Filed pursuant to Rule 424(b)(5)
PROSPECTUS SUPPLEMENT                                Registration Nos. 333-40055
(To Prospectus Dated June 10, 1998)                             and 333-40055-01


                           7,000,000 Depositary Shares

                              MEDITRUST CORPORATION
                    EACH REPRESENTING ONE-TENTH OF A SHARE OF
                9% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

                                 --------------
                 (Par Value $0.10 per Share of Preferred Stock)
                (Liquidation Preference $25 per Depositary Share)
                                 --------------

     Each of the 7,000,000 Depositary Shares offered hereby (the "Depositary Shares") represents a one-tenth interest in a share of 9% Series A Cumulative
 Redeemable Preferred Stock, par value $0.10 per share (the "Series A Preferred Stock"), of Meditrust Corporation (the "Corporation"), a self-administered real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended, to be deposited with the Preferred Stock Depositary (as defined herein), and entitles the holder to all proportionate rights and preferences of the Series A Preferred Stock (including dividend, voting, redemption and liquidation rights and preferences). The liquidation preference of each share of
 Series A Preferred Stock is $250 (equivalent to $25 per Depositary Share). See
      "Description of the Series A Preferred Stock and Depositary Shares."

   Dividends on the Series A Preferred Stock are cumulative from the date of original issuance and are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (or, if not a business day, on the next succeeding business day), commencing September 30, 1998, at the rate of 9% of the liquidation preference per annum (equivalent to an annual rate of $2.25 per Depositary Share). See "Description of the Series A
               Preferred Stock and Depositary Shares--Dividends."

    The Series A Preferred Stock and the Depositary Shares representing such Series A Preferred Stock are not redeemable prior to June 17, 2003. On and after June 17, 2003, the Series A Preferred Stock may be redeemed for cash at the option of the Corporation, in whole or from time to time in part, at a redemption price of $250 per share (equivalent to $25 per Depositary Share), plus accrued and unpaid dividends, if any, to the redemption date. The redemption price (other than the portion consisting of accrued and unpaid dividends) will be payable solely out of the sale proceeds of other capital stock of the Corporation, which may include other series of the Corporation's preferred stock, and from no other source. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and, except under the limited circumstances described below, will not be convertible into any other securities of the Corporation.
     See "Description of the Series A Preferred Stock and Depositary Shares --Redemption." However, the Corporation will be entitled to purchase Series A
   Preferred Stock and Depositary Shares from the holders thereof to preserve its status as a REIT for Federal income tax purposes. In addition, certain proposed amendments to the Corporation's certificate of incorporation, if approved by its stockholders, would, among other things (i) provide for the
     Series A Preferred Stock to be converted into Excess Stock (as defined herein) if a holder acquired more than 9.25% of the outstanding shares of Series A Preferred Stock and (ii) permit the Corporation to purchase such
          Excess Stock. See "Restrictions on Ownership and Transfer."

                                --------------

 Application has been made to list the Depositary Shares on the New York Stock
   Exchange (the "NYSE"). If approval is obtained, trading of the Depositary
    Shares on the NYSE is expected to commence within a 30-day period after the initial delivery of the Depositary Shares. The Series A Preferred Stock
      represented by the Depositary Shares will not be so listed, and the Corporation does not expect that there will be any trading market for the
             Series A Preferred Stock except as represented by the
                     Depositary Shares. See "Underwriters."

                                 --------------
      SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE DEPOSITARY SHARES.
                                 --------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH
      IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------
                         PRICE $25 PER DEPOSITARY SHARE
                                 --------------

                                                      Underwriting
                                     Price to         Discounts and      Proceeds to
                                     Public(1)       Commissions(2)     Corporation(3)
                                 ----------------   ----------------   ---------------
Per Depositary Share .........       $25.00            $.7875              $24.2125
Total(4) .....................    $175,000,000       $5,512,500         $169,487,500

------------
(1) Plus accrued dividends, if any, from the date of original issuance.
(2) The Corporation has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
(3) Before deducting expenses payable by the Corporation estimated at $500,000.

(4) The Corporation has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 1,050,000 additional Depositary Shares at the price to public, less underwriting discounts and commissions, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Corporation will be $201,250,000, $6,339,375 and $194,910,625, respectively. See "Underwriters."

                                 --------------

     The Depositary Shares are offered by the Underwriters, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Brown & Wood LLP, counsel for the Underwriters. It is expected that delivery of temporary Depositary Receipts (as defined herein) evidencing the Depositary Shares will be made on or about June 17, 1998 at the office of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                                 --------------
MORGAN STANLEY DEAN WITTER

                     PAINEWEBBER INCORPORATED

                                   PRUDENTIAL SECURITIES INCORPORATED

                                                        SALOMON SMITH BARNEY
                                 --------------

BT ALEX. BROWN                               DONALDSON, LUFKIN & JENRETTE
                                                SECURITIES CORPORATION

June 10, 1998

     No person is authorized in connection with the offering made hereby to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Corporation or by any Underwriter. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, nor do they constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any offer or sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Corporation since the date hereof.

     Unless otherwise expressly stated or the context otherwise requires, all of the information set forth in this Prospectus Supplement assumes that the over-allotment option granted to the Underwriters is not exercised.

                                ----------------

                                TABLE OF CONTENTS

                              Prospectus Supplement


                                                                            Page
                                                                            ----
The Meditrust Companies ................................................... S-3
Certain Recent Developments ............................................... S-5
Properties ................................................................ S-7
Use of Proceeds ........................................................... S-8
Capitalization ............................................................ S-8
Selected Historical Financial Data ........................................ S-10
Selected Pro Forma Financial Data ......................................... S-14
Management's Discussion and Analysis of Financial Condition and
 Results of Operations .................................................... S-16
Description of the Series A Preferred Stock and Depositary Shares ......... S-23
Restrictions on Ownership and Transfer .................................... S-28
Certain Federal Income Tax Considerations ................................. S-32
Underwriters .............................................................. S-34
Legal Matters ............................................................. S-35
Forward-Looking Statements ................................................ S-36
Unaudited Pro Forma Financial Statements .................................. F-1


                                   Prospectus


                                                                            Page
                                                                            -----
Available Information .....................................................   2
Incorporation of Certain Documents By Reference ...........................   3
Risk Factors ..............................................................   4
The Meditrust Companies ...................................................  19
Ratios of Earnings to Fixed Charges and to Combined Fixed Charges
  and Preferred Stock Dividends ...........................................  21
Use of Proceeds ...........................................................  21
Description of Capital Stock ..............................................  22
Description of Paired Common Stock ........................................  27
Description of Preferred Stock ............................................  27
Description of Depositary Shares ..........................................  34
Description of Series Common Stock ........................................  39
Description of Debt Securities ............................................  41
Description of Securities Warrants ........................................  45
Federal Income Tax Considerations .........................................  48
Plan of Distribution ......................................................  58
Legal Matters .............................................................  59
Interests of Named Experts and Counsel ....................................  59
Experts ...................................................................  59


                               ----------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEPOSITARY SHARES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, DEPOSITARY SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                             THE MEDITRUST COMPANIES

     Unless otherwise expressly stated or the context otherwise requires (i) references to the "Corporation" mean Meditrust Corporation, a Delaware corporation, and its consolidated subsidiaries and its predecessor, Meditrust, a Massachusetts business trust, and its consolidated subsidiaries (Meditrust is sometimes referred to herein as the "Corporation's Predecessor"), (ii) references to the "Operating Company" mean Meditrust Operating Company, a Delaware corporation, and its consolidated subsidiaries, and (iii) references to the "Companies" or "The Meditrust Companies" mean the Corporation and the Operating Company.


The Corporation

     The Corporation is a self-administered real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), which has historically invested primarily in health care related real property in locations throughout the United States. The Corporation also invests in other entities outside of the United States which make similar health care related real property investments. As a result of recent acquisitions, the Corporation also owns golf courses and golf related properties. In addition, the Corporation owns an approximately 400 acre parcel of land in Arcadia, California on which Santa Anita Park, a thoroughbred horse racing facility (the "Race Track"), is located, a 50% interest in the operations of the Santa Anita Fashion Park Mall, a 1.1 million square foot regional shopping mall, and Santa Anita Medical Plaza, a six story, 85,000 square foot medical office building, and certain land under development and held for development. Additionally, the Corporation owns a 24-acre undeveloped land parcel in Southern California.

     As described below under "Certain Recent Developments," the Companies have entered into an agreement to acquire La Quinta Inns, Inc. ("La Quinta"), a fully-integrated lodging company, and on May 29, 1998 acquired Cobblestone Holdings, Inc. ("Cobblestone"), a privately-held company which owned and operated golf courses in the United States. As a result of the Cobblestone acquisition, the Corporation has made a significant investment in golf courses. If the La Quinta acquisition is consummated, the Corporation will have made a significant investment in hotels and related lodging facilities. See "Certain Recent Developments" and "Unaudited Pro Forma Financial Statements."

     The Corporation's total gross investments were $3,167,723,000 at March 31, 1998. As of March 31, 1998, the Corporation had investments in 466 health care related facilities, consisting of 216 long-term care facilities, 26 rehabilitation hospitals, 186 retirement and assisted living facilities, six psychiatric, alcohol and substance abuse facilities, 31 medical office buildings, one acute care hospital campus and, as described above, also owned the Race Track, five golf courses, a 50% interest in a fashion mall, and land under development and land held for development. As of March 31, 1998, the properties were located in 40 different states and the health care related properties were operated by 37 health care companies. Of the 37 different operators, as of March 31, 1998, 14 were publicly-traded companies (i.e., Sun Healthcare Group, Inc., Emeritus Corporation, Tenet Healthcare, Harborside Healthcare Corporation, ARV Assisted Living, Columbia/HCA Healthcare Corporation, Integrated Health Services, Inc., Alternative Living Services, Inc., HealthSouth Rehabilitation Corporation, Assisted Living Concepts, Inc., Mariner Health Group, Inc., Karrington HealthCare, Inc., Genesis Healthcare Ventures, Inc. and Youth Services International, Inc.). At March 31, 1998, long-term care facilities constituted approximately 46% of the Corporation's total real estate investments.

     Historically, the Corporation's investments have typically taken the form of permanent mortgage loans, sale/ leaseback transactions and development projects. Generally, the Corporation has entered into development projects where, upon completion of the facility, the Corporation's development funding is to be replaced by either a permanent mortgage loan or a sale/leaseback transaction with the Corporation. As of March 31, 1998 permanent mortgage loans constituted 35%, sale/leaseback transactions constituted 51%, development financing constituted 7%, and medical office buildings owned and managed by the Corporation constituted 7% of the Corporation's portfolio as measured by gross real estate investments.

     The Corporation was organized to qualify, and intends to continue to operate, as a REIT in accordance with Federal tax laws and regulations. So long as the Corporation so complies, with limited exceptions, the Corporation will not be taxed under Federal income tax laws on that portion of its taxable income that it distributes to its shareholders. See "Risk Factors--Tax Risks Related to Real Estate Investment Trusts" and "Federal Income Tax Considerations" in the accompanying Prospectus and "Certain Federal Income Tax Considerations" herein.

The Operating Company

     The Operating Company is engaged in thoroughbred horse racing and, as a result of the recent Cobblestone acquisition, the operation of golf course properties. The thoroughbred horse racing operation is conducted by Los Angeles Turf Club, Incorporated ("LATC") (a wholly-owned subsidiary of The Santa Anita Companies, Inc., itself a wholly-owned subsidiary of the Operating Company), which leases the Race Track from the Corporation. The Operating Company believes that the Race Track is one of the premier thoroughbred horse racing venues in North America. The Operating Company has conducted a winter live thoroughbred horse racing meet at the Race Track each year since 1934 (except for three years during World War II). In addition, the Race Track has been the site of a fall meet conducted by Oak Tree Racing Association, which has subleased the Race Track from LATC since 1969. The Race Track was the location of the 1986 and 1993 Breeders' Cup Championships. As a result of the recent acquisitions, including the Cobblestone acquisition, the Operating Company manages, through subsidiaries, golf courses and golf related facilities in Arizona, California, Florida, Georgia, Texas and Virginia.


Santa Anita Mergers

     On November 5, 1997, the Corporation's Predecessor merged with Santa Anita Realty Enterprises, Inc. ("Realty"), with Realty as the surviving corporation, whereupon Realty changed its name to Meditrust Corporation. At the same time, Meditrust Acquisition Company ("MAC"), a Massachusetts business trust and newly formed subsidiary of the Corporation's Predecessor, merged with Santa Anita Operating Company ("SAOC"), with SAOC as the surviving corporation, whereupon SAOC changed its name to Meditrust Operating Company. The mergers (the "Santa Anita Mergers") were accounted for as reverse acquisitions whereby the Corporation's Predecessor and MAC were treated as the acquirors for accounting purposes. Accordingly, unless otherwise expressly stated or the context otherwise requires, the historical financial information with respect to the Corporation, the Operating Company and the Companies included in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference therein as of any dates and for any periods prior to November 5, 1997 is that of the Corporation's Predecessor and MAC and not of Realty or SAOC.


Series A Preferred Stock Constitutes an Equity Interest Only in the Corporation

     As described in the accompanying Prospectus, the Corporation is a "paired share" real estate investment trust because the shares of its common stock (the "REIT Common Stock") may be issued and transferred only together with an equal number of shares of common stock of the Operating Company (the "Operating Common Stock" and, together with the REIT Common Stock, the "Paired Common Stock" or the "Shares"). The Shares trade as a single unit on the NYSE. See "Description of Capital Stock--The Pairing" in the accompanying Prospectus.

     The Series A Preferred Stock is being issued exclusively by the Corporation and will constitute an equity interest only in the Corporation. The Series A Preferred Stock will not constitute an equity interest in, and will not otherwise be an obligation of, the Operating Company. The Series A Preferred Stock and the Depositary Shares will not be paired with any capital stock of the Operating Company.

     In that regard, this Prospectus Supplement, the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference therein include historical and pro forma financial statements and other information concerning the Corporation as well as the combined Companies and the Operating Company. Although the Corporation believes that prospective investors should carefully evaluate all such information in making their investment decision, prospective investors are reminded that the Operating Company will have no obligation whatsoever with respect to the Series A Preferred Stock or the Depositary Shares offered hereby.

                           CERTAIN RECENT DEVELOPMENTS


     On January 3, 1998, the Companies entered into a merger agreement with La Quinta pursuant to which La Quinta will merge with and into the Corporation with the Corporation being the surviving corporation (the "La Quinta Merger"). If the La Quinta Merger is consummated, holders of La Quinta common stock will receive in exchange therefor cash and newly-issued shares of Paired Common Stock of the Companies with an aggregate value of approximately $1.65 billion, subject to certain adjustments. In addition, the Corporation will assume or retire approximately $961 million of La Quinta's existing indebtedness. La Quinta is a fully- integrated lodging company that focuses on the ownership, operation and development of its two hotel products: (i) La Quinta Inns, a chain positioned in the mid-price segment without food and beverage facilities, and (ii) La Quinta Inn & Suites, a new concept positioned at the upper end of the mid-price segment without food and beverage facilities. As of April 22, 1998, La Quinta owned and operated 274 hotels with a total of over 35,000 rooms. The La Quinta Merger is expected to close in the second quarter of 1998 and is subject to various conditions including approval of the La Quinta Merger by two-thirds of the outstanding shares of La Quinta common stock, by a majority of the outstanding shares of the Corporation and by a majority of the outstanding shares of the Operating Company. Only shareholders of record on April 22, 1998 will be entitled to vote in respect of the La Quinta Merger and, accordingly, holders of the Depositary Shares offered hereby will not be entitled to vote in respect thereof.

     On May 29, 1998, the Companies completed the acquisition of Cobblestone, parent of Cobblestone Golf Group, Inc., in which Cobblestone merged with and into the Corporation with the Corporation as the surviving corporation (the "Cobblestone Merger"). As a result of the Cobblestone Merger, holders of all of the issued and outstanding preferred and common stock of Cobblestone received in exchange therefor approximately 8,177,300 newly-issued shares of Paired Common Stock of the Companies with an aggregate market value of approximately $230 million. In addition, under the terms of the Cobblestone merger agreement, approximately $169 million of Cobblestone debt and associated costs were paid off in cash by the Corporation at the time of the Cobblestone Merger with the proceeds from borrowings under the Corporation's credit facilities. Cobblestone was previously a privately-held company which owned and operated golf courses in the United States. As a result of the Cobblestone Merger, the Corporation succeeded to Cobblestone's portfolio of 27 facilities with 31 golf courses in Arizona, California, Florida, Georgia, Texas and Virginia. The portfolio includes ten private country clubs, eight semi-private clubs and nine daily fee courses.


     Although the Corporation believes that the La Quinta Merger will be consummated as planned, the La Quinta Merger is subject to various conditions and contingencies, and there can be no assurance that the terms of such merger will not be changed or that such merger will be consummated by the currently anticipated date or at all. In addition, prospective investors should carefully review the information under "Risk Factors" in the accompanying Prospectus for a description of certain risks relating to both the proposed La Quinta Merger and the assets and businesses acquired in the Cobblestone Merger. In that regard, the Corporation will require additional financing in order to fund the cash payable in connection with the La Quinta Merger (including an anticipated cash dividend which the Corporation will be required to distribute in connection therewith) and to assume or retire indebtedness in connection with the La Quinta Merger. The Corporation is currently evaluating a number of possible sources of funding for the foregoing purposes.

     On March 6, 1998, the Corporation entered into an agreement to acquire five golf courses located in Texas from the IRI Golf Group ("IRI"), a privately held owner and manager of golf facilities, for $41 million in cash. The Corporation completed the acquisition of three of the courses on the same date, and the acquisitions of the other two courses closed shortly thereafter. The Corporation also acquired an 18-hole golf course facility in Virginia on May 4, 1998 for a purchase price of $8.65 million in cash, a golf course in Georgia on May 19, 1998 for a purchase price of $13.3 million in cash and has agreed to purchase a total of eleven additional golf courses located in Florida, North Carolina, New Jersey and Texas from several different sellers for an aggregate of approximately $117 million in cash. There can be no assurance that these pending acquisitions will be completed. The golf courses currently owned by the Corporation are being managed by subsidiaries of the Operating Company.

     On February 26, 1998, the Companies entered into two transactions with Merrill Lynch International, a UK-based broker/dealer subsidiary of Merrill Lynch & Co., Inc. ("MLI"). Pursuant to the terms of a stock purchase agreement, MLI purchased 8,500,000 shares of Series A Non-Voting Convertible Common Stock from each of the Companies at a purchase price of $32.625 per share. The Series A Non-Voting Convertible Common Stock is non-voting paired Series Common Stock (as defined in the accompanying Prospectus) that will convert to shares of

Paired Common Stock on the earlier of (a) the business day following the date on which the stockholders of the Companies have approved the La Quinta Merger or
(b) the date of any termination of the La Quinta merger agreement. Net proceeds from this private placement of securities were approximately $272,000,000 and were used by the Companies to repay existing indebtedness. In addition, pursuant to the terms of the stock purchase agreement, MLI is prohibited from disposing of these shares during the period in which the Meeting Day Price (as defined under "Unaudited Pro Forma Financial Statements") is determined. In connection with the issuance of the Series A Non-Voting Convertible Common Stock, the Companies entered into a Purchase Price Adjustment Mechanism Agreement, dated as of February 26, 1998, with MLI (the "Price Adjustment Agreement"), pursuant to which the parties agreed to adjust the purchase price of the 8,500,000 paired shares of Series A Non-Voting Convertible Common Stock on or prior to February 26, 1999 by the difference between (i) the market price for the Shares at the time of the settlement and (ii) a reference price (the "Reference Price") based on the closing price for the Shares on February 25, 1998 plus a forward accretion, minus an adjustment to reflect distributions on the Shares during the transaction period (such difference, the "Price Difference"). If the Price Difference is positive, MLI is obligated to deliver Shares or cash to the Companies equal in value to the aggregate Price Difference. If the Price Difference is negative, the Companies are obligated to deliver additional Shares equal in value to the aggregate Price Difference to MLI. In the event that the market price for the Shares at the time of settlement is lower than the Reference Price, the Companies will have to deliver additional Shares to MLI, which would have dilutive effects on the capital stock of the Companies. Additionally, under certain adverse market conditions, MLI has the right to accelerate the settlement of all or a portion of the obligation under the Price Adjustment Agreement. Such early settlement may force the Companies to issue Shares at a depressed price, which may heighten the dilutive effects on the capital stock of the Companies.

     In connection with its annual meeting of shareholders to be held on June 18, 1998, the Corporation is soliciting the vote of its shareholders to approve certain amendments to its certificate of incorporation which, if approved, would add certain additional, more stringent, restrictions on the ownership and transfer of the Corporation's capital stock (including the Series A Preferred Stock) which are intended to preserve the Corporation's status as a REIT for federal income tax purposes. Only shareholders of the Corporation of record on April 22, 1998 will be entitled to vote in respect of such proposed amendments and, accordingly, holders of the Depositary Shares offered hereby will not be entitled to vote in respect of such proposed amendments. See "Restrictions on Ownership and Transfer."


     On June 9, 1998, the Corporation obtained signed commitments from a bank group to provide a $2.25 billion credit facility. If this new credit facility is entered into, it will replace the Corporation's current $365 million credit facilities. The commitments of the bank group are subject to certain conditions.


     For certain other recent developments, see "The Meditrust Companies--Recent Developments" in the accompanying Prospectus.

                                  PROPERTIES

     The following chart sets forth certain information regarding the Corporation's properties on a state-by-state basis as of March 31, 1998:


                                  Number of       Investments(1)
            State                Properties       (in thousands)      % of Total
-----------------------------   ------------   -------------------   -----------
Alabama .....................          1          $    7,759            .24%
Arizona .....................         12             143,826           4.54%
Arkansas ....................          7              37,594           1.19%
California ..................         24             386,187          12.19%
Colorado ....................         17              87,761           2.77%
Connecticut .................         17             122,529           3.87%
Delaware ....................          1               3,928            .12%
Florida .....................         65             468,679          14.80%
Georgia .....................          1               2,489            .08%
Idaho .......................          7              47,491           1.50%
Indiana .....................         17              84,273           2.66%
Kansas ......................         10              37,660           1.19%
Kentucky ....................          2              25,054            .79%
Louisiana ...................          3              30,670            .97%
Maryland ....................          1              18,188            .57%
Massachusetts ...............         40             368,526          11.63%
Michigan ....................         13              64,684           2.04%
Minnesota ...................          6               7,211            .23%
Missouri ....................         19              83,685           2.64%
Mississippi .................          1               6,520            .21%
Nebraska ....................          3              12,609            .40%
New Hampshire ...............          7              46,598           1.47%
New Jersey ..................         10             141,093           4.45%
New Mexico ..................          1              10,967            .35%
Nevada ......................          4              31,877           1.01%
New York ....................          9              93,104           2.94%
North Carolina ..............          8              38,205           1.21%
Ohio ........................         22              91,332           2.88%
Oklahoma ....................          3               3,335            .11%
Oregon ......................          1               3,050            .10%
Pennsylvania ................         19              70,371           2.22%
Rhode Island ................          2              15,015            .47%
South Carolina ..............          4              24,597            .78%
Tennessee ...................         12              78,623           2.48%
Texas .......................         49             262,052           8.27%
Utah ........................          4              24,721            .78%
Washington ..................         16              87,626           2.77%
West Virginia ...............          8              30,349            .96%
Wisconsin ...................         25              49,300           1.56%
Wyoming .....................          3              18,185            .56%
                                     ---          ----------          -----
    Total Portfolio .........        474          $3,167,723(2)         100%
                                     ===          ==========          =====

------------
(1) Historically, the Corporation's investments have taken the form of permanent mortgage loans, sale/lease back transactions and development projects. Data in this column represents, for operating facilities, the purchase price of properties owned by the Corporation or the mortgage amount in the case of mortgage loans made by the Corporation and, for facilities under construction, the estimated construction loan amount. In the case where mortgage debt encumbers multiple properties, allocation of such mortgage investment to each property is based on third party appraisals of such properties.

(2) Includes $1,252,674,000 of mortgage loans.

                                 USE OF PROCEEDS


     The net proceeds to the Corporation from the sale of the Depositary Shares offered hereby are estimated to be approximately $169 million (approximately $194.4 million if the Underwriters' over-allotment is exercised in full). The Corporation will use the net proceeds of this offering to repay debt outstanding under its Revolving Loan Agreements (as defined in the accompanying Prospectus) with Fleet National Bank, as agent, and certain other financial institutions, and with Via Banque, which Agreements currently provide for interest at the prime rate or LIBOR plus 0.875% on all outstanding balances. Both of the Revolving Loan Agreements terminate in September 1999. The proceeds of such indebtedness were used for real estate investments in health care and golf course properties, including the acquisition of Cobblestone. See "Capitalization." Amounts repaid under the Revolving Loan Agreements with the net proceeds of the offering made hereby may, subject to the terms and conditions of the Revolving Loan Agreements, be reborrowed from time to time.



                                 CAPITALIZATION


     The following table sets forth (i) the historical capitalization for the Corporation and its consolidated subsidiaries as of March 31, 1998, (ii) the pro forma capitalization of the Corporation and its consolidated subsidiaries as of such date after giving pro forma effect to the proposed La Quinta Merger and Cobblestone Merger as if such transactions had been consummated as of March 31, 1998, and (iii) on such pro forma basis and as further adjusted to give effect to the offering made hereby and the application of the estimated net proceeds therefrom as described above under "Use of Proceeds." The following table should be read in conjunction with, and is qualified in its entirety by reference to, the information set forth herein under "Unaudited Pro Forma Financial Statements" and the historical financial statements and notes thereto of the Corporation, The Meditrust Companies, the Operating Company, La Quinta and Cobblestone and the other historical and pro forma financial data included in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference therein. In particular, the following pro forma information is subject to a number of estimates, assumptions and other uncertainties and does not purport to be indicative of the actual capitalization that would have occurred had the transactions and events reflected therein in fact occurred on the dates specified or to be indicative of the Corporation's capitalization as of any future date. In that regard, the number of Shares issuable in the La Quinta Merger will depend upon the Meeting Date Price (as defined below under "Unaudited Pro Forma Financial Statements") of the Shares and the following pro forma financial information assumes a Meeting Date Price of $30.40 per Share. The actual Meeting Date Price, as announced by the Corporation on June 9, 1998, is $28.75625 per Share. Under the terms of the La Quinta merger agreement this decline from the assumed Meeting Date Price of $30.40 per Share will not result in a change in the number of Shares assumed to be issued in the La Quinta Merger. In addition, the following pro forma financial information has been prepared on the basis of certain assumptions regarding the amount of costs and the interest rate on borrowings to be incurred by the Corporation, and the amount of the earnings and profits distribution (as discussed below under "Unaudited Pro Forma Financial Statements") to be made by the Corporation, in connection with the La Quinta Merger, and the Corporation expects that the amount of the actual earnings and profits distribution made, and the actual costs and interest rate incurred, by the Corporation will differ from those assumed for purposes of such pro forma financial information. In that regard, the Corporation is currently seeking to enter into replacement credit facilities in order to increase the aggregate amount of borrowings available under its credit facilities from $365 million to approximately $2.25 billion (see "Recent Developments"), and expects that, if these replacement credit facilities are entered into, the actual interest rate on borrowings thereunder will be higher than the per annum interest rate reflected in such pro forma financial information. Furthermore, pursuant to the terms of the La Quinta merger agreement, shareholders of La Quinta may elect to receive cash instead of a portion of the Shares which they otherwise would receive in the merger, subject to certain limitations on the amount of cash distributed, and the following pro forma financial information assumes that the La Quinta shareholders will elect to receive the maximum amount of this cash distribution. Accordingly, if the following pro forma financial information were prepared on the basis of the amount of the actual earnings and profits and other cash distributions made, and the actual costs and interest rate on borrowings incurred, in connection with the La Quinta Merger, such pro forma financial information would differ, perhaps substantially, from that set forth below. In addition, the following pro forma financial information reflects certain assumptions made by the Companies regarding the Cobblestone Merger at the time the pro forma condensed financial statements included herein were prepared, which assumptions differ to a limited extent from the actual terms upon which the Cobblestone Merger was completed. Prospective investors should carefully review the information set forth herein under "Selected Pro Forma Financial Data" and "Unaudited Pro Forma Financial Statements" for a discussion of certain assumptions and other information affecting the following pro forma financial information.

                                                                                     At March 31, 1998
                                                                         ------------------------------------------
                                                                                                       Corporation
                                                                          Corporation   Corporation     Pro Forma
                                                                           Historical    Pro Forma     As Adjusted
                                                                         ------------- ------------- --------------
                                                                                 (in thousands of dollars)
Indebtedness (1):
 Bank notes payable, net (2) ...........................................  $   49,643    $1,952,309     $1,783,322
 Notes payable, net ....................................................     900,946       900,946        900,946
 6.875% convertible debentures, net (3) ................................      42,988        42,988         42,988
 9.000% convertible debentures, net (4) ................................       3,526         3,526          3,526
 7.500% convertible debentures, net (5) ................................      89,031        89,031         89,031
 8.540% convertible notes, net (6) .....................................      42,356        42,356         42,356
 8.560% convertible notes, net (7) .....................................      50,406        50,406         50,406
 Bonds and mortgages payable, net ......................................      64,013       155,910        155,910
                                                                          ----------    ----------     ----------
   Total indebtedness ..................................................  $1,242,909    $3,237,472     $3,068,485
                                                                          ----------    ----------     ----------
Shareholders' equity:
 Preferred stock of the Corporation, $.10 par value; 6,000,000 shares authorized; no shares issued or outstanding at March 31,
   1998 or pro forma; 700,000 shares issued and outstanding pro
   forma as adjusted ...................................................          --            --             70
 Series common stock of the Corporation, $.10 par value;
   30,000,000 shares authorized; 8,500,000 shares of Series A
   Non-Voting Convertible Common Stock issued and outstanding
   at March 31, 1998, pro forma and pro forma as adjusted ..............         850           850            850
 Common stock of the Corporation, $.10 par value; 270,000,000 shares authorized; 89,726,000 shares issued and outstanding at March 31,
   1998; 140,951,000 shares issued and outstanding pro forma and
   pro forma as adjusted (8)(9) ........................................       8,973        14,096         14,096
 Additional paid-in capital (10) .......................................   2,265,513     3,833,011      4,001,928
 Note receivable - Meditrust Operating Company .........................     (13,128)      (13,128)       (13,128)
 Distributions in excess of net income (11) ............................    (194,216)     (344,216)      (344,216)
                                                                          ----------    ----------     ----------
     Total capitalization ..............................................  $3,310,901    $6,728,085     $6,728,085
                                                                          ==========    ==========     ==========


------------
 (1) All indebtedness is shown net of underwriting fees and other costs of issuance.
 (2) As of May 29, 1998, the Corporation had outstanding bank borrowings in the aggregate principal amount of $300 million. See "Use of Proceeds."
 (3) Due November 1, 1998; $30.896 per share of Paired Common Stock conversion price.
 (4) Due January 1, 2002; $22.47 per share of Paired Common Stock conversion price.
 (5) Due March 1, 2001; $30.11 per share of Paired Common Stock conversion price.
 (6) Due July 1, 2000; $27.15 per share of Paired Common Stock conversion price.
 (7) Due July 1, 2002; $27.15 per share of Paired Common Stock conversion price.
 (8) Assuming 100% conversion of the Corporation's convertible debt outstanding at March 31, 1998, there would have been 97,716,000 shares of REIT Common Stock issued and outstanding at March 31, 1998, 148,941,000 shares of REIT Common Stock pro forma and 148,941,000 shares of REIT Common Stock pro forma as adjusted.
 (9) Does not include 3,508,855 shares of REIT Common
     Stock authorized for issuance pursuant to options, as of March 31, 1998.
(10) Assumes the value of the shares of Paired Common Stock to be issued in the La Quinta Merger and issued in the Cobblestone Merger is allocated 98% to the Corporation and 2% to the Operating Company.
(11) Assumes that the estimated earnings and profits distribution of $150 million to be paid in connection with the La Quinta Merger will be paid by the Corporation. See "Unaudited Pro Forma Financial Statements."

                       SELECTED HISTORICAL FINANCIAL DATA

     The following tables present (i) selected historical consolidated financial data for the Corporation as of and for the five years ended December 31, 1997 and as of and for the three month periods ended March 31, 1998 and 1997, and
(ii) selected historical combined consolidated financial data for The Meditrust Companies as of and for the year ended December 31, 1997 and as of and for the three month period ended March 31, 1998. Data as of and for each of the five years in the period ended December 31, 1997 (in the case of the Corporation) and as of and for the year ended December 31, 1997 (in the case of The Meditrust Companies) have been derived from audited financial statements of the Corporation and The Meditrust Companies, respectively. Data as of and for the three months ended March 31, 1998 (and, in the case of the Corporation, March 31, 1997) have been derived from unaudited financial statements of the Corporation and The Meditrust Companies, which, in the opinion of management, include all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. Data as of and for the three months ended March 31, 1998 do not purport to be indicative of results of operations for the full fiscal year. The following financial data is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Financial Statements" included herein and the historical and pro forma financial statements (together with related notes) and financial data of The Meditrust Companies, the Corporation and the Operating Company included and incorporated by reference in the accompanying Prospectus.

     As described under "The Meditrust Companies--Santa Anita Mergers," The Meditrust Companies commenced operations in the form of a paired share REIT on November 5, 1997, the date of the Santa Anita Mergers. Accordingly, no separate selected financial data of The Meditrust Companies is presented as of or for the four years ended December 31, 1996 or the three months ended March 31, 1997 because that financial data is identical to that of the Corporation.


                                THE CORPORATION


                                                  At and For the
                                                   Three Months
                                                 Ended March 31,
                                              ----------------------          At and For the Year Ended December 31,
                                                   (unaudited)         --------------------------------------------------
                                               1998(1)       1997(1)    1997(1)   1996(1)   1995(1)    1994(1)   1993(1)
                                              ----------- ----------   -------- ---------- --------   --------   --------
                                                                (in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
 Revenue .................................... $115,441     $ 67,965    $289,923  $254,024  $209,369   $172,993   $150,375
 Expenses:
  Interest ..................................   25,417       18,115      87,412    64,216    64,163     67,479     62,193
  Depreciation and amortization .............   11,833        6,476      29,168    23,207    18,176     17,171     16,277
  General and administrative ................    3,794        2,321      10,111     8,625     7,058      7,883      8,269
  Other .....................................   22,695           --         220        --        --         --         --
                                              --------     --------    --------  --------  --------   --------   --------
 Total expenses .............................   63,739       26,912     126,911    96,048    89,397     92,533     86,739
                                              --------     --------    --------  --------  --------   --------   --------
 Net income before extraordinary item .......   51,702       41,053     163,012   157,976   119,972     80,460     63,636
 Loss on prepayment of debt .................       --           --          --        --    33,454         --         --
                                              --------     --------    --------  --------  --------   --------   --------
 Net income ................................. $ 51,702     $ 41,053    $163,012  $157,976  $ 86,518   $ 80,460   $ 63,636
                                              ========     ========    ========  ========  ========   ========   ========
PER SHARE DATA (2):
 Basic earnings per share
 Net income before extraordinary items ...... $   0.56     $   0.56    $   2.14  $   2.21  $   2.10   $   1.90   $   1.69
 Loss on prepayment of debt .................       --           --          --        --     (0.59)        --         --
                                              --------     --------    --------  --------  --------   --------   --------
 Basic earnings per share ................... $   0.56     $   0.56    $   2.14  $   2.21  $   1.51   $   1.90   $   1.69
                                              ========     ========    ========  ========  ========   ========   ========
 Diluted earnings per share
 Net income before extraordinary items ...... $   0.55     $   0.55    $   2.12  $   2.20  $   2.09   $   1.89   $   1.68
 Loss on prepayment of debt .................       --           --          --        --     (0.58)        --         --
                                              --------     --------    --------  --------  --------   --------   --------
 Diluted earnings per share ................. $   0.55     $   0.55    $   2.12  $   2.20  $   1.51   $   1.89   $   1.68
                                              ========     ========    ========  ========  ========   ========   ========
 Distributions paid per share ............... $  0.606     $   0.59    $   2.38  $   2.31  $   2.25   $   2.18   $   2.11
 Book value per share ....................... $ 21.05      $  22.54    $  20.04  $  22.57  $  20.75   $  19.44   $  17.84
 Basic weighted average shares outstanding ..   92,734       73,828      76,274    71,445    57,151     42,433     37,622
 Diluted weighted average shares outstanding    93,213       74,094      77,007    71,751    57,423     42,564     37,840
CASH FLOW DATA:
 Cash provided by operating activities ...... $ 59,530     $ 31,956    $185,195  $188,551  $149,997   $100,819   $ 79,291
 Cash used in investing activities .......... $100,452     $113,172    $580,560  $437,150  $310,135   $284,996   $208,649
 Cash provided by financing activities ...... $ 80,240     $ 44,156    $376,698  $247,077  $164,449   $207,808   $120,806

                                         At and For the
                                       Three Months Ended
                                            March 31,
                                   -------------------------            At and For the Three Months Ended December 31,
                                           (unaudited)        ------------------------------------------------------------
                                      1998(1)       1997(1)     1997(1)      1996(1)      1995(1)     1994(1)     1993(1)
                                   ------------- -----------  ----------- ------------ ----------- ----------- -----------
                                         (in thousands)                             (in thousands)
BALANCE SHEET DATA:
 Real estate investments, net ....  $3,022,605    $2,293,086  $2,935,772   $2,188,078   $1,777,798  $1,484,229  $1,214,308
 Total assets ....................  $3,379,016    $2,386,371  $3,259,536   $2,316,875   $1,891,852  $1,595,130  $1,310,401
 Indebtedness, net ...............  $1,242,909    $  942,649  $1,377,438   $  858,760   $  762,291  $  765,752  $  658,245
 Total liabilities ...............  $1,311,024    $  999,961  $1,467,296   $  931,934   $  830,097  $  824,983  $  724,606
 Total shareholders' equity ......  $2,067,992    $1,386,410  $1,792,240   $1,384,941   $1,061,755  $  770,147  $  585,795

------------
(1) The historical financial data contained herein includes the historical results of operations of the Corporation's Predecessor for the four years ended December 31, 1996 and for the period from January 1, 1997 through November 5, 1997 and of the Corporation after November 5, 1997 through December 31, 1997 and for the three months ended March 31, 1998, as well as historical balance sheet data of the Corporation's Predecessor as of December 31, 1993, 1994, 1995 and 1996 and as of March 31, 1997 and of the Corporation as of December 31, 1997 and March 31, 1998.

(2) The 8,500,000 shares of Series A Non-Voting Convertible Common Stock of the Corporation issued February 26, 1998 are included in calculating the per share data as well as the basic and diluted weighted average shares outstanding as of and for the three months ended March 31, 1998, because such shares of Series A Non-Voting Convertible Common Stock are convertible into shares of Paired Common Stock. See "Certain Recent Developments."

                             THE MEDITRUST COMPANIES



                                                           At and for the
                                                            Three Months        At and for
                                                          Ended March 31,     the Year Ended
                                                              1998 (1)         December 31,
                                                            (unaudited)          1997 (1)
                                                         -----------------   ---------------
                                                      (in thousands, except per share amounts)
STATEMENT OF OPERATIONS DATA:
 Revenue .............................................      $  145,196         $  294,355
 Expenses:
  Interest ...........................................          25,453             87,428
  Horse racing operations ............................          28,196              4,263
  Depreciation and amortization ......................          12,847             29,474
  General and administrative .........................           4,384             10,558
  Other ..............................................          22,695                220
                                                            ----------         ----------
 Total expenses ......................................          93,575            131,943
                                                            ----------         ----------
 Net income before extraordinary item ................          51,621            162,412
                                                            ----------         ----------
 Net income ..........................................      $   51,621         $  162,412
                                                            ==========         ==========
PER SHARE DATA (2):
 Basic earnings per share
 Net income before extraordinary items ...............      $     0.56         $     2.14
                                                            ----------         ----------
 Basic earnings per share ............................      $     0.56         $     2.14
                                                            ==========         ==========
 Diluted earnings per share
 Net income before extraordinary items ...............      $     0.56         $     2.12
                                                            ----------         ----------
 Diluted earnings per share ..........................      $     0.56         $     2.12
                                                            ==========         ==========
 Distributions paid per share ........................      $    0.606         $     2.38
 Book value per share ................................      $   21.74          $    20.72
 Basic weighted average shares outstanding ...........          91,428             76,070
 Diluted weighted average shares outstanding .........          91,907             76,524
OTHER AND CASH FLOW DATA:
 Funds from operations (3) ...........................      $   59,085         $  191,511
 Cash provided by operating activities ...............      $   64,885         $  184,412
 Cash used in investing activities ...................      $  100,452         $  571,325
 Cash provided by financing activities ...............      $   82,361         $  387,919
BALANCE SHEET DATA:
  Real estate investments, net .......................      $3,022,605         $2,935,772
  Total assets .......................................      $3,459,704         $3,323,891
  Indebtedness, net ..................................      $1,242,909         $1,377,438
  Total liabilities ..................................      $1,352,991         $1,498,152
  Total shareholders' equity .........................      $2,106,713         $1,825,739

------------
(1) The historical financial data contained herein includes the historical results of operations of the Corporation's Predecessor from January 1, 1997 through November 5, 1997 and of The Meditrust Companies after November 5, 1997 through December 31, 1997, as well as the historical balance sheet data of The Meditrust Companies as of December 31, 1997. Historical financial data as of and for the three months ended March 31, 1998 reflects the unaudited historical results of operations and balance sheet data of The Meditrust Companies.

(2) The 8,500,000 shares of Series A Non-Voting Convertible Common Stock of each of the Companies issued February 26, 1998 are included in calculating the per share data as well as the basic and diluted weighted average shares outstanding as of and for the three months ended March 31, 1998, because such shares of Series A Non-Voting Convertible Common Stock are convertible into shares of Paired Common Stock. See "Certain Recent Developments."

(3) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with Generally Accepted Accounting Principles ("GAAP")), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Corporation believes that Funds from Operations is helpful to investors as a measure of the performance of a REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Corporation and The Meditrust Companies to incur and service debt, to make capital expenditures and to fund other cash needs. The Corporation computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Corporation. Funds from Operations is unaudited and does not represent cash generated by operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including cash distributions.

                        SELECTED PRO FORMA FINANCIAL DATA

     The following tables set forth (i) selected unaudited condensed pro forma financial information for The Meditrust Companies and the Corporation for the year ended December 31, 1997 and the three months ended March 31, 1998 and (ii) selected unaudited condensed pro forma financial information for The Meditrust Companies as of March 31, 1998. The following condensed pro forma statements of operations, basic and diluted earnings per share and other data assumes that the La Quinta Merger and the Cobblestone Merger were consummated, and that the sale by each of the Corporation and the Operating Company of 8.5 million shares of its respective Series A Non-Voting Convertible Common Stock as described under "Certain Recent Developments" was consummated, as of January 1, 1997. The following condensed pro forma balance sheet data assumes that the La Quinta Merger and the Cobblestone Merger were consummated on March 31, 1998. The following selected condensed pro forma financial information is derived from the historical financial statements of The Meditrust Companies, the Corporation, the Operating Company, La Quinta and Cobblestone, all of which are incorporated by reference in the accompanying Prospectus.


     The following condensed pro forma financial information is based upon a number of assumptions and estimates, is subject to a number of uncertainties and does not purport to be indicative of the actual financial position or results of operations that would have occurred had the above transactions in fact been consummated on the dates indicated, nor does such pro forma financial data purport to be indicative of the results of operations or financial condition for any future periods. In particular, the number of Shares issuable in the La Quinta Merger will depend upon the Meeting Date Price of the Shares and the following pro forma financial information assumes a Meeting Date Price of $30.40 per Share. The actual Meeting Date Price, as announced by the Corporation on June 9, 1998, is $28.75625 per Share. Under the terms of the La Quinta merger agreement this decline from the assumed Meeting Date Price of $30.40 per Share will not result in a change in the number of Shares assumed to be issued in the La Quinta Merger. In addition, the following pro forma financial information has been prepared on the basis of certain assumptions regarding the amount of costs and the interest rate on borrowings to be incurred by the Corporation, and the amount of the earnings and profits distribution (as discussed below under "Unaudited Pro Forma Financial Statements") to be made by the Corporation, in connection with the La Quinta Merger, and the Corporation expects that the amount of the actual earnings and profits distribution made, and the actual costs and interest rate incurred, by the Corporation will differ from those assumed for purposes of such pro forma financial information. In that regard, the Corporation is currently seeking to enter into replacement credit facilities in order to increase the aggregate amount of borrowings available under its credit facilities from $365 million to approximately $2.25 billion (see "Recent Developments"), and expects that, if these replacement credit facilities are entered into, the actual interest rate on borrowings thereunder will be higher than the per annum interest rate reflected in such pro forma financial information. Furthermore, pursuant to the terms of the La Quinta merger agreement, shareholders of La Quinta may elect to receive cash instead of a portion of the Shares which they otherwise would receive in the merger, subject to certain limitations on the amount of cash distributed, and the following pro forma financial information assumes that the La Quinta shareholders will elect to receive the maximum amount of this cash distribution. Accordingly, if the following pro forma financial information were prepared on the basis of the amount of the actual earnings and profits and other cash distributions made, and the actual costs and interest rate on borrowings incurred, in connection with the La Quinta Merger, such pro forma financial information would differ, perhaps substantially, from that set forth below. Moreover, the La Quinta Merger may not be accretive, on a per Share basis, as had been previously disclosed. In addition, the following pro forma financial information reflects certain assumptions made by the Companies regarding the Cobblestone Merger at the time the pro forma condensed financial statements included herein were prepared, which assumptions differ to a limited extent from the actual terms upon which the Cobblestone Merger was completed. Accordingly, prospective investors should carefully review the information set forth herein under "Unaudited Pro Forma Financial Statements" for a discussion of certain assumptions and other information affecting the following pro forma financial data. The following pro forma financial data should be read in conjunction with, and is qualified in its entirety by reference to, the information under "Unaudited Pro Forma Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Prospectus Supplement and the historical financial statements and notes thereto of The Meditrust Companies, the Corporation, the Operating Company, La Quinta and Cobblestone and the other historical and pro forma financial data included and incorporated or deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                      The Meditrust Companies                      The Corporation
                                              ---------------------------------------- ---------------------------------------
                                                    For the              For the             For the             For the
                                                   Year Ended      Three Months Ended       Year Ended      Three Months Ended
                                               December 31, 1997     March 31, 1998     December 31, 1997     March 31, 1998
                                              ------------------- -------------------- ------------------- -------------------
                                                                   (in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
 Total revenue ..............................      $ 871,683           $ 299,519            $537,475            $181,925
 Total expenses .............................        702,624             250,573             372,260             129,870
                                                   ---------           ---------            --------            --------
 Net income .................................      $ 169,059           $  48,946            $165,215            $ 52,055
                                                   =========           =========            ========            ========
 Per Share Data (1):
 Basic earnings per share ...................      $    1.24           $    0.33            $   1.21            $   0.35
 Diluted earnings per share .................      $    1.24           $    0.33            $   1.21            $   0.35
 Basic weighted average shares outstanding ..        135,795             148,320             135,999             149,626
 Diluted weighted average shares outstanding         136,249             148,799             136,732             150,105
OTHER DATA:
 Funds from operations (2) ..................      $ 331,395           $  91,870                  (3)                 (3)
 Ratio of earnings to fixed charges (4) .....          1.75x               1.72x               1.74x               1.77x


                                                                                             The Meditrust Companies
                                                                                            ------------------------
                                                                                                 March 31, 1998
                                                                                            ------------------------
                                                                                                 (in thousands)
BALANCE SHEET DATA:
 Real estate investments, net .............................................................        $5,893,053
 Total assets .............................................................................        $7,049,292
 Total indebtedness, net ..................................................................        $3,237,472
 Total liabilities ........................................................................        $3,489,499
 Total shareholders' equity ...............................................................        $3,559,793
 Total shares outstanding .................................................................           148,146

(1) The 8,500,000 shares of Series A Non-Voting Convertible Common Stock of each of the Companies issued February 26, 1998 are included in and fully weighted for purposes of calculating the per share data as well as the basic and diluted weighted average shares outstanding for all periods presented, because such shares of Series A Non-Voting Convertible Common Stock are convertible into shares of Paired Common Stock. See "Certain Recent Developments."

(2) The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Corporation believes that Funds from Operations is helpful to investors as a measure of the performance of a REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Corporation and The Meditrust Companies to incur and service debt, to make capital expenditures and to fund other cash needs. The Corporation computes Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Corporation. Funds from Operations is unaudited and does not represent cash generated by operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including cash distributions.

(3) Because The Meditrust Companies are a paired share REIT, funds from operations are presented for The Meditrust Companies on a combined basis only; accordingly, no separate pro forma funds from operations are presented for the Corporation.

(4) See "Ratios of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock Dividends" in the accompanying Prospectus for a description of how the ratios of earnings to fixed charges are calculated.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


     Certain matters discussed below may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Corporation believes the statements are based on reasonable assumptions, the Corporation can give no assurance that its expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, general economic and real estate conditions, the availability of equity and debt financing for acquisitions and renovations, interest rates, competition for hotel and golf services in a given market, the enactment of legislation impacting the Companies' status as a paired share REIT or the Corporation's status as a REIT, and the risks described under "Risk Factors" in the accompanying Prospectus and in the documents incorporated or deemed to be incorporated by reference in the accompanying Prospectus.


     The basis of presentation includes Management's Discussion and Analysis of Financial Condition and Results of Operations for the combined Companies and separately for the Corporation. Management believes that the combined presentation is most beneficial to the reader. However it should be noted that combined results of operations for the three months ended March 31, 1997 are principally related to the activity of the Corporation. Prospective investors should refer to The Meditrust Companies' Annual Report on Form 10-K for the year ended December 31, 1997, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 for a discussion of the Operating Company's financial condition and results of operations. In that regard, the Series A Preferred Stock represented by the Depositary Shares offered hereby is being issued exclusively by the Corporation and will constitute an equity interest only in the Corporation, and the Series A Preferred Stock will not constitute an equity interest in, and will not otherwise be an obligation of, the Operating Company.


     On November 5, 1997, the Corporation's Predecessor merged with Realty, with Realty as the surviving corporation, and MAC merged with SAOC, with SAOC as the surviving corporation. Upon completion of the Santa Anita Mergers, Realty changed its corporate name to Meditrust Corporation and SAOC changed its corporate name to Meditrust Operating Company. The Santa Anita Mergers were accounted for as reverse acquisitions whereby the Corporation's Predecessor and MAC were treated as the acquirors for accounting purposes. Accordingly, the historical financial information set forth below as of dates and for periods prior to November 5, 1997 is that of the Corporation's Predecessor and its consolidated subsidiaries and not of Realty or SAOC. For the three month period ended March 31, 1997, all share and per share amounts have been retroactively adjusted to reflect the exchange of shares of beneficial interest in the Corporation's Predecessor and MAC for shares of Paired Common Stock.


     As discussed above under "Certain Recent Developments," the Cobblestone Merger was recently consummated and the Corporation expects that the La Quinta Merger will close in the second quarter of 1998. If the La Quinta Merger is consummated, it will result in a substantial increase in the size of The Meditrust Companies and, considered together with the Cobblestone Merger, a substantial change in their operations. As a result, the financial condition and results of operations of The Meditrust Companies and the Corporation as of dates and for periods subsequent to the Cobblestone Merger and, if consummated, the La Quinta Merger will differ from their historical financial condition and results of operations as reflected in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference therein.


     As also discussed above under "Certain Recent Developments," each of the Companies issued 8.5 million shares of its Series A Non-Voting Convertible Common Stock on February 26, 1998, which shares have been included for purposes of calculating the per share data set forth below for the three months ended March 31, 1998. Accordingly, any references to net income per share for the three months ended March 31, 1998 and any references of like import include such Series A Non-Voting Convertible Common Stock.


The Meditrust Companies--Combined Results of Operations

Three months ended March 31, 1998 vs. three months ended March 31, 1997

     Revenue for the three months ended March 31, 1998 was $145,196,000 compared to $67,965,000 for the three months ended March 31, 1997, an increase of $77,231,000. Revenue growth was primarily attributable to the addition of horse racing revenue of $36,511,000, increased rental income of $11,704,000 and increased interest income of $3,016,000. Horse racing revenue during the three month period ended March 31, 1998 was seasonally high as the track was open with live racing for the entire period. The rental and interest income increases resulted from additional real estate investments made over the twelve months ended March 31, 1998 net of mortgage prepayments. Other income for the three months ended March 31, 1998 included a nonrecurring $26,000,000 prepayment and make-whole gain as a result of approximately $120,000,000 in mortgage investments that were repaid prior to their maturity.

     For the three months ended March 31, 1998, total expenses increased by $66,663,000. A significant portion of the expense growth was attributed to the addition, through the Santa Anita Mergers, of horse racing operations which included costs of $28,196,000. Horse racing operating costs incurred during the three month period ended March 31, 1998 were seasonally high as the track was open with live racing for the entire period. Interest expense increased by $7,338,000 due to increases in debt outstanding resulting from additional real estate investments made over the twelve months ended March 31, 1998. Depreciation and amortization increased by $6,371,000 as a result of increased real estate investments, associated debt issuance costs and amortization of goodwill as a result of the Santa Anita Mergers. General and administrative expenses increased by $2,063,000, principally due to a higher level of operating costs associated with portfolio growth and as a result of the Santa Anita Mergers. Rental property operating expenses were incurred during the three months ended March 31, 1998 of which $1,265,000 related to management of medical office buildings, a significant portion of which were for owned properties.

     During the three months ended March 31, 1998, the Companies pursued a strategy of diversifying into new business lines including hospitality and golf. See "Certain Recent Developments". Consistent with this strategy, the Corporation commenced a reevaluation of its existing health care real estate portfolio and other assets.

     As a result of continued deteriorating performance at two psychiatric facilities owned by the Corporation and the corresponding impact on the Corporation's resources, management of the Corporation has committed to a plan to sell these facilities as soon as practicable. Accordingly, the Corporation has recorded a provision of $10.5 million to adjust the carrying value of these facilities and related working capital receivables to estimated fair value less estimated costs to sell as of March 31, 1998. As part of the continuing evaluation of its existing health care real estate portfolio, the Corporation has also provided for the establishment of a $3 million valuation reserve as of March 31, 1998.

     The Corporation holds other assets and receivables that are unrelated to its historical primary business of health care financing. Management of the Corporation has determined that further collection efforts for these assets is currently an inefficient use of its resources and therefore has recorded a provision of approximately $5.1 million to reduce the carrying value of these assets to net realizable value as of March 31, 1998.

     Additionally, the Corporation has recorded approximately $3 million of non-recurring costs related to the evaluation of certain acquisition targets which it was no longer pursuing at March 31, 1998.

     Net income for the three months ended March 31, 1998 was $51,621,000 compared to $41,053,000 for the three months ended March 31, 1997, an increase of $10,568,000 or 26%. Net income per Share was unchanged at $0.56 for the three months ended March 31, 1998 and 1997. The per Share amount remained unchanged primarily due to dilution caused by the issuance of additional Shares related to the Santa Anita Mergers. Per Share amounts for 1997 have been restated to reflect the exchange of the Corporation's Predecessor's shares of beneficial interest for Shares of the Companies pursuant to the Santa Anita Mergers. In connection with the Santa Anita Mergers, 24,822,000 additional Shares are now outstanding.


Year ended December 31, 1997 vs. year ended December 31, 1996

     Revenues for the year ended December 31, 1997 were $294,355,000 compared to $254,024,000 for the year ended December 31, 1996, an increase of $40,331,000 or 16%. Revenue growth was primarily attributed to increased rental income of $28,749,000 and increased interest income of $6,287,000. These increases resulted from additional real estate investments made over the twelve months ended December 31, 1997. The remaining increase in revenue of approximately $5,295,000 was primarily from horse racing operations following the Santa Anita Mergers on November 5, 1997. Revenue from horse racing was generated primarily during December 26 through December 31, 1997, which was the beginning of the live racing season.

     For the year ended December 31, 1997, total expenses increased by $35,895,000. Interest expense increased by $23,212,000 due to increases in debt outstanding resulting from additional real estate investments made over the twelve months ended December 31, 1997. This increase was partially offset by lower interest rates compared to 1996. Depreciation and amortization increased by $5,474,000, as a result of increased real estate investments and associated debt issuance costs. Amortization of goodwill increased $793,000 as a result of amortization of the excess of the purchase price over fair value of the assets acquired in the Santa Anita Mergers. Horse race operating costs of $4,263,000 were incurred during the period following the Santa Anita Mergers and included substantial repair and maintenance costs incurred to prepare and upgrade the track for the live racing season. General and administrative and other expenses increased by $2,153,000, principally due to a higher level of operating costs associated with portfolio growth and as a result of the Santa Anita Mergers.

     Net income for the year ended December 31, 1997 was $162,412,000 compared to $157,976,000 for the year ended December 31, 1996, an increase of $4,436,000 or 3%. Net income per Share decreased to $2.14 for the year ended December 31, 1997 compared to $2.21 for the year ended December 31, 1996, a decrease of $.07 or 3%. The per Share decrease was primarily due to dilution caused by the Santa Anita Mergers. Per Share amounts have been restated to reflect the exchange of shares of beneficial interest in the Corporation's Predecessor for Shares of the Companies pursuant to the Santa Anita Mergers.


Year ended December 31, 1996 vs. year ended December 31, 1995

     Revenues for the year ended December 31, 1996 were $254,024,000 compared to $209,369,000 for the year ended December 31, 1995, an increase of $44,655,000 or 21%. Revenue growth was attributed to increased rental income of $23,503,000 and increased interest income of $21,152,000. These increases were principally the result of additional real estate investments made during 1996. There were no revenues or expenses associated with the Operating Company in 1996 or 1995.

     For the year ended December 31, 1996, total expenses increased by $6,651,000. Interest expense increased by $53,000 due to increases in debt outstanding resulting from additional real estate investments. This increase was partially offset by an equity offering in February, 1996, and lower interest rates on the notes outstanding during 1996 compared to those outstanding during 1995. Depreciation and amortization increased by $5,031,000, as a result of increased real estate investments. General and administrative expenses increased by $1,567,000, principally due to a higher level of operating costs associated with portfolio growth and the issuance of shares of beneficial interest in the Corporation's Predecessor for executive compensation, a non-cash expense.


The Meditrust Companies--Combined Liquidity and Capital Resources

     As of March 31, 1998, the Companies' gross real estate investments totaled approximately $3,167,723,000, consisting of 216 long-term care facilities, 186 retirement and assisted living facilities, 31 medical office buildings, 26 rehabilitation hospitals, six alcohol, psychiatric and substance abuse treatment facilities, five golf courses, one acute care hospital campus, one racetrack, a 50% interest in a fashion mall and land held for development. As of March 31, 1998, the Companies' outstanding commitments for additional financing totaled approximately $219,281,000 for the completion of 36 assisted living facilities, eight long-term care facilities and five medical office buildings currently under construction and additions to existing facilities in the portfolio.

     The Companies provide funding for their investments through a combination of long-term and short-term financing including both debt and equity. The Companies obtain long-term financing through the issuance of securities including Shares, long-term unsecured notes and convertible debentures and through the assumption of mortgage notes. The Companies obtain short-term financing through the use of bank lines of credit which are replaced with long-term financing as appropriate. From time to time, the Companies may utilize interest rate caps or swaps to attempt to hedge interest rate volatility. It is the Companies' objective to match mortgage and lease terms with the terms of their borrowings. The Companies attempt to maintain an appropriate spread between their borrowing costs and the rate of return on their investments. When development loans convert to sale/leaseback transactions or permanent mortgage loans, the base rent or interest rate, as appropriate, is fixed at the time of such conversion. There is, however, no assurance that the Companies will satisfactorily achieve, if at all, the objectives set forth in this paragraph.

     On August 7, 1997, the Corporation completed the sale of $160,000,000 of 7% notes due August 15, 2007. The Corporation also completed the sale of $100,000,000 in notes due August 15, 2002 bearing interest at LIBOR plus .45% (6.14% on November 15, 1997); such interest is subject to reset quarterly during the first year of the loan. Subsequent to the first year of the loan, the character and duration of the interest rate will be determined periodically by the Corporation and the underwriter. The Corporation also completed the sale of $150,000,000 of 7.114% notes due August 15, 2011. The notes were sold to a trust from which exercisable put option securities due August 15, 2004, each representing a fractional undivided beneficial interest in the trust, were issued. The trust has entered a call option pursuant to which the callholder has the right to purchase the notes from the trust on

August 15, 2004 at par value. The trust also has a put option which it is required to exercise if the callholder does not exercise the call option, pursuant to which the Corporation must repurchase the notes at par value on August 15, 2004. A portion of the net proceeds from the sale of the notes described above was used to repay the outstanding balance on the unsecured revolving line of credit and other unsecured short-term borrowings.

     On October 3, 1997, the Corporation's Predecessor paid a dividend to shareholders of record on that date of one share of beneficial interest of its wholly-owned subsidiary Meditrust Acquisition Company ("MAC"), a Massachusetts business trust, for each outstanding share of beneficial interest in the Corporation's Predecessor. MAC was organized to accomplish the Santa Anita Mergers and had conducted no business other than in connection with the Santa Anita Mergers prior to November 5, 1997.

     On November 5, 1997, the Santa Anita Mergers were consummated. Shareholders of the Corporation's Predecessor received 1.2016 Shares for each outstanding share of beneficial interest in the Corporation's Predecessor they owned in a tax-free exchange of shares. As a result of the Santa Anita Mergers, approximately 12,366,000 Shares were issued to former Realty and SAOC shareholders.

     On December 19, 1997, the Corporation invested an additional $13,473,000 in Nursing Home Properties Plc ("NHP Plc") raising its total equity investment to $26,982,000, at cost. The investment consists of 14,285,000 shares of common stock, and represents a 19.99% interest; however, the Corporation does not have the right to vote more than 9.99% of the shares of NHP Plc. NHP Plc is a property investment group that specializes in the financing, through sale and leaseback transactions, of nursing homes located in the United Kingdom.


     On January 3, 1998, the Companies signed a definitive merger agreement with La Quinta providing for, among other transactions, the merger of La Quinta with and into the Corporation. The transaction is expected to close in the second quarter of 1998. See "Certain Recent Developments" and "Unaudited Pro Forma Financial Statements."


     On January 9, 1998, the Board of Directors of the Corporation declared a distribution of $.60625 per Share which was paid on February 13, 1998, to shareholders of record on January 30, 1998.

     On February 26, 1998, the Companies entered into two transactions with Merrill Lynch International, a UK-based broker/dealer subsidiary of Merrill Lynch & Co., Inc. ("MLI"). Pursuant to the terms of a stock purchase agreement, MLI purchased 8,500,000 shares of Series A Non-Voting Convertible Common Stock from each of the Companies at a purchase price of $32.625 per share. The Series A Non-Voting Convertible Common Stock is non-voting paired Series Common Stock that will convert to Shares on the earlier of (a) the business day following the date on which the stockholders of the Companies have approved the La Quinta Merger or (b) the date of any termination of the La Quinta merger agreement. Net proceeds from this private placement of securities of approximately $272,000,000 were used by the Companies to repay existing indebtedness. Separately, the Companies and MLI entered into a purchase price adjustment agreement under which the Companies will, within one year from the date of MLI's purchase, adjust the original $32.625 purchase price per share based on the market price of the Shares at the time of the adjustment, by receiving Shares from MLI or by issuing additional Shares to MLI.

     The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Shares; however, the guaranteed minimum return is LIBOR plus 75 basis points. Any difference between LIBOR plus 75 basis points and the dividend payments received by the holders of the Series A Non-Voting Convertible Common Stock will be included in an adjustment amount under a purchase price adjustment agreement. The Companies expect the annual dividend to exceed the LIBOR plus 75 basis points.

     The foregoing transactions with MLI have been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per Share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task Force ("EITF"). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Companies', the Securities and Exchange Commission will not object to the accounting treatment used by the Companies.

     As of May 11, 1998, the Corporation had unsecured revolving lines of credit expiring September 23, 1999 in the aggregate amount of $365,000,000 bearing interest at the lender's prime rate (8.5%) or LIBOR plus .875% (6.5% at May 11, 1998). A total of $311,000,000 was available from all credit facilities at May 11, 1998. In addition, the Companies have filed a shelf registration statement with the Securities and Exchange Commission under which the Companies may issue $2,000,000,000 of securities including Shares, preferred stock, debt, Series Common Stock, convertible debt and warrants to purchase Shares, preferred stock, debt, Series Common Stock and convertible debt. The offering made hereby is being made pursuant to such shelf registration statement.

     The Companies had shareholders' equity of $2,106,713,000 and debt constituted 37% of the Companies' total capitalization as of March 31, 1998.

     On May 29, 1998, the Companies completed the acquisition of Cobblestone in which the Companies acquired all of the outstanding preferred and common shares of Cobblestone for Shares valued at approximately $241 million. In addition, the Companies paid off in cash approximately $170 million of Cobblestone debt and associated costs with borrowings under credit facilities.

     The Companies believe that, subject to the discussion under "Recent Developments" above, their various sources of capital available over the next twelve months are adequate to finance their operations as well as pending acquisitions, mortgage financings and future dividends. Over the next twelve months, as the Companies identify appropriate investment opportunities, the Companies may seek to raise additional capital through the sale of securities including Shares, Series Common Stock or preferred stock, the use of a forward equity transaction, the issuance of additional long-term debt or through a securitization transaction.


The Corporation--Results of Operations

Three months ended March 31, 1998 vs. three months ended March 31, 1997

     Revenue for the three months ended March 31, 1998 was $115,441,000 compared to $67,965,000 for the three months ended March 31, 1997, an increase of $47,476,000. Revenue growth was primarily attributable to increased rental income of $18,144,000 and increased interest income of $3,332,000. The rental and interest income increases resulted from additional real estate investments made over the twelve months ended March 31, 1998 net of mortgage prepayments and include rent of $6,781,000 collected from the Operating Company related to horse racing. Other income for the three months ended March 31, 1998 included a nonrecurring $26,000,000 prepayment and make-whole gain as a result of approximately $120,000,000 in mortgage investments that were repaid.

     For the three months ended March 31, 1998, total expenses increased by $36,827,000. Interest expense increased by $7,302,000 due to increases in debt outstanding resulting from additional real estate investments made over the twelve months ended March 31, 1998. Depreciation and amortization increased by $5,357,000, as a result of increased real estate investments, associated debt issuance costs and amortization of goodwill as a result of the Santa Anita Mergers. General and administrative expenses increased by $1,473,000, principally due to a higher level of operating costs associated with portfolio growth and as a result of the Santa Anita Mergers. Rental property operating expenses of $1,265,000 incurred during the three months ended March 31, 1998 were related to management of medical office buildings, a significant portion of which were for properties owned by the Corporation.

     Net income for the three months ended March 31, 1998 was $51,702,000 compared to $41,053,000 for the three months ended March 31, 1997, an increase of $10,649,000 or 26%. Net income per share was unchanged at $0.56 for the three months ended March 31, 1998 and 1997. The per share amount remained unchanged primarily due to dilution caused by the issuance of additional Shares related to the Santa Anita Mergers. Per share amounts for 1997 have been restated to reflect the exchange of shares of beneficial interest in the Corporation's Predecessor for Shares of the Companies pursuant to the Santa Anita Mergers.

     See "--The Meditrust Companies--Combined Results of Operations--Three months ended March 31, 1998 vs. three months ended March 31, 1997" for information regarding matters relating to the Corporation's reevaluation of its existing health care real estate portfolio and other assets, including a $10.5 million provision recorded in connection with the proposed disposition of two psychiatric facilities, a $3 million valuation reserve relating to its health care real estate portfolio and a $5.1 million provision relating to certain other assets, as well as $3 million of non-recurring costs relating to the evaluation of certain acquisition targets which the Corporation is no longer pursuing.

Year ended December 31, 1997 vs. year ended December 31, 1996

     Revenues for the year ended December 31, 1997 were $289,923,000 compared to $254,024,000 for the year ended December 31, 1996, an increase of $35,899,000 or 14%. Revenue growth was primarily attributed to increased rental income of $28,749,000 and increased interest income of $6,217,000. These increases resulted from additional real estate investments made over the twelve months ended December 31, 1997. The remaining increase in revenue of approximately $933,000 was primarily from rent and interest collected from horse racing operations following the Santa Anita Mergers on November 5, 1997.

     For the year ended December 31, 1997, total expenses increased by $30,863,000. Interest expense increased by $23,196,000 due to increases in debt outstanding resulting from additional real estate investments made over the twelve months ended December 31, 1997. This increase was partially offset by generally lower interest rates compared to 1996. Depreciation and amortization increased by $5,303,000, as a result of increased real estate investments and associated debt issuance costs. Amortization of goodwill increased $658,000 as a result of amortization of the excess of the purchase price over the fair value of the assets acquired in the Santa Anita Mergers. General and administrative and other expenses increased by $1,706,000, principally due to a higher level of administrative costs associated with portfolio growth and as a result of the Santa Anita Mergers.

     Net income for the year ended December 31, 1997 was $163,012,000 compared to $157,976,000 for the year ended December 31, 1996, an increase of $5,036,000 or 3%. Net income per common share decreased to $2.14 for the year ended December 31, 1997 compared to $2.21 for the year ended December 31, 1996, a decrease of $.07 or 3%. The per common share decrease was primarily due to dilution caused by the Santa Anita Mergers. Per common share amounts have been restated to reflect the exchange of shares of beneficial interest in the Corporation's Predecessor for Shares pursuant to the Santa Anita Mergers.


Year ended December 31, 1996 vs. year ended December 31, 1995

     Revenues for the year ended December 31, 1996 were $254,024,000 compared to $209,369,000 for the year ended December 31, 1995, an increase of $44,655,000 or 21%. Revenue growth was attributed to increased rental income of $23,503,000 and increased interest income of $21,152,000. These increases were principally the result of additional real estate investments made during 1996.

     For the year ended December 31, 1996, total expenses increased by $6,651,000. Interest expense increased by $53,000 due to increases in debt outstanding resulting from additional real estate investments. This increase was partially offset by an equity offering in February 1996, and lower interest rates on the notes outstanding during 1996 compared to those outstanding during 1995. Depreciation and amortization increased by $5,031,000, as a result of increased real estate investments. General and administrative expenses increased by $1,567,000, principally due to a higher level of operating costs associated with portfolio growth and the issuance of shares of beneficial interest in the Corporation's Predecessor for executive compensation, a non-cash expense.


The Corporation--Liquidity and Capital Resources

     As of March 31, 1998, the Corporation's gross real estate investments totaled approximately $3,167,723,000, consisting of 216 long-term care facilities, 186 retirement and assisted living facilities, 31 medical office buildings, 26 rehabilitation hospitals, six alcohol, psychiatric and substance abuse treatment facilities, one acute care hospital campus, five golf courses, one racetrack, a 50% interest in a fashion mall and land held for development. As of March 31, 1998, the Corporation's outstanding commitments for additional financing totaled approximately $219,281,000 for the completion of 36 assisted living facilities, eight long-term care facilities and five medical office buildings currently under construction and additions to existing facilities in the portfolio.

     The Corporation provides funding for investments through a combination of long-term and short-term financing including both debt and equity. The Corporation obtains long-term financing through the issuance of equity securities, long-term unsecured notes, convertible debentures and the assumption of mortgage notes. The Corporation obtains short-term financing through the use of bank lines of credit which are replaced with long-term financing as appropriate. From time to time, the Corporation may utilize interest rate caps or swaps to attempt to hedge interest rate volatility. It is the objective of the Corporation to match mortgage and lease terms with the terms of its borrowings. The Corporation attempts to maintain an appropriate spread between borrowing costs and the rate of return on its investments. When development loans convert to sale/leaseback transactions or permanent mortgage loans, the base rent or interest rate, as appropriate, is fixed at the time of such conversion. There is, however, no assurance that the Corporation will satisfactorily achieve, if at all, the objectives set forth in this paragraph.

     On January 9, 1998, the Board of Directors of the Corporation declared a distribution of $.60625 per Share which was paid on February 13, 1998, to shareholders of record on January 30, 1998.

     The Corporation had shareholders' equity of $2,067,992 and debt constituted 38% of its total capitalization as of March 31, 1998.

     The Corporation believes, subject to the discussion under "Recent Developments" above, that various sources of capital available over the next twelve months are adequate to finance its operations as well as pending acquisitions, mortgage financings and dividends. Over the next twelve months, as the Corporation identifies appropriate investment opportunities, the Corporation may need to raise additional capital through the sale of securities including Shares, Series Common Stock or preferred stock, the use of a forward equity transaction, the issuance of additional long-term debt or through a securitization transaction.

     See "--The Meditrust Companies--Combined Liquidity and Capital Resources" for information regarding the issuance by the Corporation of certain debt securities, the distribution of shares of beneficial interest in MAC by the Corporation's Predecessor as a dividend to its shareholders, the issuance of Shares in the Santa Anita Mergers, an investment made by the Corporation in NHP Plc, matters relating to the La Quinta Merger and the Cobblestone Merger, the declaration of a dividend on the Shares, the issuance of Series A Non-Voting Convertible Common Stock, the Corporation's unsecured revolving lines of credit as of May 11, 1998 and a shelf registration statement filed by the Companies with the Securities and Exchange Commission.


Newly Issued Accounting Standards

     Financial Accounting Standards Board Statement No. 131 ("FAS 131"), "Disclosure about Segments of an Enterprise and Related Information," is effective for financial statements issued for periods beginning after December 15, 1997. FAS 131 requires disclosures about segments of an enterprise and related information regarding the different types of business activities in which an enterprise engages and the different economic environments in which it operates. Due to the Companies' plans for acquisitions of companies in a variety of business segments, the Companies are in the process of evaluating the effect of the implementation of FAS 131.

     During the three months ended March 31, 1998, the Companies adopted Emerging Issues Task Force No. 97-11 (EITF 97-11): Accounting for Internal Costs Relating to Real Estate Property Acquisitions. The adoption of EITF 97-11 did not and is not expected to have a material adverse impact on the Companies' financial position or results of operations.


Year 2000

     The Companies are assessing the potential impact on information systems as a result of reaching the year 2000. Presently, the Corporation believes its current systems are year 2000 compliant and would not expect any costs associated to be material to the Companies' financial position or results of operations. The Operating Company is in the process of determining what, if any, cost would be incurred to remedy existing information systems. Additionally, the Companies will assess the costs, if any, required to remedy business operations of acquired companies in the future.

        DESCRIPTION OF THE SERIES A PREFERRED STOCK AND DEPOSITARY SHARES

     This description of certain terms of the Series A Preferred Stock and Depositary Shares offered hereby, the Depositary Receipts (as defined below) and the Deposit Agreement (as defined below) supplements, and to the extent inconsistent therewith replaces, the description of certain general terms and provisions of the Corporation's preferred stock, par value $0.10 per share (the "REIT Preferred Stock"), Depositary Shares, Depositary Receipts and the Deposit Agreement set forth in the accompanying Prospectus. As used under this caption "Description of the Series A Preferred Stock and Depositary Shares;" all references to the "Corporation" mean Meditrust Corporation excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.


     The following summary of certain terms of the Series A Preferred Stock, the Depositary Shares, the Depositary Receipts and Deposit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Certificate of Incorporation of the Corporation, as amended and restated (the "REIT Charter"), the by-laws of the Corporation, the form of certificate of designation ("Certificate of Designation") relating to the Series A Preferred Stock, the form of Deposit Agreement and the form of Depositary Receipt, all of which have been or will be filed as exhibits to or incorporated by reference in the Registration Statement (as defined in the accompanying Prospectus), and copies of which may be obtained as described under "Available Information" in the accompanying Prospectus.


     The Series A Preferred Stock is being issued exclusively by the Corporation and will constitute an equity interest only in the Corporation. The Series A Preferred Stock will not constitute an equity interest in, and will not otherwise be an obligation of, the Operating Company. The Series A Preferred Stock and the Depositary Shares will not be paired with any capital stock or depositary shares of the Operating Company.

     Prospective investors should carefully review the information set forth below under "Restrictions on Ownership and Transfer" for important information concerning certain proposed amendments to the REIT Charter which, if adopted, would be applicable to the Series A Preferred Stock and the Depositary Shares.



General

     The REIT Charter authorizes the Corporation to issue up to 306,000,000 shares of its capital stock, consisting of (i) 270,000,000 shares of common stock, par value $0.10 per share, of the Corporation (the "REIT Common Stock"),
(ii) 6,000,000 shares of preferred stock, par value $0.10 per share, of the Corporation (the "REIT Preferred Stock"), in one or more series and (iii) 30,000,000 shares of series common stock, par value $0.10 per share, of the Corporation in one or more series (the "REIT Series Common Stock"). In addition, as described below under "Restrictions on Ownership and Transfer," the Corporation is soliciting the vote of its shareholders to, among other things, approve an amendment to the REIT Charter authorizing the issuance of up to 25,000,000 shares of Excess Stock (as defined below). The REIT Charter grants the Corporation's Board of Directors the power, without further shareholder authorization, to authorize from time to time the issuance of REIT Preferred Stock and REIT Series Common Stock in one or more series and to determine the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preference, if any, of any such series and the designation thereof. As of the date of this Prospectus Supplement, no shares of REIT Preferred Stock or REIT Series Common Stock were outstanding other than 8,500,000 shares of the Corporation's Series A Non-Voting Convertible Common Stock (the "REIT Series A Common Stock"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Meditrust Companies--Combined Liquidity and Capital Resources" and "Certain Recent Developments" herein and "Description of Series Common Stock--Series A Non-Voting Convertible Common Stock" in the accompanying Prospectus. In addition, the Corporation has authorized the issuance of 200,000 shares of its Junior Participating Preferred Stock (the "REIT Junior Preferred Stock") in connection with its shareholder rights plan (see "Description of Capital Stock--Rights Agreement" in the accompanying Prospectus); no shares of REIT Junior Preferred Stock are outstanding as of the date of this Prospectus Supplement. See "Description of Capital Stock," "Description of Paired Common Stock," "Description of Preferred Stock" and "Description of Series Common Stock" in the accompanying Prospectus.


     The Corporation has authorized the issuance of a series of Preferred Stock, consisting of 700,000 shares (plus up to an additional 105,000 shares issuable upon exercise of the Underwriters' over-allotment option), designated as the 9% Series A Cumulative Redeemable Preferred Stock. The Series A Preferred Stock will be represented by a total of 7,000,000 Depositary Shares (plus up to an additional 1,050,000 Depositary Shares issuable upon exercise of the Underwriters' over-allotment option), each of which will represent a one-tenth interest in a share of Series A Preferred Stock. The shares of Series A Preferred Stock will be deposited with State Street Bank and Trust Company, as depositary (the "Preferred Stock Depositary") under a Deposit Agreement (the "Deposit Agreement") among the Corporation, the Preferred Stock Depositary and the holders from time to time of depositary receipts (the "Depositary Receipts") issued by the Preferred Stock Depositary thereunder. The Depositary Receipts will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement and except as otherwise described under "Restrictions on Ownership and Transfer," each holder of a Depositary Receipt evidencing a Depositary Share will be entitled to all the rights and preferences of a one-tenth fractional interest in a share of Series A Preferred Stock (including dividend, voting, redemption and liquidation rights and preferences). See "Description of Depositary Shares" in the accompanying Prospectus.


     Application has been made to list the Depositary Shares on the NYSE. The Series A Preferred Stock will not be so listed, and the Corporation does not expect that there will be any trading market for the Series A Preferred Stock except as represented by the Depositary Shares. See "Underwriters."


     The Series A Preferred Stock does not contain any provisions affording holders of the Series A Preferred Stock or Depositary Shares protection in the event of a highly leveraged or other transaction that might adversely affect holders of the Series A Preferred Stock or Depositary Shares.


     The transfer agent, registrar and paying agent for the Series A Preferred Stock will be State Street Bank and Trust Company, acting through its servicing agent, Boston EquiServe. The Certificate of Designation will provide that the Corporation will at all times maintain an office or agency in the Borough of Manhattan, The City of New York, where Depositary Receipts and shares of Series A Preferred Stock may be surrendered for payment (including upon redemption, if any), registration of transfer or exchange.


     The Depositary Receipts will initially be issued in the form of temporary Depositary Receipts. Holders of temporary Depositary Receipts will be entitled to exchange them for definitive Depositary Receipts as soon as such definitive Depositary Receipts are available (which the Corporation anticipates will be within 150 days after the original issuance of the Depositary Receipts).


Ranking

     The Series A Preferred Stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation (i) senior to the REIT Common Stock and senior to all other capital stock of the Corporation other than capital stock referred to in clauses (ii) and (iii) of this sentence; (ii) on a parity with all capital stock of the Corporation the terms of which specifically provide that such capital stock ranks on a parity with the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation; and (iii) junior to all capital stock of the Corporation the terms of which specifically provide that such capital stock ranks senior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation. In that regard, the Board of Directors of the Corporation may from time to time, without shareholder approval, authorize the issuance of one or more series of REIT Preferred Stock or REIT Series Common Stock ranking on a parity with the Series A Preferred Stock. See "--General" above and "Description of Preferred Stock--Voting Rights" in the accompanying Prospectus. In addition, with the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time as described in the accompanying Prospectus under "Description of Preferred Stock--Voting Rights," the Corporation may issue capital stock which ranks senior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, and the rights of holders of Series A Preferred Stock to receive dividends and amounts due upon liquidation, dissolution or winding up of the Corporation shall be subject to the preferential rights of any such senior capital stock; however, no such senior capital stock is currently outstanding.


Dividends

     Subject to the preferential rights of holders of any other capital stock of the Corporation ranking prior to the Series A Preferred Stock as to dividends, holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 9% of the $250 per share liquidation preference per annum (equivalent to an annual rate of $2.25 per Depositary Share). Dividends shall accrue and be cumulative from the Original

Issue Date (which will be defined in the Certificate of Designation as the first date on which any shares of Series A Preferred Stock are originally issued) and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date") or, if such day is not a Business Day (as defined in the Certificate of Designation), the next succeeding Business Day. The first dividend, which will be payable on September 30, 1998 (or, if such day is not a Business Day, on the next succeeding Business
Day), will be for more than a full quarter. Dividends payable on the Series A Preferred Stock, including dividends payable for partial dividend periods, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock transfer books of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Corporation that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each, a "Dividend Record Date").

     If any Dividend Payment Date or redemption date for the Series A Preferred Stock falls on a day which is not a Business Day, the payment which would otherwise be due on such Dividend Payment Date or redemption date, as the case may be, may be made on the next succeeding Business Day with the same force and effect as if made on such Dividend Payment Date or redemption date, as the case may be, and no interest or additional dividends or other sum shall accrue on the amount so payable for the period from and after such Dividend Payment Date or redemption date, as the case may be, to such next succeeding Business Day. Under those circumstances, distributions on the Depositary Shares will also be postponed to such next succeeding Business Day.


     The Corporation is a party to certain instruments and agreements which could restrict or prevent the payment of dividends on the Series A Preferred Stock. See "Risk Factors--Risks Related to Restrictions on Dividends and Distributions; Risks Relating to Restrictive Debt Covenants and Compliance with Debt Instruments" and "Description of Preferred Stock--Dividend and Redemption Restrictions" in the accompanying Prospectus. In that regard, no dividends on any shares of Series A Preferred Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by applicable law.

     Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue regardless of whether or not the Corporation has earnings, regardless of whether or not there are funds legally available for the payment of such dividends, and regardless of whether or not such dividends are declared. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of the full cumulative dividends described above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares.

     If for any taxable year the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes and series of the Corporation's capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series A Preferred Stock shall be an amount equal to the total Capital Gains Amount multiplied by a fraction the numerator of which is the total dividends (within the meaning of the Code) paid or made available to the holders of Series A Preferred Stock for that year and the denominator of which is the Total Dividends for that year. See "Certain Federal Income Tax Considerations" below and "Federal Income Tax Considerations" in the accompanying Prospectus.


Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, then, before any distribution or payment shall be made to the holders of any REIT Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, but subject to the preferential rights of the holders of any capital stock of the Corporation ranking prior to the Series A Preferred Stock with respect to such distribution of assets, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders liquidating distributions in cash or property at its fair market value as determined by the Corporation's Board of Directors in the amount of a liquidation preference of $250 per share (equivalent to $25 per Depositary Share), plus an amount equal to all accrued and unpaid dividends to the date of payment. After payment of the full amount of the liquidating distributions (including accrued and unpaid dividends) to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. For further information regarding matters affecting the holders of Series A Preferred Stock upon the liquidation, dissolution or winding up of the Corporation, see "Description of Preferred Stock--Liquidation Preference" in the accompanying Prospectus.



Redemption

     The Series A Preferred Stock is not redeemable prior to June 17, 2003. However, the Corporation will be entitled, pursuant to certain provisions in its by-laws, to call for purchase and purchase from the holders thereof shares of Series A Preferred Stock and Depositary Shares in order to preserve the Corporation's status as a REIT for federal income tax purposes. Likewise, in connection with its annual meeting of shareholders to be held on June 18, 1998, the Corporation is soliciting the vote of its shareholders to approve certain amendments to the REIT Charter which, if approved, would provide for the conversion of Series A Preferred Stock into Excess Stock in order to preserve the Corporation's status as a REIT for federal income tax purposes and the purchase by the Corporation or a third party of such Excess Stock. See "Restrictions on Ownership and Transfer" below.

     On and after June 17, 2003, the Corporation may, at its option upon not less than 30 nor more than 60 days' prior written notice to the holders of the Series A Preferred Stock, redeem the Series A Preferred Stock, in whole or from time to time in part, for a cash redemption price equal to $250 per share (equivalent to $25 per Depositary Share) plus (except as provided below) accrued and unpaid dividends to the date fixed for redemption. Upon the redemption of any Series A Preferred Stock by the Corporation, the Preferred Stock Depositary is required to redeem, as of the same redemption date, the number of Depositary Shares representing the shares of Series A Preferred Stock so redeemed upon not less than 30 nor more than 60 days' prior written notice to the holders of the Depositary Receipts evidencing such Depositary Shares, provided that the Corporation has paid in full to the Preferred Stock Depositary the redemption price of the Series A Preferred Stock to be redeemed plus accrued and unpaid dividends thereon, if any. The redemption price of the Series A Preferred Stock (other than the portion thereof consisting of accrued and unpaid dividends) shall be payable solely out of the sale proceeds of other capital stock of the Corporation and not from any other source. For purposes of the preceding sentence, the term "capital stock" means any equity securities (including REIT Common Stock, REIT Series Common Stock and REIT Preferred Stock), shares, interests, participations or other ownership interests (however designated), depositary shares representing interests in any of the foregoing, and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Depositary Receipts evidencing Depositary Shares to be redeemed shall surrender such Depositary Receipts at the place or one of the places, as the case may be, designated in the notice of redemption and, upon such surrender, shall be entitled, in proportion to their respective fractional interests in the shares of Series A Preferred Stock being redeemed, to the redemption price and any accrued and unpaid dividends payable upon such redemption. If fewer than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by lot or by any other equitable method determined by the Corporation that will not give the Corporation the right to purchase Depositary Shares, Depositary Receipts or shares of Series A Preferred Stock represented by Depositary Shares pursuant to the provisions of its by-laws allowing the purchase of its capital stock to preserve the status of the Corporation as a REIT for federal income tax purposes and, if the proposed amendments to the REIT Charter described below are adopted, that will not result in the conversion of Series A Preferred Stock into Excess Stock. See "Restrictions on Ownership and Transfer" below. If the Depositary Shares evidenced by a Depositary Receipt are to be redeemed in part only, one or more new Depositary Receipts will be issued for the Depositary Shares not so redeemed. See "Description of Preferred Stock --Redemption" and "Description of Depositary Shares--Redemption of Depositary Shares" in the accompanying Prospectus.


     If notice of redemption has been given and if funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of the shares of Series A Preferred Stock called for redemption, then from and after the date fixed for redemption dividends will cease to accrue on the shares of Series A Preferred Stock so called for redemption, such shares of Series A Preferred Stock and the Depositary Shares representing such shares of Series A Preferred Stock will no longer be deemed outstanding, and all rights of the holders of such shares of Series A Preferred Stock and of the Depositary Receipts evidencing such Depositary Shares will terminate, except the right to receive the redemption price together with, if applicable, accrued and unpaid dividends thereon.

     Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made at least once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice furnished by the Corporation will be mailed by the Preferred Stock Depositary, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Depositary Receipts evidencing the Depositary Shares to be redeemed at their respective addresses as they appear on the records of the Preferred Stock Depositary. No failure to mail or defect in such mailed notice shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock or Depositary Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock and the number of Depositary Shares to be redeemed; (iv) the place or places (which shall include the Borough of Manhattan, The City of New
York) where the Depositary Receipts evidencing the Depositary Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares of the Series A Preferred Stock represented by the Depositary Shares to be redeemed will cease to accrue on such redemption date. If fewer than all of the Depositary Shares evidenced by the Depositary Receipts held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Depositary Shares to be redeemed from such holder.


     The holders of record of Depositary Receipts at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts on the corresponding Dividend Payment Date notwithstanding the redemption of such Depositary Shares or the shares of Series A Preferred Stock represented by such Depositary Shares after such Dividend Record Date and on or prior to the corresponding Dividend Payment Date or the Corporation's default in the payment of the dividend due on such Dividend Payment Date, in which case the redemption price for such Depositary Shares and the shares (including fractional shares) of Series A Preferred Stock represented thereby will not include such dividend (which shall instead be paid on the applicable Dividend Payment Date to the holders of record on such Dividend Record Date as aforesaid). Except as provided above, the Corporation will make no payment or allowance for unpaid dividends, regardless of whether or not in arrears, on shares of Series A Preferred Stock or Depositary Shares called for redemption.


     The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. However, see "Restrictions on Ownership and Transfer" below.


Voting Rights

     Holders of the Series A Preferred Stock will not have any voting rights, except as described in the accompanying Prospectus under "Description of Preferred Stock--Voting Rights." In that regard, holders of the Series A Preferred Stock will be entitled, on the terms and subject to the conditions described in the accompanying Prospectus, to vote for the election of two additional directors of the Corporation whenever dividends on the Series A Preferred Stock shall be in arrears for six or more quarterly periods (whether or not consecutive). See "Description of Preferred Stock--Voting Rights" in the accompanying Prospectus.

     In any matter in which the Series A Preferred Stock is entitled to vote, including any action by written consent, each share of Series A Preferred Stock shall be entitled to ten votes, each of which ten votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each share of Series A Preferred Stock, the holder thereof may designate up to ten proxies, with each such proxy having the right to vote a whole number of votes (totalling ten votes per share of Series A Preferred Stock). As a result, each Depositary Share will be entitled to one vote.

     For further information regarding the voting rights of the holders of the Series A Preferred Stock and related Depositary Shares, see "Description of Preferred Stock--Voting Rights" and "Description of Depositary Shares --Voting of the Preferred Stock" in the accompanying Prospectus.


Conversion

     The Series A Preferred Stock will not be exchangeable for or convertible into any other property or securities of the Corporation, except as described in the next paragraph.

Proposed Amendments to REIT Charter

     In connection with its annual meeting of stockholders to be held on June 18, 1998, the Corporation is soliciting the approval of its shareholders to certain amendments to the REIT Charter which, if approved, would, among other things, provide for the conversion of Series A Preferred Stock into Excess Stock in order to preserve the Corporation's status as a REIT for federal income tax purposes and impose certain additional, more stringent, limitations on the ownership and transfer of Series A Preferred Stock and the Depositary Shares. See "Restrictions on Ownership and Transfer." If these amendments to the REIT Charter are approved, and, thereafter, any Series A Preferred Stock is converted into Excess Stock, then, among other things, investors will not be entitled to receive dividends on or vote Depositary Shares representing Excess Stock issued upon conversion of Series A Preferred Stock and, in the event of a liquidation or winding up of the Corporation, the distributions, if any, payable per share of Excess Stock may be less than the distributions, if any, payable per share of Series A Preferred Stock. In addition, the Corporation or, under certain circumstances, a third party will have the right to purchase shares of Excess Stock at prices specified in the REIT Charter.



Registrar and Transfer Agent

     The Registrar and Transfer Agent for the Series A Preferred Stock and the Depositary Shares is State Street Bank and Trust Company, acting through its servicing agent, Boston EquiServe.


                     RESTRICTIONS ON OWNERSHIP AND TRANSFER

     For the Corporation to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Among other things, not more than 50% in value of the Corporation's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) and 100 or more persons must beneficially own the capital stock of the Corporation. In addition, in order to qualify as a REIT, at least 75% of the Corporation's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Corporation from the Operating Company will not qualify as rents from real property if the Corporation owns, actually or constructively, 10% or more of the outstanding capital stock of the Operating Company, the result of which would be the loss of REIT status for the Corporation. See "Federal Income Tax Considerations--REIT Qualification of the Corporation" in the accompanying Prospectus.

     The Corporation's by-laws contain provisions and restrictions intended to preserve the status of the Corporation as a REIT for federal income tax purposes, including provisions permitting the Corporation to call for purchase, and to purchase, its capital stock from shareholders or to refuse to transfer its capital stock. As described below, the Series A Preferred Stock will be subject to all such provisions and restrictions and, pursuant to the terms of the Deposit Agreement, the Depositary Receipts and Depositary Shares will also be subject to all such provisions and restrictions as if the owners of Depositary Receipts and Depositary Shares owned the underlying Series A Preferred Stock directly. See "Description of Capital Stock--Ownership Limitations and Restrictions on Transfers," "Description of Preferred Stock--Restrictions on Ownership and Transfer" and "Description of Depositary Shares--Restrictions on Ownership and Transfer" in the accompanying Prospectus.


     In addition, the Corporation is soliciting the vote of its shareholders to approve certain amendments to the REIT Charter which, if approved by its shareholders, would add certain additional, and more stringent, restrictions on the ownership and transfer of the Corporation's capital stock, including the Series A Preferred Stock. In order for these proposed amendments to operate as described below, the Corporation must be authorized to issued a new class of its capital stock to be known as "Excess Stock", and the Corporation is therefore also soliciting the vote of its shareholders to approve an amendment to the REIT Charter authorizing the issuance of up to 25 million shares of Excess Stock. The Operating Company is soliciting the vote of its shareholders to approve substantially similar amendments to its certificate of incorporation, as amended and restated.

     The foregoing amendments to the REIT Charter require the affirmative vote of at least a majority of the outstanding shares of REIT Common Stock, and such shareholder vote will take place at the Corporation's annual meeting to be held on June 18, 1998. Only shareholders of the Corporation of record on April 22, 1998 will be entitled to vote in respect of such proposed amendments at the annual meeting. Accordingly, holders of the Depositary Shares offered hereby and the shares of Series A Preferred Stock represented by such Depositary Shares will not be entitled to vote in respect of such proposed amendments. However, the Certificate of Designation relating to the Series A Preferred Stock will provide that, if the foregoing amendments to the REIT Charter are approved by the Corporation's shareholders, then such amendments shall also apply with respect to the Series A Preferred Stock represented by the Depositary Shares offered hereby. In addition, the Deposit Agreement will contain provisions to the effect that, among other things, the Depositary Receipts issued thereunder and the related Depositary Shares will be subject to the provisions in these proposed amendments to the REIT Charter if approved by the Corporation's shareholders.

     The proposed amendments to the REIT Charter will (i) add a new Article Thirteenth ("Article Thirteenth") which will contain the restrictions on ownership and transfer described below and (ii) amend certain other provisions of the REIT Charter in order to authorize the issuance of 25 million shares of Excess Stock. The proposed form of Article Thirteenth is attached as Annex E to The Meditrust Companies' joint proxy statement/prospectus dated May 18, 1998 (the "Joint Proxy Statement"). Prospective investors should carefully review the provisions of Annex E (copies of which may be obtained as described in the accompanying Prospectus under "Available Information"). The following summary of certain provisions of Article Thirteenth does not purport to be complete and is subject to, and qualified in its entirety by reference to, such Annex E. In addition, capitalized terms used below and not defined in this Prospectus Supplement have the respective meanings assigned to them in such Annex E.

     Proposed Article Thirteenth of the REIT Charter will provide, in substance, as follows: no person or entity (other than a Look-Through Entity) may Beneficially Own or Constructively Own in excess of 9.25%, and no Look- Through Entity may Beneficially Own or Constructively Own in excess of 9.8%, of the outstanding shares of any class or series of Equity Stock (which is defined to include both common stock and preferred stock) of the Corporation (the "Ownership Limitation"), unless the Ownership Limitation is waived by the Board of Directors of the Corporation in accordance with Article Thirteenth. As a series of Equity Stock, the shares of Series A Preferred Stock will be subject to the Ownership Limitation and, as a result, no person or entity may Beneficially Own or Constructively Own more than 9.25% or, in the case of a Look-Through Entity, more than 9.8% of the outstanding shares of Series A Preferred Stock or Depositary Shares. In addition, any transfer of Equity Stock of the Corporation that would (i) violate the Ownership Limitation, or (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or (iii) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the real property of the Corporation or any of its direct or indirect subsidiaries, within the meaning of
Section 856(d)(2)(B) of the Code, or (iv) result in the shares of capital stock of the Corporation being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons, will be void ab initio and the intended transferee will acquire no right or interest in such shares of Equity Stock. The limitations described in clauses (ii), (iii) and (iv) of the preceding sentence are hereinafter called the "Other Limitations."

     The Ownership Limitation and the Other Limitations can be violated as a result of either a transfer of Equity Stock or a Non-Transfer Event (defined, in general, as any event, other than a purported transfer, which would violate the Ownership Limitation or Other Limitations). If there is a purported transfer of Equity Stock or a Non-Transfer Event that would result in a violation of the Ownership Limitation or the Other Limitations, then, unless such violation is waived by the Board of Directors of the Corporation in accordance with Article Thirteenth, (i) the purported transferee shall be deemed to be a Prohibited Owner (defined, in general, as any person or entity which is prevented from becoming the record owner of Equity Stock by the provisions of Article Thirteenth described in this paragraph) and shall acquire no right or interest (or, in the case of a Non-Transfer Event, the person or entity holding record title to the relevant Equity Securities shall cease to own any right or interest) in such number of shares of such Equity Stock the ownership of which would violate the Ownership Limitation or the Other Limitations, (ii) such number of shares of such Equity Stock in excess of the Ownership Limitation or which results in the violation of the Other Limitations shall be automatically converted into an equal number of shares of Excess Stock and transferred to a trust (the "Trust") created and administered for the exclusive benefit of a beneficiary (the "Beneficiary") named by the Corporation, and (iii) the Prohibited Owner shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the trustee (the "Trustee") of the Trust. Such conversion into Excess Stock and transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the transfer or Non-Transfer Event, as the case may be. The shares of Excess Stock held by the Trust shall remain outstanding shares of capital stock of the Corporation, and shall be held by the Trustee for the exclusive benefit of the Beneficiary.

     Each share of Excess Stock shall be entitled to the same dividends and distributions as the shares of the class or series of Equity Stock from which such Excess Stock was converted. However, the Trustee shall be entitled to receive all such dividends and distributions and shall hold them in trust for the benefit of the Beneficiary, and the

Prohibited Owner shall not be entitled to any such dividends and distributions and shall, in addition, be required to repay to the Trust the amount of any dividends or distributions received by the Prohibited Owner that are attributable to any shares of Equity Stock that have been converted into Excess Stock if the record date for such dividend or distribution was on or after the date such shares were converted into Excess Stock. In the event of any voluntary or involuntary liquidation, winding up or distribution of assets of the Corporation, each holder of Excess Stock shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series from which it was converted, that portion of the assets of the Corporation that is available for distribution to the holders of such class or series of Equity Stock. The Trust will distribute to the Prohibited Owner the amounts received upon such liquidation, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of the price per share such Prohibited Owner paid for such shares of Equity Stock in the transfer which resulted in the conversion of such shares into Excess Stock or, in the case of a Non-Transfer Event or transfer in which the Prohibited Owner did not give value (such as a gift or devise) and which Non-Transfer Event or transfer, as the case may be, resulted in the conversion of the shares into Excess Stock, the price per share equal to the Market Price on the date of such Non-Transfer Event or transfer, and any remaining amount shall be distributed to the Beneficiary. As a result, the amount received by a Prohibited Owner per share of Excess Stock upon any such liquidation, winding up or distribution of assets may be greater or less than the amount it would have received had it disposed of a share of the corresponding Equity Stock.


     The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Each share of Excess Stock shall entitle the Trustee, as record holder thereof, to the same number of votes that the Trustee would have had if such share of Excess Stock were a share of the corresponding class or series of Equity Stock. The holders of shares of Excess Stock converted from the same class or series of Equity Stock shall vote together with the holders of such Equity Stock as a single class. Any vote taken by a Prohibited Owner prior to the discovery by the Corporation that such Prohibited Owner's shares of Equity Stock had been converted into shares of Excess Stock shall be rescinded and shall be void ab initio as to such Excess Stock.


     Shares of Excess Stock will be deemed to have been offered for sale to the Corporation or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares of Excess Stock (or, in the case of a devise, gift or Non-Transfer Event, the Market Price at the time of such devise, gift or Non-Transfer Event) and (ii) the Market Price on the date the Corporation or its designee accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days following the later of (a) the date of the Non-Transfer Event or purported transfer resulting in such Excess Stock and (b) the date on which the Corporation determines in good faith that a transfer or Non-Transfer Event resulting in shares of Excess Stock previously has occurred.


     If the Corporation fails to exercise its option to purchase the Excess Stock as described in the immediately preceding paragraph, the Trustee shall as soon as practicable designate one or more persons or entities as Permitted Transferees, provided that the Permitted Transferees so designated purchase for "valuable consideration" (whether in a public or private sale) the shares of Excess Stock in question. Upon transfer of shares of Excess Stock by the Trustee to a Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted.


     In the event the Corporation accepts the offer to purchase shares of Excess Stock or such Excess Stock is transferred to a Permitted Transferee as aforesaid, the Prohibited Owner of such Excess Stock shall be entitled to receive from the Trustee, following the sale or other disposition of such shares of Excess Stock, the lesser of (i)(a) in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (b) in the case of a Non-Transfer Event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the price per share equal to the Market Price on the date of such Non-Transfer Event or transfer and (ii) the price per share received by the Trustee from the sale or other disposition of such Excess Stock to the Corporation or a Permitted Transferee, and any excess amounts received by the Trustee shall be distributed to the Beneficiary. As a result, any amounts received by a Prohibited Owner in respect of Excess Stock as aforesaid may be more or less than the amounts such Prohibited Owner would have received had it disposed of the Equity Stock which was converted into such Excess Stock.

     Every Beneficial Owner and Constructive Owner of more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of any class or series of Equity Stock of the Corporation shall, within 30 days after January 1 of each year, provide the Corporation with a written statement or affidavit stating the name and address of such owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. In addition, each person or entity who is a Beneficial Owner or Constructive Owner of shares of Equity Stock and each person or entity (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit containing such information as the Corporation may request to determine the Corporation's status as a REIT and to ensure compliance with the Ownership Limitations.


     The foregoing restrictions on ownership and transfer pursuant to Article Thirteenth shall apply until the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to qualify, or to continue to qualify, as a REIT. In addition, the Board of Directors of the Corporation, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and subject to certain further terms and conditions, may exempt a person or entity from the Ownership Limitation. Each certificate evidencing shares of Series A Preferred Stock, as well as the Depositary Receipts evidencing the Depositary Shares offered hereby, shall bear a legend reflecting the foregoing restrictions on transfer imposed by the by-laws and the REIT Charter.



     The Deposit Agreement will contain provisions to the effect that, among other things, the Depositary Receipts issued thereunder and the related Depositary Shares will be subject to the provisions in the Corporation's by-laws referred to above (which provisions are described in the accompanying Prospectus under "Description of Capital Stock--Ownership Limitations and Restrictions on Transfer") and, if approved by the Corporation's shareholders, the provisions set forth in proposed Article Thirteenth of the REIT Charter described above, and (i) for purposes of applying those provisions, each holder of any Depositary Receipts will be deemed to be the owner of the number of shares (including fractional shares) of Series A Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts and (ii) except as otherwise expressly stated in the Deposit Agreement, such provisions of the Corporation's by-laws and, if approved by the Corporation's stockholders, such provisions of Article Thirteenth of the REIT Charter shall apply to such holder and such Depositary Receipts and Depositary Shares as if (A) such holder owned the shares (including fractional shares) of Series A Preferred Stock represented by such Depositary Shares directly, (B) such Depositary Receipts evidenced such shares (including fractional shares) of Series A Preferred Stock and (C) each such Depositary Share was a fractional share of Series A Preferred Stock, mutatis mutandis. Accordingly, the Corporation will be entitled, among other things, to purchase, and to refuse to transfer, Depositary Shares evidenced by Depositary Receipts on the same terms and conditions as are applicable to the Series A Preferred Stock pursuant to the Corporation's by-laws and, if approved by the Corporation's shareholders, Article Thirteenth. In addition, if such amendments to the REIT Charter are approved by the Corporation's shareholders, the Depositary Shares will be subject to the Ownership Limitation and the Other Limitations and the Deposit Agreement provides that, if any shares of Series A Preferred Stock are converted into Excess Stock, the Depositary Shares which previously represented such shares of Series A Preferred Stock shall be deemed to represent such shares of Excess Stock and the Prohibited Owner shall submit Depositary Receipts evidencing such Depositary Shares to the Corporation for registration in the name of the applicable Trustee. In the event that the Corporation purchases any Depositary Shares pursuant to such provisions of its by-laws, the purchase price per Depositary Share shall be equal to one-tenth of the purchase price payable under the Corporation's by-laws for one share of Series A Preferred Stock. In addition, if the foregoing amendments to the REIT Charter are approved by the Corporation's shareholders and, thereafter, any shares of deposited Series A Preferred Stock are converted into Excess Stock, the Deposit Agreement provides that, if any Prohibited Owner shall be entitled to receive any monies from the Trustee following the sale or disposition of such Excess Stock or upon any voluntary or involuntary liquidation, winding up or distribution of assets of the Corporation, or if any dividend or other distribution of monies, securities or other property shall be paid or made upon such Excess Stock, then, unless Article Thirteenth provides that such monies, securities or other property shall be paid or made to the applicable Trustee or Beneficiary, the amount of such monies, securities or other property payable or distributable, as the case may be, in respect of each Depositary Share representing such Excess Stock shall be equal to one-tenth of the amount payable in respect of a share of such Excess Stock.


     In addition, the Deposit Agreement will provide that, if Excess Stock is issued upon conversion of deposited Series A Preferred Stock, then (i) the Depositary Shares representing Excess Stock shall not represent a fractional interest in or be entitled to share in or receive any monies, securities or other property payable, distributable or offered in respect of the deposited Series A Preferred Stock and (ii) the Depositary Shares representing deposited Series A Preferred Stock shall not represent a fractional interest in or be entitled to share in or receive any monies, securities or other properties payable, distributable or offered in respect of such Excess Stock. As a result, because dividends payable on Excess Stock will be paid to the Trustee for the benefit of the Beneficiary, no dividends will be paid to investors in respect of Depositary Shares representing Excess Stock, nor will the Depositary Shares representing Excess Stock be entitled to receive any portion of the dividends or other distributions payable on the Series A Preferred Stock. Likewise, in the event of any liquidation or winding up of the Corporation, the distributions, if any, payable per share of Excess Stock may be less than the distributions, if any, payable per share of Series A Preferred Stock.


     As used in the proposed amendments to the REIT Charter described above, the following terms have the meanings set forth below:

     "Beneficial Ownership" shall mean, with respect to any person or entity, ownership of shares of Equity Stock equal to the sum of (i) the shares of Equity Stock directly or indirectly owned by such person or entity, (ii) the number of shares of Equity Stock treated as owned directly or indirectly by such person or entity through the application of the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock which such person or entity is deemed to beneficially own pursuant to Rule 13d-3 under the Securities Exchange Act of 1934; provided, however, that, for the purposes of calculating the foregoing, no share shall be counted more than once. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have correlative meanings.

     "Constructive Ownership" shall mean ownership of shares of Equity Stock by a person or entity who is or would be treated as a direct or indirect owner of such shares of Equity Stock through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have correlative meanings.

     "Look-Through Entity" shall mean a person or entity that is either (i) a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code as modified by Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.



                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of certain federal income tax considerations pertaining to the acquisition, ownership and disposition of the Depositary Shares. This discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion address any state, local or foreign tax considerations. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to a prospective holder of Depositary Shares in light of its particular circumstance or to certain types of shareholders (including insurance companies, financial institutions, broker-dealers, tax exempt investors, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The Corporation has not requested and will not request a ruling from the Internal Revenue Service (the "IRS") with respect to any of the federal income tax issues discussed below.


     This Prospectus Supplement does not address the taxation of the Corporation or the impact on the Corporation of its election to be taxed as a REIT. Such matters are addressed in the accompanying Prospectus under the caption "Federal Income Tax Considerations--REIT Qualification of the Corporation."


     For a discussion of certain additional Federal income tax considerations associated with an investment in the Depositary Shares, see "Federal Income Tax Considerations" in the accompanying Prospectus.

     Prospective investors should consult, and must depend on, their own tax advisors regarding the federal, state, local, foreign and other tax consequences of holding and disposing of the Depositary Shares.


Taxation of Holders of Depositary Shares

     Dividends and Other Distributions; Backup Withholding. For a discussion of the taxation of the Corporation, the treatment of dividends and other distributions with respect to shares of the Corporation, and the backup withholding rules, see the captions "Federal Income Tax Considerations--REIT Qualification of the Corporation" and "--Federal Income Taxation of Paired Capital Stock" in the accompanying Prospectus. In determining the extent to which a distribution with respect to the Depositary Shares constitutes a dividend for tax purposes, the earnings and profits of the Corporation will be allocated, on a pro rata basis, first to distributions with respect to the Series A Preferred Stock and then to the REIT Common Stock and, if outstanding, the REIT Series Common Stock. In the event that the Corporation designates any portion of a dividend as a "capital gain dividend," taxable as a 20 percent gain distribution, 28 percent gain distribution or a Section 1250 gain distribution taxed at a 25 percent rate (each a "specific capital gain dividend"), a holder's proportionate share of such specific capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such holder for the year as the aggregate amount designated as a specific capital gain dividend bears to the aggregate amount of all dividends paid on all classes and series of capital stock of the Corporation for the year.

     Sale or Exchange of Depositary Shares. Upon the sale or exchange of Depositary Shares to a party other than the Corporation, a holder of the Depositary Shares will realize a capital gain or loss measured by the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in the Depositary Shares (provided the Depositary Shares are held as a capital asset). See "Federal Income Tax Considerations-- Federal Income Taxation of Paired Capital Stock--Taxation of Stockholders on the Disposition of Paired Capital Stock" in the accompanying Prospectus.

     Redemption of Depositary Shares. The treatment accorded to any redemption by the Corporation (as distinguished from a sale, exchange or other disposition) of the Depositary Shares can only be determined on the basis of particular facts as to each holder at the time of redemption. In general, a holder of the Depositary Shares will recognize capital gain measured by the excess of the amount received by the holder of the Depositary Shares upon the redemption over such holder's adjusted tax basis in the Depositary Shares (provided the Depositary Shares are held as a capital asset) if such redemption (i) results in a "complete termination" of the holder's interest in all classes of stock of the Corporation under Section 302(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) is "not essentially equivalent to a dividend" with respect to the holder of the Depositary Shares under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any Depositary Shares owned by the holder of the Depositary Shares, but also such holder's ownership of REIT Common Stock, REIT Series Common Stock, or other series of REIT Preferred Stock and any other options (including stock purchase rights) to acquire any of the foregoing. The holder of the Depositary Shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

     If a particular holder of the Depositary Shares owns (actually or constructively) no REIT Common Stock or an insubstantial percentage of the outstanding REIT Common Stock, based upon current law, it is probable that the redemption of the Depositary Shares from such a holder would be considered "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances, and a holder of the Depositary Shares intending to rely on any of these tests at the time of redemption should consult its own tax advisor to determine their application to its particular situation.

     If the redemption does not meet any of the tests under Section 302(b) of the Code, then the redemption proceeds received from the Depositary Shares will be treated as a distribution on the Depositary Shares as described under "Federal Income Tax Considerations--Federal Income Taxation of Paired Capital Stock--Taxation of Taxable U.S. Stockholders" in the accompanying Prospectus. If the redemption is taxed as a dividend, the adjusted tax basis of a holder of Depositary Shares in the Depositary Shares will be transferred to any other shares held by such holder. If the holder of the Depositary Shares owns no other shares in the Corporation, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated, Smith Barney Inc., BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives (the "Representatives"), have severally agreed to purchase, and the Corporation has agreed to sell to them, severally, the respective numbers of Depositary Shares set forth opposite the names of such Underwriters below:



                                                                   Number of
                            Name                              Depositary Shares
                            ----                              -----------------
    Morgan Stanley & Co. Incorporated ......................      1,253,000
    PaineWebber Incorporated ...............................      1,253,000
    Prudential Securities Incorporated .....................      1,253,000
    Smith Barney Inc. ......................................      1,253,000
    BT Alex. Brown Incorporated ............................        416,500
    Donaldson, Lufkin & Jenrette Securities Corporation ....        416,500
    CIBC Oppenheimer Corp. .................................         70,000
    EVEREN Securities, Inc. ................................         70,000
    Raymond James & Associates, Inc. .......................         70,000
    Tucker Anthony Incorporated ............................         70,000
    Advest, Inc. ...........................................         35,000
    Cowen & Company ........................................         35,000
    Craige Incorporated ....................................         35,000
    Crowell, Weedon & Co. ..................................         35,000
    Dain Rauscher Incorporated .............................         35,000
    Davenport & Company LLC ................................         35,000
    Fahnestock & Co. Inc. ..................................         35,000
    Fidelity Capital Markets - a division of
     National Financial Services Corporation ...............         35,000
    First Albany Corporation ...............................         35,000
    Gibraltar Securities Co. ...............................         35,000
    Interstate/Johnson Lane Corporation ....................         35,000
    Janney Montgomery Scott Inc. ...........................         35,000
    J.C. Bradford & Co. ....................................         35,000
    J.J.B. Hilliard, W.L. Lyons, Inc. ......................         35,000
    Legg Mason Wood Walker, Incorporated ...................         35,000
    McDonald & Company Securities, Inc. ....................         35,000
    McGinn, Smith & Co., Inc. ..............................         35,000
    Morgan Keegan & Company, Inc. ..........................         35,000
    The Ohio Company .......................................         35,000
    Piper Jaffray Inc. .....................................         35,000
    The Robinson-Humphrey Company, LLC .....................         35,000
    Roney & Co., L.L.C. ....................................         35,000
    Scott & Stringfellow, Inc. .............................         35,000
    Stifel, Nicolaus & Company, Incorporated ...............         35,000
    Sutro & Stringfellow, Inc. .............................         35,000
                                                                  ---------
        Total ..............................................      7,000,000
                                                                       =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Depositary Shares offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Depositary Shares offered hereby if any are taken.

     The Underwriters initially propose to offer part of the Depositary Shares directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part to certain dealers at a price that represents a concession not in excess of $.50 per Depositary Share below the public offering price. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of $.40 per Depositary Share to other Underwriters or to certain other dealers. After the initial offering of the Depositary Shares, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Corporation has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an aggregate of 1,050,000 additional Depositary Shares at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Depositary Shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Depositary Shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of Depositary Shares set forth next to the names of all Underwriters in the preceding table.


     The Corporation and the several Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

     The Corporation has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 30 days after the date of this Prospectus Supplement
(a) offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Series A Preferred Stock, any shares of any other class or series of capital stock of the Corporation which is substantially similar to the Series A Preferred Stock or any depositary shares or depositary receipts representing or evidencing any of the foregoing (other than the Depositary Shares to be sold to the Underwriters and the shares of Series A Preferred Stock represented by such Depositary Shares) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Series A Preferred Stock, any shares of any other class or series of capital stock of the Corporation which is substantially similar to the Series A Preferred Stock or any depositary shares or depositary receipts representing or evidencing any of the foregoing, whether any such transaction described in clause (a) or (b) of this sentence is to be settled by delivery of Series A Preferred Stock, other securities, in cash or otherwise.

     The Corporation will apply to list the Depositary Shares on the NYSE. Trading of the Depositary Shares on the NYSE is expected to commence within the 30-day period after initial delivery of the Depositary Shares. The Underwriters have advised the Corporation that they intend to make a market in the Depositary Shares prior to the commencement of trading on the NYSE. The Underwriters will have no obligation to make a market in the Depositary Shares, however, and may cease market-making activities, if commenced, at any time.

     In order to facilitate the offering of the Depositary Shares, the Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Depositary Shares. Specifically, the Underwriters may over- allot in connection with the offering, creating a short position in the Depositary Shares for their own account. In addition, to cover over-allotments or to stabilize the price of the Depositary Shares, the Underwriters may bid for, and purchase, the Depositary Shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Depositary Shares in the offering, if the syndicate repurchases previously distributed Depositary Shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Depositary Shares above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.


                                  LEGAL MATTERS

     Certain legal matters will be passed upon for the Corporation by Nutter, McClennen & Fish, LLP, Boston, Massachusetts. Brown & Wood LLP, San Francisco, California will act as counsel for the Underwriters.

                           FORWARD-LOOKING STATEMENTS


     Any statements in this Prospectus Supplement, in the accompanying Prospectus and in the documents that are incorporated or deemed to be incorporated by reference in the accompanying Prospectus that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained or incorporated by reference herein, in the accompanying Prospectus or in the documents incorporated or deemed to be incorporated by reference therein should not be relied upon as predictions of future events. Prospective investors are cautioned that, while forward-looking statements reflect the Corporation's good faith belief, they are not guarantees of future performance and they involve known and unknown risks and uncertainties and there can be no assurance that the events, results or conditions reflected in such forward-looking statements will occur. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated or deemed to be incorporated by reference, including, without limitation, the information set forth under "Risk Factors" in the accompanying Prospectus and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this Prospectus Supplement, identifies important factors that could cause such differences. See "Risk Factors--Cautionary Statements Concerning Forward-Looking Statements" in the accompanying Prospectus.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     On January 3, 1998, The Meditrust Companies entered into a merger agreement with La Quinta pursuant to which La Quinta will merge with and into the Corporation with the Corporation being the surviving corporation. As a result of the La Quinta Merger, the Corporation will acquire all of the assets and liabilities of La Quinta and will assume or retire La Quinta's existing indebtedness.


     Pursuant to the terms of the La Quinta merger agreement, shareholders of La Quinta may receive a combination of Shares and the earnings and profits distribution referred to below, or they may elect to receive cash, subject to the amount of aggregate cash payable to La Quinta shareholders being limited to approximately $521 million (representing approximately 24% to 28% of the total merger consideration depending on the Meeting Date Price described below). The stock consideration will be payable in Shares under an exchange ratio determined based on the average closing price of the Shares for 20 randomly determined trading days in a 30 trading day period ending the eighth day prior to La Quinta's shareholder meeting called to consider the La Quinta Merger (the "Meeting Date Price"). As discussed below, the following unaudited pro forma financial statements assume a Meeting Date Price of $30.40 per share. The actual Meeting Date Price, as announced by the Corporation on June 9, 1998, is $28.75625 per Share. Under the terms of the La Quinta merger agreement this decline from the assumed Meeting Date Price of $30.40 per Share will not result in a change in the number of Shares assumed to be issued in the La Quinta Merger. In addition, although La Quinta had the right, subject to certain exceptions, to terminate the merger agreement as a result of the foregoing decline in the Meeting Date Price, the board of directors of La Quinta has elected to proceed with the merger.

     Pursuant to the La Quinta merger agreement, if the La Quinta Merger is consummated the La Quinta shareholders will receive 0.7602 Shares in exchange for each share of La Quinta common stock, reduced by the amount to be received in the earnings and profits distribution per La Quinta share (resulting in total consideration of $23.11 per share of La Quinta common stock, based upon an assumed Meeting Date Price of $30.40 per Share, including the earnings and profits distribution). La Quinta shareholders receiving stock consideration will also receive the earnings and profits distribution so long as they hold the Shares on the applicable record date. The earnings and profits distribution is expected to be declared immediately prior to the La Quinta Merger, payable to all shareholders of record of The Meditrust Companies on a date to be determined by the Corporation between the fifteenth and the forty-fifth day following the La Quinta Merger and payable within fifteen days of such record date.


     The La Quinta Merger is subject to various conditions including, without limitation, approval of the La Quinta Merger by two-thirds of the outstanding shares of La Quinta common stock and by a majority of the outstanding shares of each of The Meditrust Companies.

     To maintain its qualification as a REIT in the event the La Quinta Merger is consummated, the Corporation will be required to distribute any current and accumulated earnings and profits inherited from La Quinta in the merger (as determined for federal income tax purposes). Accordingly, following the La Quinta Merger, the Corporation intends to make a distribution of earnings and profits in the amount determined by the Corporation to be necessary for federal income tax purposes. For purposes of the following pro forma financial statements, the amount of such earnings and profits distribution is assumed to be $150 million. See "Risk Factors--Tax Risks Related to Real Estate Investment Trusts--Requirement to Distribute Accumulated Earnings and Profits" in the accompanying Prospectus.

     In addition, on January 11, 1998 The Meditrust Companies and Cobblestone entered into a merger agreement pursuant to which Cobblestone merged with and into the Corporation on May 29, 1998. Cobblestone was a privately held company which had a portfolio of 27 golf facilities with 31 golf courses.


     Under the terms of the Cobblestone merger agreement The Meditrust Companies were entitled to acquire all of the outstanding common stock of Cobblestone for Shares and all of the outstanding preferred stock of Cobblestone for either Shares or, at The Meditrust Companies' option, cash, with an aggregate value of approximately $241 million. The following pro forma condensed financial statements were prepared on the assumption that 7,928,000 Shares would be issued in the Cobblestone Merger, based on an assumed market price per Share of $30.40, and that approximately $169 million of Cobblestone debt and associated costs would be refinanced or assumed as a condition of the closing. However, due to a decline in the market price of the Shares, approximately 8,177,300 Shares with an aggregate market value of approximately $230 million were issued in the Cobblestone Merger and the $169 million of Cobblestone debt and associated costs referred to above were paid off by the Corporation in cash at the closing of the Cobblestone Merger with borrowings under credit facilities. Accordingly, if the following pro forma condensed financial statements had been prepared on the basis of the actual number of Shares issued and the other terms upon which the Cobblestone Merger was actually consummated, such pro forma condensed financial statements would differ to a limited extent from the pro forma condensed financial statements set forth below.

     The following pro forma condensed financial statements (the "Pro Forma Financial Satements") have been adjusted for the purchase method of accounting whereby the hotels, golf courses and related improvements and other assets and liabilities owned by La Quinta and Cobblestone are adjusted to estimated fair market value. The fair market value of the assets and liabilities of La Quinta and Cobblestone have been determined based upon preliminary estimates and are subject to change as additional information is obtained. Management does not anticipate that the preliminary allocation of purchase costs based upon the estimated fair market value of the assets and liabilities of La Quinta and Cobblestone will materially change; however, the allocation of purchase costs is subject to final determination based upon estimates and other evaluations of fair market value as of the close of the transactions. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Statements may differ from the amounts ultimately determined.

     The following Pro Forma Financial Statements also give effect to the February 26, 1998 issuance by each of the Corporation and the Operating Company of 8.5 million shares of its respective Series A Non-Voting Convertible Common Stock as described under "Certain Recent Developments" at a purchase price of $32.625 per share.

     The following unaudited Pro Forma Condensed Statements of Operations assume the Mergers had been consummated on terms set forth in the respective merger agreements as of January 1, 1997, and that the issuance by each of the Corporation and the Operating Company of the aforesaid 8.5 million shares of its Series A Non-Voting Convertible Common Stock had occurred as of January 1, 1997. In addition, the unaudited Pro Forma Condensed Combined Balance Sheet assumes the Mergers had occurred on March 31, 1998.

     Separate Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1997 and the three months ended March 31, 1998 are presented for both the Corporation and the Operating Company. In addition, Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1997 and the three months ended March 31, 1998, and a Pro Forma Condensed Combined Balance Sheet as of March 31, 1998, are presented to show the impact of the Mergers on The Meditrust Companies taken as a whole.

     The following Pro Forma Financial Statements are based upon, and should be read in conjunction with, the combined or consolidated, as the case may be, financial statements of The Meditrust Companies, the Corporation, the Operating Company, La Quinta and Cobblestone which are incorporated by reference in the accompanying Prospectus. In that regard, the following Pro Forma Condensed Statements of Operations for the year ended December 31, 1997 are based upon the historical financial statements of The Meditrust Companies, the Corporation, the Operating Company and La Quinta for the year ended December 31, 1997 and the historical financial statements of Cobblestone for the year ended September 30, 1997 and the following Pro Forma Condensed Statements of Operations for the three months ended March 31, 1998 are based upon the historical unaudited financial statements of The Meditrust Companies, the Corporation, the Operating Company, La Quinta and Cobblestone for the three months ended March 31, 1998. In management's opinion, all material adjustments necessary to reflect the effects of the Mergers have been made.


     The Pro Forma Financial Statements set forth below are based upon a number of assumptions and estimates, are subject to a number of uncertainties, and do not purport to be indicative of the actual financial position or results of operations that would have occurred had the Mergers and the issuance by each of The Meditrust Companies of its Series A Non-Voting Convertible Common Stock in fact occurred on the dates indicated, nor do they purport to be indicative of the results of operations or financial condition that may occur in the future. In particular, the number of Shares issuable in the La Quinta Merger will depend upon the Meeting Date Price of the Shares and the following Pro Forma Financial Statements assume a Meeting Date Price of $30.40 per Share. The actual Meeting Date Price, as announced by the Corporation on June 9, 1998, is $28.75625 per Share. Under the terms of the La Quinta merger agreement this decline from the assumed Meeting Date Price of $30.40 per Share will not result in a change in the number of Shares assumed to be issued in the La Quinta Merger. In addition, the Pro Forma Financial Statements have been prepared on the basis of certain assumptions regarding the amount of costs and the interest rate on borrowings to be incurred by the Corporation, and the amount of the earnings and profits distribution to be made by the Corporation, in connection with the La Quinta Merger, and the Corporation expects that the amount of the actual earnings and profits distribution made, and the actual costs and interest rate incurred, by the Corporation will differ from those assumed for purposes of the Pro Forma Financial Statements. In that regard, the Corporation is currently seeking to enter into replacement credit facilities in order to increase the aggregate amount of borrowings available under its credit facilities from $365 million to approximately $2.25 billion (see "Recent Developments"), and expects that, if these replacement credit facilities are entered into, the actual interest rate on borrowings thereunder will be higher than the per annum interest rate reflected in such pro forma financial information. Furthermore, pursuant to the terms of the La Quinta merger agreement, shareholders of La Quinta may elect to receive cash instead of a portion of the Shares which they otherwise would receive in the merger, subject to certain limitations on the amount of cash distributed, and the following pro forma financial information assumes that the La Quinta shareholders will elect to receive the maximum amount of this cash distribution. Accordingly, if the following Pro Forma Financial Statements were prepared on the basis of the amount of the actual earnings and profits and other cash distributions made, and the actual costs and interest rate on borrowings incurred, in connection with the La Quinta Merger, such Pro Forma Financial Statements would differ, perhaps substantially, from those set forth below. Moreover, the La Quinta Merger may not be accretive, on a per Share basis, as previously disclosed. In addition, as discussed above, the following Pro Forma Financial Statements reflect assumptions regarding the Cobblestone Merger which differ to a limited extent from the actual terms upon which the Cobblestone Merger was consummated.

                             THE MEDITRUST COMPANIES
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 1998
                                  (UNAUDITED)

                                              The Meditrust
                                                Companies          La Quinta         Cobblestone
                                            (Historical) (A)   (Historical) (B)   (Historical) (C)
                                           ------------------ ------------------ ------------------
(In thousands)
ASSETS
Real estate investments ..................     $3,022,605         $1,523,581         $ 176,830
Cash and cash equivalents ................         90,526              1,453               400
Trade, notes and other receivables .......         41,662             18,612             9,714
Deferred charges, prepaid expenses,
 inventory and other assets ..............        111,655             28,502            11,053
Deferred income taxes ....................             --              8,325                --
Intangible assets ........................             --                 --             3,489
Goodwill .................................        193,256                 --                --
                                               ----------         ----------         ---------
  Total assets ...........................     $3,459,704         $1,580,473         $ 201,486
                                               ==========         ==========         =========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Liabilities:
Debt .....................................     $1,242,909         $  960,932         $ 154,631
Accounts payable, accrued expenses
 and other liabilities ...................        109,581            125,973            12,989
Deferred income taxes ....................            501             39,291             4,184
Minority interest ........................             --              2,646               337
                                               ----------         ----------         ---------
  Total liabilities ......................      1,352,991          1,128,842           172,141
                                               ----------         ----------         ---------
Redeemable preferred stock ...............             --                 --            42,241
Shareholders' equity:
Series A Non-Voting Convertible
 Common Stock ............................          1,700                 --                --
Common stock .............................         17,684              8,509                17
Additional paid-in-capital ...............      2,282,226            250,496             5,389
Unearned officers' compensation ..........             --               (948)               --
Retained earnings (loss) .................             --            288,607           (18,302)
Distributions in excess of net income.....       (194,897)                --                --
Treasury stock, at cost ..................             --            (95,033)               --
                                               ----------         ----------         ---------
  Total shareholders' equity .............      2,106,713            451,631           (12,896)
                                               ----------         ----------         ---------
  Total liabilities and shareholders'
   equity ................................     $3,459,704         $1,580,473         $ 201,486
                                               ==========         ==========         =========



                                                La Quinta           Cobblestone         Total
                                                Pro Forma            Pro Forma        Pro Forma       Total
                                             Adjustments (D)     Adjustments (AA)    Adjustments    Pro Forma
                                           ------------------- ------------------- -------------- -------------
(In thousands)
ASSETS
Real estate investments ..................    $1,083,673 (E)      $ 86,364 (BB)      $1,170,037    $5,893,053
Cash and cash equivalents ................            --                --                   --        92,379
Trade, notes and other receivables .......        42,000 (F)            --               42,000       111,988
Deferred charges, prepaid expenses,
 inventory and other assets ..............        (5,862)(G)            --               (5,862)      145,348
Deferred income taxes ....................        (8,325)(H)            --               (8,325)           --
Intangible assets ........................       112,543 (I)         7,511 (CC)         120,054       123,543
Goodwill .................................       331,129 (J)       158,596 (DD)         489,725       682,981
                                              ----------          --------           ----------    ----------
  Total assets ...........................    $1,555,158          $252,471           $1,807,629    $7,049,292
                                              ==========          ========           ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Debt .....................................    $  834,000 (K)      $ 45,000 (EE)      $  879,000    $3,237,472
Accounts payable, accrued expenses
 and other liabilities ...................            --                --                   --       248,543
Deferred income taxes ....................       (39,291)(H)        (4,184)(FF)         (43,475)          501
Minority interest ........................            --                --                   --         2,983
                                              ----------          --------           ----------    ----------
  Total liabilities ......................       794,709            40,816              835,525     3,489,499
                                              ----------          --------           ----------    ----------
Redeemable preferred stock ...............            --           (42,241)(GG)         (42,241)           --
Shareholders' equity:
Series A Non-Voting Convertible
 Common Stock ............................            --                --                              1,700
Common stock .............................           150 (L)         1,569 (HH)           1,719        27,929
Additional paid-in-capital ...............     1,102,925 (M)       234,025 (II)       1,336,950     3,875,061
Unearned officers' compensation ..........           948 (N)            --                  948            --
Retained earnings (loss) .................      (288,607)(O)        18,302 (JJ)        (270,305)           --
Distributions in excess of net income.....      (150,000)(P)            --             (150,000)     (344,897)
Treasury stock, at cost ..................        95,033 (N)            --               95,033            --
                                              ----------          --------           ----------    ----------
  Total shareholders' equity .............       760,449           253,896            1,014,345     3,559,793
                                              ----------          --------           ----------    ----------
  Total liabilities and shareholders'
   equity ................................    $1,555,158          $252,471           $1,807,629    $7,049,292
                                              ==========          ========           ==========    ==========

               See accompanying notes to the unaudited pro forma
                       condensed combined balance sheet.

                            The Meditrust Companies
    Notes to Pro Forma Condensed Combined Balance Sheet as of March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the historical combined balance sheet of the Corporation and the Operating Company as of March 31, 1998.

(B) Represents the historical balance sheet of La Quinta as of March 31, 1998.

(C) Represents the historical balance sheet of Cobblestone as of March 31, 1998.

Adjustments for the La Quinta Transaction:

(D) Represents adjustments to record the merger between the Corporation and La Quinta. The La Quinta Merger will be accounted for using the purchase method of accounting, based upon the estimated purchase price of $3,007,012 assuming a Meeting Date Price of $30.40 per Share, as follows:


Issuance of 43,297 Shares of The Meditrust Companies, and
 cash of $475,384 in exchange for 77,223 shares of
 La Quinta common stock (see Note M) .............................    $1,837,464
Assumption of mortgage debt and other liabilities ................       960,932
Merger costs (see calculation below) .............................       208,616
                                                                      ----------
                                                                      $3,007,012
                                                                      ==========

The following is a calculation of the estimated fees and other expenses related to the La Quinta Merger:


Buyout of options and restricted stock (8,339 common stock options and 25 shares of restricted stock) ..................................... $132,000
Employment and non-compete agreements ...................................   12,000
Severance agreements ....................................................    7,000
Adjustment of pension plan liability to fair value ......................    5,000
Estimated call premium for retirement of $120,000 La Quinta
 9.25% Senior Subordinated Notes, plus interest on defeasance of debt ...   10,000
Estimated loan costs in connection with increasing the availability
 under The Meditrust Companies' revolving credit facility ...............    5,000
Advisory fees ...........................................................   28,616
Legal and accounting fees ...............................................    5,000
Other, including printing and filing costs ..............................    4,000
                                                                          --------
                                                                          $208,616
                                                                          ========

(E) Represents adjustments for the purchase method of accounting whereby the investment in La Quinta hotel properties is adjusted to its estimated fair market value, as follows:


Purchase price (see Note D) ...........................................  $3,007,012
Less: pre-merger historical basis of La Quinta real estate ............   1,523,581
Allocation of pro forma basis of La Quinta net assets acquired as follows:
Intangible assets .....................................................     112,543
Goodwill ..............................................................     331,129
Other assets ..........................................................      84,705
Other liabilities .....................................................    (128,619)
                                                                         ----------
 Subtotal .............................................................   1,923,339
                                                                         ----------
Step-up to record fair value of La Quinta's real estate investments ...  $1,083,673
                                                                         ==========

(F) Represents adjustment for the purchase method of accounting to record a receivable associated with the tax benefit provided from the realization of a preacquisition net operating loss carry back resulting from the buyout of La Quinta stock options and restricted stock.

                            The Meditrust Companies
    Notes to Pro Forma Condensed Combined Balance Sheet as of March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(G) Represents adjustments for the purchase method of accounting to write off deferred costs of $10,862 and record $5,000 of deferred loan costs expected to be incurred in connection with increasing the availability under The Meditrust Companies' revolving credit facility.

(H) Represents adjustments for the purchase method of accounting to write off the deferred tax assets and liabilities of La Quinta.

(I) Represents adjustments for the purchase method of accounting whereby the tradename, assembled work force and customer reservation system of La Quinta are adjusted to their estimated fair market values.

(J) Represents purchase consideration in excess of the fair market value of the net assets of La Quinta.

(K) Represents additional borrowings assumed to be incurred in connection with the La Quinta Merger as follows:


Cash consideration for La Quinta shares ..................................    $475,384
Assumed current and accumulated earnings and profits distribution ........     150,000
Merger costs (see calculation above in Note D) ...........................     208,616
                                                                              --------
Total additional borrowings ..............................................    $834,000
                                                                              ========

(L) Represents adjustments to record the exchange of La Quinta common stock for Shares of The Meditrust Companies. Pursuant to the La Quinta merger agreement, La Quinta shareholders may elect to receive either (i) $26.00 cash per share of La Quinta common stock; or (ii) Shares, for which the Exchange Ratio, as defined in the La Quinta merger agreement, is based upon the Meeting Date Price of a Share of The Meditrust Companies. For purposes of these statements, the Meeting Date Price is assumed to be $30.40 and the earnings and profits distribution is assumed to be $150,000. At March 31, 1998, there were 77,223 shares of La Quinta common stock outstanding. Assuming approximately 18,284 outstanding shares of La Quinta are exchanged for cash, the remaining 58,939 shares will be exchanged for 43,297 Shares of The Meditrust Companies. The change in common stock is summarized as follows:


Shares issued in connection with the La Quinta Merger .........      43,297
Par value of each Share .......................................    $   0.20
                                                                   --------
Increase in common stock ......................................       8,659
Less: La Quinta historical common stock .......................      (8,509)
                                                                   --------
Adjustment to common stock ....................................    $    150
                                                                   ========

(M) Represents adjustments to eliminate La Quinta's historical additional paid-in-capital and record equity based upon the number of Shares issued in connection with the La Quinta Merger as follows:


Consideration for La Quinta outstanding shares (58,939 shares of La Quinta common stock for $23.11 per share in Shares and earnings and profits distribution; 18,284 shares for $26.00 cash per share) .................................................  $1,837,464
Less: 18,284 shares of La Quinta common stock to be exchanged
 for cash ........................................................    (475,384)
                                                                    ----------
Remaining consideration ..........................................   1,362,080
Book value of La Quinta's additional paid-in-capital .............    (250,496)
Increase in common stock .........................................      (8,659)
                                                                    ----------
Adjustment to additional paid-in-capital .........................  $1,102,925
                                                                    ==========

(N) Represents adjustments to eliminate unearned officers compensation and treasury stock of La Quinta of $948 and $95,033, respectively.

(O) Represents adjustment to eliminate La Quinta's historical retained earnings of $288,607.

                            The Meditrust Companies
    Notes to Pro Forma Condensed Combined Balance Sheet as of March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(P) Represents adjustment to record the distribution of current and accumulated earnings and profits, which is assumed to be $150,000, to the shareholders of The Meditrust Companies after consummation of the La Quinta Merger. The estimated earnings and profits distribution has been presented as if the transaction had been consummated based on the terms and assumptions set forth in the La Quinta merger agreement.

Adjustments for the Cobblestone Transaction

(AA) Represents adjustments to record the merger between the Corporation and Cobblestone. The merger will be accounted for using the purchase method of accounting, based upon the estimated purchase price of $440,631, assuming an exchange price of $30.40 per Share of The Meditrust Companies, as follows:


Issuance of 7,928 Shares of The Meditrust Companies in
 exchange for 5,220 redeemable preferred shares of Cobblestone at $8.25 per share and 1,722 common shares of Cobblestone
 at $114.94 per share .............................................. $241,000
Assumption of mortgage debt and other liabilities ..................  154,631
Merger costs (see calculation below) ...............................   45,000
                                                                     --------
                                                                     $440,631
                                                                     ========

The following is a calculation of the estimated fees and other expenses related to the Cobblestone Merger:


Buyout of stock options (113 options at an average strike
 price of $15.80) .................................................  $13,000
Estimated cash required for tender premium to retire
 outstanding Cobblestone debt .....................................   15,000
Employment and severance costs ....................................    3,000
Advisory fees .....................................................   10,000
Legal and accounting fees .........................................    3,000
Other, including printing and filing costs ........................    1,000
                                                                     -------
                                                                     $45,000
                                                                     =======

(BB) Represents adjustments for the purchase method of accounting whereby the investment in Cobblestone golf properties is adjusted to its estimated fair market value, as follows:

Purchase price of Cobblestone (see Note AA) .......................  $440,631
Less: pre-merger basis of Cobblestone real estate investments .....   176,830

Allocation of pro forma basis of Cobblestone to net assets acquired, as follows:

Intangible assets ................................................      11,000
Goodwill .........................................................     158,596
Other assets .....................................................      21,167
Other liabilities ................................................     (13,326)
                                                                       -------
 Subtotal ........................................................     354,267
                                                                       -------
Step-up to record fair value of Cobblestone's real
 estate investments ..............................................    $ 86,364
                                                                      ========

(CC) Represents adjustments for the purchase method of accounting to write off certain intangible assets of Cobblestone of $3,489 and record the tradename, assembled work force and other intangible assets of $11,000 acquired in the Cobblestone Merger at their estimated fair market values.

(DD) Represents purchase consideration in excess of the fair market value of the net assets of Cobblestone.

(EE) Represents additional borrowings assumed to be incurred in connection with the Cobblestone Merger as follows:


Merger costs -- (see calculation above) ..........................    $45,000
                                                                      =======

                            The Meditrust Companies
    Notes to Pro Forma Condensed Combined Balance Sheet as of March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(FF) Represents adjustment for the purchase method of accounting to write off the deferred tax liability of Cobblestone.

(GG) Represents the exchange of 5,220 shares of redeemable preferred stock of Cobblestone with a historical value of $42,241 for 1,390 Shares of The Meditrust Companies based on a redemption price of $8.25 per redeemable preferred share and an assumed exchange price of $30.40 per Share of The Meditrust Companies.

(HH) Represents adjustments to record the exchange of redeemable preferred stock and common stock of Cobblestone for Shares. Pursuant to the Cobblestone merger agreement, each share of outstanding Cobblestone common stock will be converted into the right to receive Shares based on the Exchange Ratio, as defined in the Cobblestone merger agreement, and each share of outstanding Cobblestone redeemable preferred stock will be converted into $8.25 per share payable in cash or Shares. At the balance sheet date, The Meditrust Companies will exchange 7,928 Shares for 5,220 and 1,722 shares of redeemable preferred stock and common stock of Cobblestone, respectively, based upon an assumed exchange price of $30.40.

The increase in common stock is summarized as follows:

Shares issued in connection with the Cobblestone Merger .........      7,928
Par value of each Share .........................................    $  0.20
                                                                     -------
Increase in common stock ........................................      1,586
Less: Cobblestone's historical common stock .....................        (17)
                                                                     -------
Adjustment to common stock ......................................      1,569
                                                                     =======

(II) Represents adjustments to eliminate Cobblestone's historical additional paid-in capital and record equity based upon the number of Shares issued in the Cobblestone Merger as follows:

Purchase consideration for outstanding shares of Cobblestone redeemable preferred stock and common stock (5,220
 redeemable preferred shares at $8.25 per share and
 1,722 common shares at $114.94 per share) ......................   $241,000
Book value of Cobblestone's additional paid-in-capital ..........     (5,389)
Increase in common stock ........................................     (1,586)
                                                                    --------
Adjustment to additional paid-in-capital ........................   $234,025
                                                                    ========

(JJ) Represents the adjustment to eliminate Cobblestone's historical retained loss of $18,302.

                             THE MEDITRUST COMPANIES
                          PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)


                                                                                                                 The
                                                                         Operating                            Meditrust
                                                   The Corporation        Company           Eliminating       Companies
                                                    Pro Forma (A)      Pro Forma (B)          Entries         Pro Forma
                                                  -----------------   ---------------   -----------------   ------------
(In thousands, except per share amounts)
Revenue:
 Rental .......................................      $137,868            $     --         $      --           $137,868
 Rent from Operating Company ..................       248,292                  --          (248,292)(C)             --
 Interest .....................................       151,315                  --              (193)(D)        151,122
 Horse racing revenue .........................            --               5,228                --              5,228
 Hotel revenue ................................            --             494,494                --            494,494
 Restaurant rent, food & beverage revenue .....            --              21,158                --             21,158
 Golf club revenue ............................            --              58,333                --             58,333
 Other ........................................            --               3,480                --              3,480
                                                     --------            --------         ---------           --------
  Total revenue ...............................       537,475             582,693          (248,485)           871,683
Expenses:
 Interest expense .............................       190,920                 209              (193)(D)        190,936
 Amortization of goodwill......................        26,700                 135                --             26,835
 Depreciation, amortization & asset
   retirements ................................       144,309               6,438                --            150,747
 General and administrative ...................        10,111              22,905                --             33,016
 Rental expense due to the Corporation ........            --             248,292          (248,292)(C)             --
 Horse racing operations ......................            --               4,263                --              4,263
 Hotel and restaurant operations ..............            --             244,501                --            244,501
 Golf club operations .........................            --              57,984                --             57,984
 Property operations ..........................           220                  --                --                220
 Net gain on property transactions ............            --              (8,808)               --             (8,808)
 Partners' equity in earnings .................            --                 860                --                860
                                                     --------            --------         ---------           --------
  Total expenses ..............................       372,260             576,779          (248,485)           700,554
                                                     --------            --------         ---------           --------
Income before income taxes ....................       165,215               5,914                --            171,129
Income tax provision ..........................            --               2,070                --              2,070
                                                     --------            --------         ---------           --------
Net income ....................................       165,215               3,844                --            169,059
                                                     --------            --------         ---------           --------
Basic earnings per share ......................      $   1.21            $   0.03                             $   1.24
Basic weighted average shares outstanding .....       135,999(E)          135,795(E)                           135,795
Diluted earnings per share ....................      $   1.21            $   0.03                             $   1.24
Diluted weighted average shares outstanding ...       136,732(E)          136,249(E)                           136,249

               See accompanying notes to the unaudited pro forma
                  condensed combined statement of operations.

                            The Meditrust Companies
         Notes to Pro Forma Condensed Combined Statement of Operations
                      for the Year Ended December 31, 1997
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the pro forma results of operations of the Corporation for the year ended December 31, 1997 as adjusted for the Mergers.

(B) Represents the pro forma results of operations of the Operating Company for the year ended December 31, 1997 as adjusted for the Mergers.

(C) Represents the elimination of rental income and expense related to the race track, hotels and golf course properties leased by the Operating Company from the Corporation.

(D) Represents the elimination of interest income and expense related to the operating note between the Corporation and the Operating Company.

(E) Basic and diluted weighted average shares include 8,500 shares of Series A Non-Voting Convertible Common Stock issued in a forward equity transaction on February 27, 1998. See "Certain Recent Developments."

The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Shares; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by the holders of the Series A Non-Voting Convertible Common Stock will be included in an adjustment amount under a purchase price adjustment agreement. The Companies expect the annual dividend to exceed the Libor plus 75 basis points.

This forward equity transaction has been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task Force ("EITF"). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Companies', the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Combined Statement of Operations.

                             THE MEDITRUST COMPANIES
                          PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)


                                                                                                             The
                                                                         Operating                        Meditrust
                                                   The Corporation        Company         Eliminating     Companies
                                                    Pro Forma (A)      Pro Forma (B)        Entries       Pro Forma
                                                  -----------------   ---------------   --------------  ------------
(In thousands, except per share amounts)
Revenue:
 Rental .......................................      $ 43,656           $     --         $     --          $ 43,656
 Rent from Operating Company ..................        73,265                 --          (73,265)(C)            --
 Interest .....................................        39,004                 --             (290)(D)        38,714
 Horse racing revenue .........................            --             36,511               --            36,511
 Hotel revenue ................................            --            131,297               --           131,297
 Restaurant rent, food & beverage revenue .....            --              5,279               --             5,279
 Golf club revenue ............................            --             17,019               --            17,019
 Other ........................................        26,000              1,043               --            27,043
                                                     --------           --------         --------          --------
  Total revenue ...............................       181,925            191,149          (73,555)          299,519
Expenses:
 Interest expense .............................        56,088                528             (290)(D)        56,326
 Amortization of goodwill......................         7,496                201               --             7,697
 Depreciation, amortization & asset
   retirements ................................        39,797              4,088               --            43,885
 General and administrative ...................         3,794              7,248               --            11,042
 Rental expense due to the Corporation ........            --             73,265          (73,265)(C)            --
 Horse racing operations ......................            --             28,196               --            28,196
 Hotel and restaurant operations ..............            --             65,959               --            65,959
 Golf club operations .........................            --             14,569               --            14,569
 Property operations ..........................         1,265                 --               --             1,265
 Other ........................................        21,430                 --               --            21,430
 Partners' equity in earnings .................            --                204               --               204
                                                     --------           --------         --------          --------
  Total expenses ..............................       129,870            194,258          (73,555)          250,573
                                                     --------           --------         --------          --------
Income before income taxes ....................        52,055             (3,109)              --            48,946
Income tax provision ..........................            --                 --               --                --
                                                     --------           --------         --------          --------
Net income ....................................        52,055             (3,109)              --            48,946
                                                     --------           --------         --------          --------
Basic earnings per share ......................      $   0.35           $  (0.02)                          $   0.33
Basic weighted average shares outstanding .....       149,626(E)         148,320(E)                         148,320
Diluted earnings per share ....................      $   0.35           $  (0.02)                          $   0.33
Diluted weighted average shares outstanding ...       150,105(E)         148,799(E)                         148,799

               See accompanying notes to the unaudited pro forma
                  condensed combined statement of operations.

                            The Meditrust Companies
         Notes to Pro Forma Condensed Combined Statement of Operations
                   for the Three Months Ended March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the pro forma results of operations of the Corporation for the three months ended March 31, 1998 as adjusted for the Mergers.

(B) Represents the pro forma results of operations of the Operating Company for the three months ended March 31, 1998 as adjusted for the Mergers.

(C) Represents the elimination of rental income and expense related to the race track, hotels and golf course properties leased by the Operating Company from the Corporation.

(D) Represents the elimination of interest income and expense related to the operating note between the Corporation and the Operating Company.

(E) Basic and diluted weighted average shares include 8,500 shares of Series A Non-Voting Convertible Common Stock issued in a forward equity transaction on February 27, 1998. See "Certain Recent Developments."

The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Shares; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by the holders of the Series A Non-Voting Convertible Common Stock will be included in an adjustment amount under a purchase price adjustment agreement. The Companies expect the annual dividend to exceed the Libor plus 75 basis points.

This forward equity transaction has been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task Force ("EITF"). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Companies', the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Combined Statement of Operations.

                              MEDITRUST CORPORATION
                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)


                                                           La Quinta        Cobblestone         Other
                                      The Corporation        Merger            Merger         Pro Forma    The Corporation
                                       Historical (A)   Adjustments (B)   Adjustments (C)    Adjustments      Pro Forma
                                     ----------------- ---------------- ----------------- --------------- ----------------
(In thousands, except per share amounts)
Revenue:
 Rental ............................     $ 137,868        $      --         $     --        $     --         $137,868
 Rent from Operating Company .......           740          234,753(D)        12,799 (D)          --          248,292
 Interest ..........................       151,315               --               --              --          151,315
                                         ---------        ---------         --------        --------         --------
  Total revenue ....................       289,923          234,753           12,799              --          537,475
Expenses:
 Interest expense ..................        87,412          110,408(E)        13,500 (F)     (20,400)(I)      190,920
 Amortization of goodwill...........         2,214           16,556(G)         7,930 (G)          --           26,700
 Depreciation and amortization .....        26,954          107,383(H)         9,972 (H)          --          144,309
 General and administrative ........        10,111               --               --              --           10,111
 Property operations ...............           220               --               --              --              220
                                         ---------        ---------         --------        --------         --------
  Total expenses ...................       126,911          234,347           31,402         (20,400)         372,260
                                         ---------        ---------         --------        --------         --------
Net income .........................       163,012              406          (18,603)         20,400          165,215
                                         =========        =========         ========        ========         ========
Basic earnings per share ...........     $    2.14                                                           $   1.21
Basic weighted average shares
   outstanding .....................        76,274                                                            135,999(J)
Diluted earnings per share .........     $    2.12                                                           $   1.21
Diluted weighted average shares
 outstanding .......................        77,007                                                            136,732(J)

               See accompanying notes to the unaudited pro forma
                condensed consolidated statement of operations.

                             Meditrust Corporation
        Notes to Pro Forma Condensed Consolidated Statement of Operations
                      for the Year Ended December 31, 1997
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the historical statement of operations of the Corporation for the year ended December 31, 1997.

(B) Represents adjustments to the Corporation's results of operations assuming the La Quinta Merger had occurred as of January 1, 1997.

(C) Represents adjustments to the Corporation's results of operations assuming the Cobblestone Merger had occurred as of January 1, 1997.

(D) Represents the pro forma lease revenue from Operating Company to the Corporation for the use of assets that the Corporation will have ownership of subsequent to the Mergers. The respective lease revenue is calculated on a triple net basis based upon the historical revenue and expenses of the assets for the period presented.

(E) Represents adjustments to historical interest expense of the Corporation based on the La Quinta Merger as follows:

   Reclassification of historical interest expense from
     Operating Company ...................................................   $ 49,186
   Adjustment to reflect the net increase in interest expense as a result of additional borrowings of $834,000 at an assumed rate of 7.5% partially offset by the effect of refinancing the
     existing La Quinta $120,000 9.25% Senior Subordinated Notes
     from an effective rate of 9.58% to 7.5% .............................     60,222
   Amortization of additional deferred loan costs ........................      1,000
                                                                             --------
   Adjustment to interest expense ........................................   $110,408
                                                                             ========

(F) Represents adjustments to historical interest expense of the Corporation based on the Cobblestone Merger as follows:

   Reclassification of historical interest expense from
    Operating Company ..................................................   $ 15,273
   Adjustment to reflect the net decrease in interest expense as a result of additional borrowings of $45,000 and refinancing
    the existing debt at 7.5% ..........................................     (1,773)
                                                                           --------
   Adjustment to interest expense ......................................   $ 13,500
                                                                           ========

(G) Represents adjustments to reflect amortization of goodwill of $16,556 and $7,930 pertaining to the Mergers with La Quinta and Cobblestone, respectively. Goodwill represents purchase consideration in excess of the fair market value of the net assets of La Quinta and Cobblestone. Amortization of goodwill is computed using the straight line method over a 20 year estimated useful life.

(H) Represents adjustment to increase depreciation of real estate and personalty and amortization of intangible assets acquired. Depreciation is computed using the straight line method and is based upon the estimated useful lives of 30 years for buildings and improvements, 20 years for land improvements and 5 to 7 years for personal property. Amortization of the tradename asset is computed using the straight line method over a 20 year estimated life. Intangible assets for the assembled work force and customer reservation system are amortized on a straight line basis over a 3 year estimated life. These estimates are based upon management's knowledge of the properties and the hotel and golf course industries in general.

(I) Represents adjustments to interest expense based upon the reduction in additional borrowings assumed to be incurred in connection with the Mergers, effected through the receipt of approximately $272,000 on February 27, 1998 from the issuance of 8,500 shares of Series A Non-Voting Convertible Common Stock in a forward equity transaction, which is assumed to have occurred as of January 1, 1997 for pro forma purposes.


Interest expense on additional borrowings under The Meditrust Companies' revolving credit facility assumes an average interest rate of 7.5%. An increase of 25 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $2,217, decrease pro forma net income to $162,998 and decrease pro forma basic earnings per share by $0.02 based upon 135,999 basic weighted average common shares outstanding. An increase of 50 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $4,395, decrease pro forma net income to $160,820 and decrease pro forma basic earnings per share by $0.03 based upon 135,999 basic weighted average common shares outstanding. An increase of 75 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $6,593, decrease pro forma net income to $158,622 and decrease pro forma basic earnings per share by $0.05 based upon 135,999 basic weighted average common shares outstanding.


(J) Basic and diluted weighted average shares include 8,500 shares of Series A Non-Voting Convertible Common Stock issued in a forward equity transaction on February 27, 1998. See "Certain Recent Developments."

The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Shares; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by the holders of the Series A Non-Voting Convertible Common Stock will be included in an adjustment amount under a purchase price adjustment agreement. The Companies expect the annual dividend to exceed the Libor plus 75 basis points.

This forward equity transaction has been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task Force ("EITF"). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Companies', the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Consolidated Statement of Operations.

                              MEDITRUST CORPORATION
                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)

                                                           La Quinta        Cobblestone           Other
                                      The Corporation        Merger            Merger           Pro Forma     The Corporation
                                       Historical (A)   Adjustments (B)   Adjustments (C)      Adjustments       Pro Forma
                                     ----------------- ---------------- ----------------- ------------------- ----------------
(In thousands, except per share amounts)
Revenue:
 Rental ............................     $ 43,656          $    --           $    --           $    --            $ 43,656
 Rent from Operating Company .......        6,781           60,554(D)          5,930 (D)            --              73,265
 Interest ..........................       39,004               --                --                --              39,004
 Other .............................       26,000               --                --                --              26,000
                                         --------          -------           -------           -------            --------
  Total revenue ....................      115,441           60,554             5,930                --             181,925
Expenses:
 Interest expense ..................       25,417           29,369(E)          4,702 (F)        (3,400)(I)          56,088
 Amortization of goodwill...........        1,375            4,139(G)          1,982 (G)            --               7,496
 Depreciation and amortization .....       10,458           26,846(H)          2,493 (H)            --              39,797
 General and administrative ........        3,794               --                --                --               3,794
 Property operations ...............        1,265               --                --                --               1,265
 Other .............................       21,430               --                --                --              21,430
                                         --------          -------           -------           -------            --------
  Total expenses ...................       63,739           60,354             9,177            (3,400)            129,870
                                         --------          -------           -------           -------            --------
Net income .........................       51,702              200            (3,247)          $ 3,400              52,055
                                         ========          =======           =======           =======            ========
Basic earnings per share ...........     $   0.56                                                                 $   0.35
Basic weighted average shares
   outstanding .....................       92,734                                                                  149,626(J)
Diluted earnings per share .........     $   0.55                                                                 $   0.35
Diluted weighted average shares
 outstanding .......................       93,213                                                                  150,105(J)

               See accompanying notes to the unaudited pro forma
                condensed consolidated statement of operations.

                             Meditrust Corporation
       Notes to Pro Forma Condensed Consolidated Statement of Operations
                   for the Three Months Ended March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the historical statement of operations of the Corporation for the three months ended March 31, 1998.

(B) Represents adjustments to the Corporation's results of operations assuming the La Quinta Merger had occurred as of January 1, 1997.

(C) Represents adjustments to the Corporation's results of operations assuming the Cobblestone Merger had occurred as of January 1, 1997.

(D) Represents the pro forma lease revenue from Operating Company to the Corporation for the use of assets that the Corporation will have ownership of subsequent to the Mergers. The respective lease revenue is calculated on a triple net basis based upon the historical revenue and expenses of the assets for the period presented.

(E) Represents adjustments to historical interest expense of the Corporation based on the La Quinta Merger as follows:


   Reclassification of historical interest expense from
     Operating Company ................................................ $14,063
   Adjustment to reflect the increase in interest expense
     as a result of additional borrowings of $834,000 at an
     assumed rate of 7.5% partially offset by the effect of
     refinancing the existing La Quinta $120,000 9.25% Senior
     Subordinated Notes from an effective rate of 9.58% to 7.5% .......  15,056
   Amortization of additional deferred loan costs .....................     250
                                                                        -------
   Adjustment to interest expense ..................................... $29,369
                                                                        =======

(F) Represents adjustments to historical interest expense of the Corporation based on the Cobblestone Merger as follows:


   Reclassification of historical interest expense from
     Operating Company ..............................................  $5,145
   Adjustment to reflect the net decrease in interest
     expense as a result of additional borrowings of $45,000 and
     refinancing the existing debt at 7.5% ..........................    (443)
                                                                       ------
   Adjustment to interest expense ...................................  $4,702
                                                                       ======

(G) Represents adjustments to reflect amortization of goodwill of $4,139 and $1,982 pertaining to the Mergers with La Quinta and Cobblestone, respectively. Goodwill represents purchase consideration in excess of the fair market value of the net assets of La Quinta and Cobblestone. Amortization of goodwill is computed using the straight line method over a 20 year estimated useful life.

(H) Represents adjustment to increase depreciation of real estate and personalty and amortization of intangible assets acquired. Depreciation is computed using the straight line method and is based upon the estimated useful lives of 30 years for buildings and improvements, 20 years for land improvements and 5 to 7 years for personal property. Amortization of the tradename asset is computed using the straight line method over a 20 year estimated life. Intangible assets for the assembled work force and customer reservation system are amortized on a straight line basis over a 3 year estimated life. These estimates are based upon management's knowledge of the properties and the hotel and golf course industries in general.

(I) Represents adjustments to interest expense based upon the reduction in additional borrowings assumed to be incurred in connection with the Mergers, effected through the receipt of approximately $272,000 on February 27, 1998, from the issuance of 8,500 shares of Series A Non-Voting Convertible Common Stock in a forward equity transaction, which is assumed to have occurred as of January 1, 1997 for pro forma purposes.


Interest expense on additional borrowings under The Meditrust Companies' revolving credit facility assumes an average interest rate of 7.5%. An increase of 25 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $554, decrease pro forma net income to $51,501 and decrease pro forma basic earnings per share by $0.00 based upon 149,626 basic weighted average common shares outstanding. An increase of 50 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $1,099, decrease pro forma net income to $50,956 and decrease pro forma basic earnings per share by $0.01 based upon 149,626 basic weighted average common shares outstanding. An increase of 75 basis points in the interest rate on this variable rate debt would increase pro forma interest expense by $1,648, decrease pro forma net income to $50,407 and decrease pro forma basic earnings per share by $0.01 based upon 149,626 basic weighted average common shares outstanding.


(J) Basic and diluted weighted average shares include 8,500 shares of Series A Non-Voting Convertible Common Stock issued in a forward equity transaction on February 27, 1998. See "Certain Recent Developments."

The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Shares; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by the holders of the Series A Non-Voting Convertible Common Stock will be included in an adjustment amount under a purchase price adjustment agreement. The Companies expect the annual dividend to exceed the Libor plus 75 basis points.

This forward equity transaction has been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task Force ("EITF"). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Companies', the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Consolidated Statement of Operations.

                           MEDITRUST OPERATING COMPANY
                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)


                                                 Operating
                                                  Company          La Quinta        Cobblestone
                                              (Historical)(A)   (Historical)(B)   (Historical)(C)
                                             ----------------- ----------------- -----------------
(In thousands, except per share amounts)
Revenue:
 Horse racing revenue ......................      $ 5,228          $     --          $     --
 Hotel revenue .............................           --           494,494                --
 Restaurant rent, food & beverage
  revenue ..................................           --             8,075            13,083
 Golf club revenue .........................           --                --            65,515
 Other .....................................          137                --             3,343
                                                  -------          --------          --------
  Total revenue ............................        5,365           502,569            81,941
Expenses:
 Interest expense ..........................          209            49,186            15,273
 Amortization of goodwill ..................          135                --                --
 Depreciation, amortization & asset
  retirements ..............................          171            60,817             8,909
 General and administrative ................          447            18,524             4,030
 Rent expense due to the
  Corporation ..............................          740                --                --
 Horse racing operations ...................        4,263                --                --
 Hotel operations ..........................           --           244,501                --
 Golf club operations ......................           --                --            58,786
 Net gain on property transactions .........           --            (8,808)               --
 Partners' equity in earnings ..............           --               860                --
                                                  -------          --------          --------
  Total expenses ...........................        5,965           365,080            86,998
                                                  -------          --------          --------
(Loss) income before income taxes ..........         (600)          137,489            (5,057)
Income tax provision .......................           --            50,185                49
                                                  -------          --------          --------
Net (loss) income ..........................      $  (600)         $ 87,304          $ (5,106)
                                                  =======          ========          ========

Basic earnings per share ...................      $ (0.01)
Basic weighted average shares
 outstanding ...............................       82,490
Diluted earnings per share .................      $ (0.01)
Diluted weighted average shares
 outstanding ...............................       83,223



                                                  La Quinta         Cobblestone        Total         Operating
                                                  Pro Forma          Pro Forma       Pro Forma        Company
                                               Adjustments(D)     Adjustments(E)    Adjustments      Pro Forma
                                             ------------------ ------------------ ------------- ----------------
(In thousands, except per share amounts)
Revenue:
 Horse racing revenue ......................    $      --          $     --          $      --       $  5,228
 Hotel revenue .............................           --                --                 --        494,494
 Restaurant rent, food & beverage
  revenue ..................................           --                --                 --         21,158
 Golf club revenue .........................           --            (7,182)(F)         (7,182)        58,333
 Other .....................................           --                --                 --          3,480
                                                ---------          --------          ---------       --------
  Total revenue ............................           --            (7,182)            (7,182)       582,693
Expenses:
 Interest expense ..........................      (49,186)(G)       (15,273)(G)        (64,459)           209
 Amortization of goodwill ..................           --                --                 --            135
 Depreciation, amortization & asset
  retirements ..............................      (58,592)(G)        (4,867)(G)        (63,459)         6,438
 General and administrative ................           --               (96)(J)            (96)        22,905
 Rent expense due to the
  Corporation ..............................      234,753 (H)        12,799 (H)        247,552        248,292
 Horse racing operations ...................           --                --                 --          4,263
 Hotel operations ..........................           --                --                 --        244,501
 Golf club operations ......................           --              (802)(F)           (802)        57,984
 Net gain on property transactions .........           --                --                 --         (8,808)
 Partners' equity in earnings ..............           --                --                 --            860
                                                ---------          --------          ---------       --------
  Total expenses ...........................      126,975            (8,239)           118,736        576,779
                                                ---------          --------          ---------       --------
(Loss) income before income taxes ..........     (126,975)            1,057           (125,918)         5,914
Income tax provision .......................      (48,164)(I)            --            (48,164)         2,070
                                                ---------          --------          ---------       --------
Net (loss) income ..........................    $ (78,811)         $  1,057          $ (77,754)      $  3,844
                                                =========          ========          =========       ========

Basic earnings per share ...................                                                         $   0.03
Basic weighted average shares
 outstanding ...............................                                                          135,795(K)
Diluted earnings per share .................                                                         $   0.03
Diluted weighted average shares
 outstanding ...............................                                                          136,249(K)

               See accompanying notes to the unaudited pro forma
                condensed consolidated statement of operations.

                          Meditrust Operating Company
        Notes to Pro Forma Condensed Consolidated Statement of Operations
                      For the Year Ended December 31, 1997
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the historical statement of operations of the Operating Company for the period ended December 31, 1997.

(B) Represents the historical statement of operations of La Quinta for the year ended December 31, 1997.

(C) Represents the historical statement of operations of Cobblestone for the year ended September 30, 1997.

(D) Represents adjustments to the Operating Company's results of operations assuming the La Quinta Merger had occurred as of January 1, 1997.

(E) Represents adjustments to the Operating Company's results of operations assuming the Cobblestone Merger had occurred as of January 1, 1997.

(F) Represents the adjustment to defer all initiation fee revenue from the sale of club memberships along with the direct incremental costs of selling the memberships, and to amortize deferred revenue over the expected term of memberships and supported by a course by course analysis of member attrition. The incremental direct costs incurred with the selling of memberships will be deferred and capitalized in a manner similar to deferred loan costs in accordance with SFAS No. 91.

(G) Represents the adjustment to reclassify interest, depreciation and amortization expenses related to the ownership of real estate assets from Operating Company to the Corporation.

(H) Represents the pro forma lease expense of the Operating Company for the use of assets that the Corporation will have ownership of subsequent to the Mergers. The lease expense is calculated on a triple net basis based upon the historical revenue and expenses of the assets for the periods presented.

(I) Represents the adjustment to La Quinta's and Cobblestone's income tax provisions necessitated by the impact to taxable income from the effects of the Mergers.

(J) Represents the adjustment to eliminate semi-annual investment banking and service fees to an affiliate of the majority shareholder of Cobblestone.

(K) Basic and diluted weighted average shares include 8,500 shares of Series A Non-Voting Convertible Common Stock issued in a forward equity transaction on February 27, 1998. See "Certain Recent Developments."

The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Shares; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by the holders of the Series A Non-Voting Convertible Common Stock will be included in an adjustment amount under a purchase price adjustment agreement. The Companies expect the annual dividend to exceed Libor plus 75 basis points.

This forward equity transaction has been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task Force ("EITF"). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Companies', the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Combined Statement of Operations.

                           MEDITRUST OPERATING COMPANY
                        PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)


                                                Operating
                                                 Company          La Quinta        Cobblestone
                                             (Historical)(A)   (Historical)(B)   (Historical)(C)
                                            ----------------- ----------------- -----------------
(In thousands, except per share amounts)
Revenue:
 Horse racing revenue .....................      $36,511           $     --         $     --
 Hotel revenue ............................           --            131,297               --
 Restaurant rent, food & beverage
  revenue .................................           --              2,029            3,250
 Golf club revenue ........................          341                 --           17,701
 Other ....................................          176                 --              867
                                                 -------           --------         --------
  Total revenue ...........................       37,028            133,326           21,818
Expenses:
 Interest expense .........................          528             14,063            5,145
 Amortization of goodwill .................          201                 --               --
 Depreciation, amortization & asset
  retirements .............................          813             16,823            2,706
 General and administrative ...............          590              5,577            1,081
 Rent expense due to the
  Corporation .............................        6,781                 --               --
 Horse racing operations ..................       28,196                 --               --
 Hotel operations .........................           --             65,959               --
 Golf club operations .....................           --                 --           14,686
 Partners' equity in earnings .............           --                204               --
                                                 -------           --------         --------
  Total expenses ..........................       37,109            102,626           23,618
                                                 -------           --------         --------
(Loss) income before income taxes .........          (81)            30,700           (1,800)
Income tax provision ......................           --             11,205               --
                                                 -------           --------         --------
Net (loss) income .........................      $   (81)          $ 19,495         $ (1,800)
                                                 =======           ========         ========

Basic earnings per share ..................      $ (0.00)
Basic weighted average shares
 outstanding ..............................       91,428
Diluted earnings per share ................      $ (0.00)
Diluted weighted average shares
 outstanding ..............................       91,907



                                                 La Quinta        Cobblestone       Total         Operating
                                                 Pro Forma         Pro Forma      Pro Forma        Company
                                              Adjustments(D)    Adjustments(E)   Adjustments      Pro Forma
                                            ------------------ ---------------- ------------- -----------------
(In thousands, except per share amounts)
Revenue:
 Horse racing revenue .....................    $     --           $    --          $      --       $ 36,511
 Hotel revenue ............................          --                --                 --        131,297
 Restaurant rent, food & beverage
  revenue .................................          --                --                 --          5,279
 Golf club revenue ........................          --            (1,023)(F)         (1,023)        17,019
 Other ....................................          --                --                 --          1,043
                                               --------           -------          ---------       ---------
  Total revenue ...........................          --            (1,023)            (1,023)       191,149
Expenses:
 Interest expense .........................     (14,063)(G)        (5,145)(G)        (19,208)           528
 Amortization of goodwill .................          --                --                 --            201
 Depreciation, amortization & asset
  retirements .............................     (13,548)(G)        (2,706)(G)        (16,254)         4,088
 General and administrative ...............          --                --                 --          7,248
 Rent expense due to the
  Corporation .............................      60,554 (H)         5,930 (H)         66,484         73,265
 Horse racing operations ..................          --                --                 --         28,196
 Hotel operations .........................          --                --                 --         65,959
 Golf club operations .....................          --              (117)(F)           (117)        14,569
 Partners' equity in earnings .............          --                --                 --            204
                                               --------           -------          ---------       ---------
  Total expenses ..........................      32,943            (2,038)            30,905        194,258
                                               --------           -------          ---------       ---------
(Loss) income before income taxes .........     (32,943)            1,015            (31,928)        (3,109)
Income tax provision ......................     (11,205)(I)            --            (11,205)            --
                                               --------           -------          ---------       ---------
Net (loss) income .........................    $(21,738)          $ 1,015          $ (20,723)      $ (3,109)
                                               ========           =======          =========       =========

Basic earnings per share ..................                                                        $  (0.02)
Basic weighted average shares
 outstanding ..............................                                                         148,320 (J)
Diluted earnings per share ................                                                        $  (0.02)
Diluted weighted average shares
 outstanding ..............................                                                         148,799 (J)

               See accompanying notes to the unaudited pro forma
                condensed consolidated statement of operations.

                          Meditrust Operating Company
       Notes to Pro Forma Condensed Consolidated Statement of Operations
                   For the Three Months Ended March 31, 1998
                    (In Thousands, Except Per Share Amounts)
                                  (Unaudited)

(A) Represents the historical statement of operations of the Operating Company for the three months ended March 31, 1998.

(B) Represents the historical statement of operations of La Quinta for the three months ended March 31, 1998.

(C) Represents the historical statement of operations of Cobblestone for the three months ended March 31, 1998.

(D) Represents adjustments to the Operating Company's results of operations assuming the La Quinta Merger had occurred as of January 1, 1997.

(E) Represents adjustments to the Operating Company's results of operations assuming the Cobblestone Merger had occurred as of January 1, 1997.

(F) Represents the adjustment to defer all initiation fee revenue from the sale of club memberships along with the direct incremental costs of selling the memberships, and to amortize deferred revenue over the expected term of memberships and supported by a course by course analysis of member attrition. The incremental direct costs incurred with the selling of memberships will be deferred and capitalized in a manner similar to deferred loan costs in accordance with SFAS No. 91.

(G) Represents the adjustment to reclassify interest, depreciation and amortization expenses related to the ownership of real estate assets from Operating Company to the Corporation.

(H) Represents the pro forma lease expense of the Operating Company for the use of assets that the Corporation will have ownership of subsequent to the Mergers. The lease expense is calculated on a triple net basis based upon the historical revenue and expenses of the assets for the periods presented.

(I) Represents the adjustment to La Quinta's income tax provision necessitated by the impact to taxable income from the effects of the Mergers.

(J) Basic and diluted weighted average shares include 8,500 shares of Series A Non-Voting Convertible Common Stock issued in a forward equity transaction on February 27, 1998. See "Certain Recent Developments."

The Series A Non-Voting Convertible Common Stock will receive the same dividend as the Shares; however, the guaranteed minimum return is Libor plus 75 basis points. Any difference between Libor plus 75 basis points and the dividend payments received by holders of the Series A Non-Voting Convertible Common Stock will be included in an adjustment amount under a purchase price adjustment agreement. The Companies expect the annual dividend to exceed the Libor plus 75 basis points.

This forward equity transaction has been accounted for as an equity transaction with the shares treated as outstanding from their date of issuance for both basic and diluted earnings per share purposes. The accounting treatment for this transaction is expected to be reviewed by the Emerging Issues Task Force ("EITF"). The Securities and Exchange Commission has concluded that until the EITF has an opportunity to perform a full review of this transaction, future transactions of this type will be accounted for as debt. For previously completed transactions such as the Companies', the Securities and Exchange Commission will not object to the accounting treatment reflected in the Pro Forma Condensed Combined Statement of Operations.

PROSPECTUS

                Common Stock, Preferred Stock, Depositary Shares,
         Series Common Stock, Debt Securities and/or Securities Warrants

                                 --------------

     The Meditrust Companies are comprised of two companies, Meditrust Corporation (the "REIT" or the "Corporation") and Meditrust Operating Company (the "Operating Company"), each incorporated under the laws of Delaware (collectively, the "Companies" and, individually, a "Company"). The REIT is a real estate investment trust under the Internal Revenue Code of 1986, as amended. The shares of common stock of the Companies, comprised of common stock of the REIT ("REIT Common Stock") and common stock of the Operating Company ("Operating Common Stock" and, together with the REIT Common Stock, the "Common Stock"), are paired and traded as units consisting of one share of each Company, and are herein sometimes referred to as "Paired Common Stock." Shares of preferred stock of the Companies, comprised of preferred stock of the REIT ("REIT Preferred Stock") and preferred stock of the Operating Company ("Operating Preferred Stock" and, together with the REIT Preferred Stock, the "Preferred Stock"), may or may not be paired, but if paired will trade as units consisting of one share of each Company. Shares of REIT Preferred Stock may or may not be represented by depositary shares ("REIT Depositary Shares") and shares of Operating Preferred Stock may or may not be represented by depositary shares ("Operating Depositary Shares" and, together with the REIT Depositary Shares, the "Depositary Shares"), and REIT Depositary Shares and Operating Depositary Shares may or may not be paired, but if paired will trade as units consisting of one Depositary Share of each Company. Shares of series common stock, comprised of series common stock of the REIT ("REIT Series Common Stock") and series common stock of the Operating Company ("Operating Series Common Stock" and, together with the REIT Series Common Stock, the "Series Common Stock"), may or may not be paired, but if paired will trade as units consisting of one share of each Company. The Companies may offer, from time to time, shares of Paired Common Stock, shares of Preferred Stock (which may or may not be paired) in one or more series, Depositary Shares (which may or may not be paired) representing fractional interests in shares of Preferred Stock (which may or may not be paired), shares of Series Common Stock (which may or may not be paired) in one or more series, debt securities ("Debt Securities") which will not be paired in one or more series, warrants to purchase shares of Paired Common Stock (the "Share Warrants") and warrants to purchase Debt Securities (the "Debt Securities Warrants" and, together with the Share Warrants, the "Securities Warrants"). The Common Stock, Preferred Stock, Depositary Shares, Series Common Stock, Debt Securities and Securities Warrants are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price of up to $2,000,000,000 and will be offered in amounts, at prices and on terms to be determined at the time of offering.

     Each of the Companies may offer its Securities separately from the other Company, or the Companies may offer their respective Securities together. When issued, the particular Securities (or, in the case of Depositary Shares, the Preferred Stock represented by such Depositary Shares) will be an equity interest in, or an obligation of, as the case may be, only the respective issuing Company, and will not represent an equity interest in or an obligation of the other Company, even though the Securities of one Company may be paired with Securities of the other Company.

     In the case of shares of Paired Common Stock ("Shares"), the specific number of Shares and public offering price per Share will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). In the case of Preferred Stock, the public offering price, dividend rights, dividend rates, any conversion rights, any voting rights, any rights and terms of redemption (including any sinking fund provisions), liquidation preferences and any other specific terms of any series and the designation thereof will be set forth in an accompanying Prospectus Supplement. In the case of Depositary Shares, the public offering price and the fraction of a share of Preferred Stock represented by such Depositary Share will be set forth in an accompanying Prospectus Supplement. In the case of Series Common Stock, the public offering price, dividend rights, dividend rates, any conversion rights, any voting rights, any rights and terms of redemption (including any sinking fund provisions), any liquidation preferences and any other specific terms of any series and the designation thereof will be set forth in an accompanying Prospectus Supplement. In the case of Debt Securities, the specific title, the aggregate principal amount, the public offering price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions, any provisions for the subordination of such Debt Securities to other indebtedness, and any other specific terms, of such Debt Securities will be set forth in an accompanying Prospectus Supplement. In the case of Securities Warrants, the duration, public offering price, exercise price and detachability, if applicable, will be set forth in an accompanying Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange.

     The Securities may be sold: (i) directly by the Companies; (ii) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; and (iii) through agents designated from time to time. The names of any underwriters or agents of the Companies involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Companies from such sale also will be set forth in the Prospectus Supplement.


     The Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "MT". On June 9, 1998, the last reported sale price of the shares on the NYSE composite tape was $26.9375.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------
    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                                 --------------

                  The date of this Prospectus is June 10, 1998.

                              AVAILABLE INFORMATION

     The Companies are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission" or "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the offices of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Companies file information electronically with the Commission, and the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Companies) that file electronically with the Commission. The address of the Commission's Web site is (http://www.sec.gov). Reports, proxy materials and other information concerning the Companies can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, Room 1102, New York, New York 10005.

     The Companies have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus and any accompanying Prospectus Supplement do not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission, or may be examined free of charge at the principal office of the Commission in Washington, D.C.

     Statements made in this Prospectus and any accompanying Prospectus Supplement as to the contents of any contract or other document referred to are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                  ------------

     Certain persons, including any underwriters, participating in the offering made by any Prospectus Supplement may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Such transactions may include stabilizing, the purchase of Securities to cover syndicate short positions and the imposition of penalty bids. For a description of these activities, see the applicable Prospectus Supplement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

The REIT and the Operating Company


    1. Annual Report on Form 10-K, as amended by Annual Report on Form 10-K/A, each for the fiscal year ended December 31, 1997;

    2. Joint Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

    3. Joint Current Report on Form 8-K, event date January 3, 1998;

    4. Joint Current Report on Form 8-K, event date January 3, 1998, as amended by the Joint Current Report on Form 8-K/A filed May 21, 1998;

    5. Joint Current Report on Form 8-K, event date January 4, 1998;

    6. Joint Current Report on Form 8-K, event date January 11, 1998;

    7. Joint Current Report on Form 8-K, event date January 11, 1998;

    8. Joint Current Report on Form 8-K, event date February 24, 1998;

    9. Joint Current Report on Form 8-K, event date February 26, 1998, as amended by the Joint Current Report on Form 8-K/A filed April 29, 1998;

   10. Joint Current Report on Form 8-K, event date March 16, 1998;

   11. Joint Current Report on Form 8-K, event date March 31, 1998;

   12. Joint Current Report on Form 8-K, event date May 13, 1998;

   13. Joint Current Report on Form 8-K, event date May 20, 1998; and

   14. Joint Current Report on Form 8-K, event date May 29, 1998.



     All other documents filed by the Companies with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein, in any Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in a subsequently filed document which also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Companies will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus other than exhibits to such documents which are not specifically incorporated by reference in such documents. Requests for such copies should be directed, with respect to the REIT, to Michael S. Benjamin, Esq., Senior Vice President, Secretary and General Counsel, Meditrust Corporation, 197 First Avenue, Suite 300, Needham Heights, Massachusetts 02194, telephone (781) 433-6000; and with respect to the Operating Company, to Michael J. Bohnen, Secretary, Meditrust Operating Company, 197 First Avenue, Suite 100, Needham Heights, Massachusetts 02194, telephone (781) 453-8062.

                                  ------------

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither this Prospectus nor any Prospectus Supplement constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction where or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Companies since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                                 RISK FACTORS
     In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should carefully consider the following risk factors.


Tax Risks Related to Real Estate Investment Trusts

     Dependence on Qualification as a REIT; General. The Corporation operates and will operate in the future so as to qualify as a real estate investment trust (a "REIT") for federal income tax purposes. However, there is no assurance that the Corporation has satisfied the requirements for REIT qualification in the past or will qualify as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a paired share REIT such as the Corporation. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within the Corporation's control. In addition, the Corporation's ability to qualify as a REIT is dependent upon its continued exemption from the anti-pairing rules of Section 269B(a)(3) of the Code, which would ordinarily prevent the Corporation from qualifying as a REIT. The "grandfathering" rules governing Section 269B generally provide, however, that Section 269B(a)(3) does not apply to a paired share REIT if the REIT and its paired operating company were paired on June 30, 1983. On June 30, 1983, the Corporation (which was then known as Santa Anita Realty Enterprises, Inc. ("Realty")) was paired with the Operating Company (which was then known as Santa Anita Operating Company ("SAOC," and together with Realty, "Santa Anita")). There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule. Moreover, if for any reason the Corporation failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to the Corporation, in which case the Corporation would not qualify as a REIT for any taxable year from and after 1983. Failure of the Corporation to qualify as a REIT would have a material adverse effect on the Companies and their ability to make distributions to their shareholders and to pay amounts due on their indebtedness. See "Federal Income Considerations--REIT Qualification of the Corporation."

     Legislation, as well as regulations, administrative interpretations or court decisions, also could change the tax law with respect to the Corporation's qualification as a REIT and the federal income tax consequence of such qualification. See "--Pending Legislation May Curb Use of Paired Share Structure" below. The adoption of any such legislation, regulations or administrative interpretations or court decisions could have a material adverse effect on the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness and could prevent the Companies from growing as originally intended at the time of the Santa Anita Mergers (as defined below).

     On November 5, 1997, Meditrust, a Massachusetts business trust and the predecessor to the Corporation (hereinafter called the "Corporation's Predecessor"), merged (the "Realty Merger") with Realty, with Realty as the surviving corporation, whereupon Realty changed its name to Meditrust Corporation. At the same time, Meditrust Acquisition Company ("MAC"), a newly organized Massachusetts business trust and subsidiary of the Corporation's Predecessor, merged (the "SAOC Merger" and, together with the Realty Merger, the "Santa Anita Mergers") with SAOC, with SAOC as the surviving corporation, whereupon SAOC changed its name to Meditrust Operating Company. Qualification of the Corporation as a REIT in the future also generally depends on the REIT qualification of the Corporation for prior periods and the REIT qualification of the Corporation's Predecessor for periods prior to November 5, 1997. Accordingly, failure of the Corporation's Predecessor to qualify as a REIT for periods prior to November 5, 1997 could have a material adverse effect on the Companies and their ability to make distributions to shareholders and pay amounts due on their indebtedness. See "Federal Income Tax Considerations--REIT Qualification of the Corporation."

     Nutter, McClennen & Fish LLP, special tax counsel to the Corporation, has rendered an opinion (the "REIT Opinion") that (i) the Corporation's Predecessor was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code since its taxable year ended December 31, 1989 through its final taxable year, and (ii) the Corporation has been organized and operated in conformity with the requirements for qualification as a REIT under the Code since its taxable year ended December 31, 1992 through its taxable year ended December 31, 1997 and the Corporation's form of organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Counsel is unable, however, to render an opinion regarding the Corporation's qualification as a REIT in its taxable years ended December 31, 1989, 1990 and 1991 because it did not conduct the due diligence necessary to render an opinion for such years. If it is subsequently determined that the Corporation did not qualify as a REIT in those years, the

Corporation potentially could incur corporate tax with respect to a year that is still open to adjustment by the Internal Revenue Service. However, the Corporation believes that any such tax would not be material to its shareholders, although there can be no assurance in this regard. See "Federal Income Tax Considerations--REIT Qualification of the Corporation."

     The REIT Opinion is based upon factual representations from the Corporation regarding the Corporation's Predecessor and the Corporation's compliance with requirements for REIT qualification, and is not binding on the Internal Revenue Service. In addition, as described under "The Meditrust Companies--Recent Developments," the Corporation has entered into a merger agreement to acquire La Quinta (as defined below) and, on May 29, 1998, acquired Cobblestone (as defined below) and, in rendering the REIT Opinion, Nutter, McClennen & Fish, LLP relied upon representations of the Corporation that it will distribute, with respect to the taxable year in which each merger closes, all earnings and profits (if any) inherited from Cobblestone and La Quinta. If the Internal Revenue Service were to determine that La Quinta's actual earnings and profits (if any) for federal income tax purposes exceeded the amount distributed, or that Cobblestone in fact had current or accumulated earnings and profits for federal income tax purposes, the Corporation would be disqualified as a REIT. Moreover, the Corporation's qualification and taxation as a REIT following the Cobblestone and La Quinta mergers will depend on the Corporation's continuing ability to meet, through actual operating results, the income and asset requirements, distribution levels, diversity of stock ownership and other requirements for qualification as a REIT under the Code; and counsel has not reviewed and will not review the Corporation's compliance with these tests on a continuing basis. See "--Requirement to Distribute Accumulated Earnings and Profits" and "Federal Income Tax Considerations--REIT Qualification of the Corporation--General" below.

     If the Corporation were to fail to qualify as a REIT, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion above regarding the impact if the Corporation failed to qualify as a REIT in 1983, the Corporation also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would result in additional tax liability to the Corporation for the year or years involved. In addition, the Corporation would no longer be required by the Code to make distributions to its shareholders. To the extent that distributions to shareholders had been made in anticipation of the Corporation's qualifying as a REIT, the Corporation might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. See "Federal Income Tax Considerations--REIT Qualification of the Corporation."

     The failure to qualify as a REIT would also constitute a default under certain debt obligations of the Corporation, which would generally allow the holders thereof to demand the immediate repayment of such indebtedness, which could have a material adverse effect on the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.

     Pending Legislation May Curb Use of Paired Share Structure. On February 2, 1998, the Department of Treasury released an explanation of the revenue proposals included in the Clinton Administration's fiscal 1999 budget (the "Administration Tax Proposals"). The Administration Tax Proposals, among other things, include a freeze on the grandfathered status of paired share REITs such as the Companies. Under these proposals, the Corporation and Operating Company would be treated as one entity with respect to properties acquired on or after the date of the first Congressional committee action with respect to such proposals and with respect to activities or services relating to such properties that are undertaken or performed by one of the paired entities on or after such date. The Administration Tax Proposals would prevent the Companies from using their paired share structure to operate properties acquired on or after the date of such first Congressional committee action. The Administration Tax Proposals also would prohibit REITs from holding stock of a corporation possessing more than 10% (and less than 100%) of the vote or value of all classes of stock of the corporation. These proposals would be effective with respect to stock acquired on or after the date of the first Congressional committee action with respect to the proposals; provided that the proposals would apply to stock acquired before such effective date if, on or after such date, the subsidiary corporation engaged in a new trade or business or acquired substantial new assets.

     On March 26, 1998, Representative William Archer, Chairman of the House Ways and Means Committee, and Senator William V. Roth, Jr., Chairman of the Senate Finance Committee, introduced similar legislation to limit this "grandfathering" rule applicable to paired share REITS (the "Tax Proposals"). Under the Tax Proposals, the anti-pairing rules provided in the Code would apply to real property interests acquired after March 26, 1998 by the Companies, or a subsidiary or partnership in which a ten percent or greater interest is owned by the Companies

(collectively, the "REIT Group"), unless (1) the real property interests are acquired pursuant to a written agreement which was binding on March 26, 1998 and at all times thereafter or (2) the acquisition of such real property interests was described in a public announcement or in a filing with the SEC on or before March 26, 1998. On May 7, 1998, the Senate unanimously passed The Internal Revenue Service Restructuring and Reform Bill of 1998 (the "Bill"), which contains the Tax Proposals described above. Moreover, the Bill provides that any property acquired after March 26, 1998 by a company that is acquired by a paired share REIT, other than property acquired pursuant to a written agreement that was binding on March 26, 1998, would be subject to the anti-pairing rules.

     Under the Tax Proposals and the Bill as currently proposed, the properties to be acquired through the proposed merger of the Corporation with La Quinta Inns, Inc. ("La Quinta") and acquired through the May 29, 1998 merger of the Corporation and Cobblestone Holdings, Inc. ("Cobblestone") (see "The Meditrust Companies--Recent Developments") would not be subject to these anti-pairing rules. However, any property acquired by the Companies, La Quinta or Cobblestone after March 26, 1998, other than property acquired pursuant to a written agreement that was binding on March 26, 1998, would be subject to the anti-pairing rules. Moreover, there can be no assurance that the Tax Proposals or the Bill will be adopted in their current forms, with a consequence that the properties to be acquired from La Quinta and acquired from Cobblestone or other properties of the Companies could become subject to the anti-pairing rules of the Code in the future. In addition, the Tax Proposals and the Bill also provide that a property held by the Companies that is not subject to the anti-pairing rules would become subject to such rules in the event of either
(1) an improvement placed in service after December 31, 1999 that changes the use of the property and the cost of which is greater than 200 percent of (A) the undepreciated cost of the property (prior to the improvement) or (B) in the case of property acquired where there is a substituted basis (e.g., the properties to be acquired from La Quinta and acquired from Cobblestone), the fair market value of the property on the date it was acquired by the Companies; or (2) an addition or improvement that expands beyond the boundaries of the land included in such property. There is an exception for improvements placed in service before January 1, 2004 pursuant to a binding contract in effect on December 31, 1999 and at all times thereafter. This proposed restriction on property improvements would apply to the properties to be acquired from La Quinta and acquired from Cobblestone, as well as all other properties owned by the Companies, and would limit the ability of the Companies to improve or change the use of those properties after December 31, 1999.

     If adopted in their present form, the restrictions on the activities of a grandfathered REIT provided in the Administration Tax Proposals, the Tax Proposals and the Bill may in the future make it impractical or undesirable for the Companies to continue to maintain their paired share structure. Restructuring the operations of the Corporation and the Operating Company to comply with the rules contemplated by the Administration Tax Proposals, the Tax Proposals or the Bill could cause the Companies to incur substantial tax liabilities, to recognize an impairment loss on their goodwill assets, or otherwise materially adversely affect the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.

     In addition, a significant component of the Companies' strategy is to grow through acquisitions. The Companies believe that the current tax treatment of their paired share structure may provide them with certain advantages in making acquisitions, and the Tax Proposals and the Bill could therefore make it more difficult to make acquisitions in the future.

     Adverse Effects of REIT Minimum Distribution Requirements. In order to qualify as a REIT the Corporation is generally required each year to distribute to its shareholders at least 95% of its taxable income (excluding any net capital gain). In addition, if the Corporation were to dispose of assets acquired in certain acquisitions during the ten-year period following the acquisition, the Corporation would be required to distribute at least 95% of the amount of any "built-in gain" attributable to such assets that the Corporation recognizes in the disposition, less the amount of any tax paid with respect to such recognized built-in gain. See "Federal Income Tax Considerations--REIT Qualification of the Corporation--Built-In Gain Tax." The Corporation generally is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed income from prior years.

     The Corporation intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution and the seasonality of the businesses it owns or may acquire could require the

Corporation to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax.

     Distributions to shareholders by the Companies are determined by their respective Boards of Directors and depend on a number of factors, including, the amount of cash available for distribution, financial condition, results of operations, any decision by either Board of Directors to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code (in the case of the Corporation) and such other factors as either Board of Directors deems relevant. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains (in the case of the Corporation), return of capital, or a combination thereof. The Companies will provide shareholders with annual statements as to the taxability of distributions.

     Requirement to Distribute Accumulated Earnings and Profits. To maintain its qualification as a REIT in the event its merger with La Quinta is consummated, the Corporation will be required to distribute any current and accumulated earnings and profits inherited from La Quinta in the merger (as determined for federal income tax purposes). Following the merger, the Corporation intends to make a distribution of earnings and profits in the amount determined by the Corporation to be necessary for federal income tax purposes.

     It is a condition to the obligation of the Companies to consummate the proposed merger with La Quinta that, at the closing date of the proposed merger, La Quinta and the Corporation shall have obtained a report prepared by KPMG Peat Marwick LLP ("KPMG") of any accumulated and current earnings and profits of La Quinta (as determined for federal income tax purposes) as of the most recent date through which earnings and profits are ascertainable, as well as a reasonable estimate of any earnings and profits from such most recent date through the closing date of the merger, and Coopers & Lybrand L.L.P. shall have reviewed and approved in the exercise of its reasonable judgment the report and workpapers of KPMG. La Quinta has provided a report of the earnings and profits calculation through December 31, 1996 from KPMG.

     As a condition to the obligation of the Companies to consummate the merger with Cobblestone, Cobblestone obtained a report of the independent accountants of Cobblestone to the effect that Cobblestone had no current or accumulated earnings and profits (as determined for federal income tax purposes) as of September 30, 1997, and a certification from Cobblestone's Chief Financial Officer to the effect that, as of the closing date of the merger, Cobblestone had no such current or accumulated earnings and profits.

     If the Internal Revenue Service ("IRS") were to determine that La Quinta's actual current or accumulated earnings and profits exceeded the amount distributed or deemed distributed by the Corporation following the proposed merger (due to miscalculation, insufficient funds or any other reason), or that Cobblestone in fact had current or accumulated earnings and profits, the Corporation would be disqualified as a REIT. Certain technical provisions of the Taxpayer Relief Act of 1997 facilitate the distribution of inherited earnings and profits, but do not change the basic requirement that inherited earnings and profits must be distributed.


Risks Associated with Rapid Growth of the Companies; Execution of Growth
Strategy

     The Companies currently are experiencing a period of rapid growth through acquisitions. The Companies have recently consummated the Santa Anita Mergers and the Cobblestone merger, recently acquired (the "IRI Acquisition") five golf courses (the "IRI Golf Courses") from IRI Golf Group ("IRI"), and two additional golf courses and have agreed to acquire a total of 11 additional golf courses, and have recently entered into a merger agreement with La Quinta. See "The Meditrust Companies--Recent Developments." Failure to efficiently manage acquired assets, or the failure of the Companies to successfully integrate Santa Anita's, La Quinta's, IRI's, or Cobblestone's operations with existing operations and the operations of other acquired businesses, could have a material adverse effect on the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness. The success of any completed acquisition will depend in large measure on the Companies' ability to integrate the acquired properties within the Companies' existing portfolio, to integrate the accounting systems, management information systems, personnel and other operations acquired with those of the Companies, and to improve the operating results of the acquired properties and businesses. The process of integrating acquired properties, operations and personnel and in particular, geographically diverse properties and properties which, like the Santa Anita, La Quinta, IRI and Cobblestone properties, are outside of the Companies' traditional expertise in health care related properties, with the Companies' existing properties may involve unforeseen difficulties and may require a disproportionate amount of the Companies' financial and other resources, including management time, which could adversely impact the Companies.


     As noted above, there can be no assurance that proposed or pending acquisitions will be consummated or that acquired properties or businesses will perform in accordance with expectations. In that regard, see "--Cautionary Statements Concerning Forward-Looking Statements" below. In addition, the proposed La Quinta acquisition will be, and the Cobblestone acquisition was, financed to a significant extent through the issuance of Shares, and the Companies may finance acquisitions by, among other things, issuing debt and equity securities, including Shares. The issuance of Shares to finance acquisitions could have a dilutive effect on funds from operations per Share. Accordingly, there can be no assurance that acquisitions, including the Cobblestone acquisition and the proposed La Quinta acquisition, will not be dilutive to funds from operations per Share or other operating results, that acquired businesses (including La Quinta and Cobblestone) will be able to maintain or improve historical results of operations or contribute to future growth, or the effect of the Cobblestone acquisition or, if consummated, the La Quinta acquisition on the Companies.


     The Companies' growth strategy depends, in large part, on their ability to identify, finance, acquire and successfully operate additional real estate interests. No assurance can be given that the Companies will find suitable acquisitions, that the Companies will be able to consummate or obtain financing for these acquisitions in a timely manner or at all, that potential acquisitions will not be acquired by the Companies' competitors or that acquired properties will perform in accordance with expectations. In that regard, enactment of the Tax Proposals could make it more difficult for the Companies to consummate acquisitions in the future. See "--Tax Risks Related to Real Estate Investment Trusts" above.


     Consummation of the acquisition of La Quinta is subject to various conditions, including approval of the shareholders of La Quinta and the Companies. The Companies may also be required to obtain additional financing in connection with such merger, which is not, however, a condition to such merger. See "--Financing Risks Relating to Proposed La Quinta Acquisition" below. Moreover, La Quinta and the Companies were named in two substantially similar lawsuits filed after the announcement of the planned merger with La Quinta. See "The Meditrust Companies--Recent Developments." These lawsuits (which have been consolidated) seek compensatory and injunctive relief on the alleged grounds that the La Quinta directors violated their fiduciary duty, duty of care and duty of loyalty to La Quinta shareholders by entering into the merger agreement with the Corporation without having first invited other bidders. Although the Companies believe the claims are entirely without merit, there can be no assurance that the plaintiffs in these actions will not be successful or that these actions will not have an adverse effect on the Companies. Among other things, if the plaintiffs were to prevail in these actions, they might obtain injunctive or other relief blocking the proposed merger or requiring other action that could adversely affect the consummation of the proposed merger, as well as monetary damages against La Quinta and the Companies. La Quinta and the Companies have entered into an agreement in principle with the plaintiffs to settle these lawsuits. The terms of the settlement would permit the La Quinta merger to proceed substantially as planned; however, there can be no assurance that the proposed settlement will be successfully completed. As a result of the foregoing, and other factors, there can be no assurance that the acquisition of La Quinta will be consummated on its current terms or at all.



The Companies Are Heavily Dependent on Health Care Related Properties and Will Need to Rely on New Members of Management as They Diversify Their Operations

     As of May 22, 1998, approximately 93% of the Companies' real property portfolio was comprised of health care related real property. Recently, through acquisitions that are either pending, such as La Quinta, or have been consummated, such as Cobblestone and the IRI Golf Courses, the Companies have begun to diversify their operations as well as their real property portfolio. The Companies are currently in the business of operating a race track acquired in November 1997 in the Santa Anita Merger, the Corporation purchased the IRI Golf Courses in February 1998, further expanded their golf businesses through the acquisition of Cobblestone on May 29, 1998 and, if the La Quinta merger is consummated, the Companies will enter the hotel business. To the extent that the Companies are successful in diversifying into new areas through acquisitions, it is likely that the Companies will rely heavily upon the expertise of the existing management of the acquired businesses or will need to hire outside management to operate these diversified operations. No assurance can be given that the Companies will be able to hire or retain experienced management to operate the businesses they acquire or propose to acquire, which could have a material adverse effect on the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.


Health Care Industry Risks

     Operating Risks. One of the Corporation's primary businesses is that of buying, selling, financing and leasing health care related properties. The risks of this business include, among other things: competition for tenants; competition from other health care financing providers, a number of which may have greater marketing, financial and other resources and experience than the Corporation; changes in government regulation of health care; changes in the availability and cost of insurance coverage; increases in operating costs due to inflation and other factors; changes in interest rates; the availability of financing; and adverse effects of general and local economic conditions.

     Concentration of Credit Risks. As of December 31, 1997, long-term care facilities comprised 51% of the Corporation's real estate investments and the Corporation's investments in facilities of its three largest health care operators totaled approximately 39% of the Corporation's total real estate investments. Such a concentration in specific types of facilities, as well as in these operators, could have a material adverse effect on the Companies.

     Government Regulation May Increase. The health care industry is subject to changing political, economic, regulatory and demographic influences that may affect the operations of health care facilities and providers. During the past several years, the health care industry has been subject to an increase in government regulation of, among other things, reimbursement rates and certain capital expenditures. Some elected officials have announced that they intend to examine certain aspects of the United States health care system including proposals which may further increase governmental involvement in health care. For example, the President and Congress have in the past, and may in the future, propose health care reforms which could impose additional regulations on the Corporation and its operators (including the Operating Company) or limit the amounts that operators may charge for services. The Corporation and the operators of its health care facilities are and will continue to be subject to varying degrees of regulation and licensing by health or social service agencies and other regulatory authorities in the various states and localities in which they operate or in which they will operate.

     Reliance on Third-Party Payors; Availability of Reimbursement. The cost of many of the services offered by the current operators of the Corporation's health care facilities are reimbursed or paid for by third-party payors such as Medicare and Medicaid programs for elderly, low income and disabled patients and state Medicaid programs for managed care organizations. No assurance can be given that third-party reimbursement for the Corporation's operators will continue to be available or when reimbursement will be offered or that reimbursement rates will not be reduced. The increase in the number of providers contracting to provide per person fixed cost health care to a patient population has increased pressure on third party payors to lower costs.

     The foregoing factors could adversely affect the ability of the operators of the Corporation's health care facilities to generate revenues and make payments to the Corporation. This, in turn, could materially adversely affect the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.


Lodging Industry Risks

     In the event the proposed merger with La Quinta is consummated, the Companies will have made a significant investment in hotels and related lodging facilities. If the La Quinta merger occurs, La Quinta will be operated as a business unit of the Operating Company and its real estate assets will be owned by the Corporation.

     Competition. The results of operations of La Quinta hotels are subject to general economic conditions, competition, the desirability of particular locations, the relationship between supply of and demand for hotel rooms and other factors. La Quinta hotels generally operate in markets that contain numerous competitors, including wide range of lodging facilities offering full-service, limited-service and all-suite lodging options to the public. The continued success of La Quinta's hotels will be dependent, in large part, upon their ability to compete in such areas as reasonableness of room rates, quality of accommodations, name recognition, service level and convenience of locations. Additionally, an increasing supply of hotel rooms in La Quinta's market segment and recent consolidations in the lodging industry generally resulting in the creation of several large, multi-branded hotel chains with diversified operations may adversely impact La Quinta's financial condition, results of operations and business. No assurance can be given that demographic, geographic or other changes in markets will not adversely affect the convenience or desirability of the locations of La Quinta's hotels. Furthermore, no assurance can be given that, in the markets in which La Quinta's hotels operate, competing hotels will not provide greater competition for guests than currently exists, and that new hotels will not enter such markets.

     Geographic Concentration. La Quinta's hotels are concentrated in the western and southern regions of the United States. As a result, La Quinta is sensitive to economic and competitive conditions in those regions.

     Extensive Employment and Other Governmental Regulations. The hotel business is subject to extensive federal, state and local regulatory requirements, including building and zoning requirements, all of which can prevent, delay, make uneconomical or significantly increase the cost of developing additional lodging facilities. In addition, La Quinta's hotels and the Operating Company are subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions, work permit requirements and discrimination claims. If the merger with La Quinta is consummated, an increase in the minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect the Companies.

     Fluctuations in Operating Results. The lodging industry may be adversely affected by, among other things, changes in economic conditions, changes in local market conditions, oversupply of hotel space, a reduction in demand for hotel space in specific areas, changes in travel patterns, weather conditions, changes in governmental regulations that influence or determine wages, prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other operating expenses. Room supply and demand historically have been sensitive to shifts in gross domestic product growth, which has resulted in cyclical changes in average daily room and occupancy rates. Due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues. In that regard, there can be no assurance that the recent strength in the lodging industry generally, or in the segment of the industry in which La Quinta operates, will not decline in the future. Furthermore, the lodging industry is seasonal in nature, with revenues typically higher in summer periods than in winter periods.

     Expansion Strategy May Not Be Successfully Continued. If the La Quinta merger is consummated, the Corporation intends to continue La Quinta's strategy of growth through both the construction of new lodging facilities and the opportunistic acquisition of existing lodging facilities. No assurance can be given that the Corporation will find suitable sites for construction or suitable properties for acquisition or that these sites and properties will not be acquired by competitors. The Corporation will incur certain costs in connection with the construction and acquisition of new properties and may be required to provide significant capital expenditures for conversions and upgrades when acquiring a property operating as other than a La Quinta[RegTM] brand property. No assurance can be given that any of the properties the Corporation may construct or acquire will be profitable following such construction or acquisition. The construction or acquisition of a property that is not profitable, or the acquisition or construction of a property that results in significant unanticipated conversion costs, or substantial construction cost overruns, could materially adversely affect the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness. The Corporation may in the future require additional financing in order to continue to make acquisitions and to fund construction costs of hotel properties. No assurance can be given that such additional financing will be available to the Corporation on acceptable terms or at all.

     Construction. If the La Quinta merger is consummated and the Corporation continues La Quinta's strategy of growing through new construction, the Corporation may from time to time experience shortages of materials or qualified tradespeople or volatile increases in the cost of certain construction materials or labor, resulting in longer than normal construction and remodeling periods, loss of revenue and increased costs. The Corporation will rely heavily on local contractors, who may be inadequately capitalized or understaffed. The inability or failure of one or more local contractors to perform may result in construction or remodeling delays, increased cost and loss of revenue.

     The foregoing factors could adversely affect La Quinta's operations which, in turn, could materially adversely affect the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.


Golf Course Industry Risks

     As a result of the acquisition of Cobblestone, IRI, a golf course in Virginia and a golf course in Georgia, the Companies have made a significant investment in golf courses and related facilities. In addition, the Corporation has agreed to purchase a total of eleven additional golf courses for an aggregate amount of approximately $117 million in cash.

     Real Estate Investment Considerations. Investments in golf courses and related properties are subject to risks typically associated with investments in real estate. Revenue from golf courses may be affected by many factors, including changes in government regulations, general or local economic conditions, the available local supply of golf courses, a decrease in the number of people playing golf or adverse weather conditions. One factor specifically affecting real estate investments in golf facilities is the availability of water. A severe water shortage could adversely affect the revenue received from these investments.

     Geographic Concentration. The golf courses which the Companies acquired in the Cobblestone merger are generally located in sun-belt states. Nine golf facilities are located in Texas, eight in California, four in Arizona, three in Florida, two in Georgia and one in Virginia. The five golf courses acquired from IRI are all located in Texas. The Companies also recently acquired a golf course in Virginia and a golf course in Georgia and have agreed to acquire from several different sellers a total of eleven additional golf courses which are located in Florida, New Jersey, North Carolina and Texas. The geographic proximity of many of these golf courses may mean that adverse economic and/or weather conditions in the same geographic area could adversely affect the operating results of a large portion of the Companies' golf course facilities.

     Competition. The Corporation intends to continue to acquire golf courses. The Companies will compete with several national and regional golf course companies for the purchase, lease and management of golf courses. No assurance can be given that suitable golf course acquisition opportunities will be available or that, because of competition from other purchasers or other reasons, the Corporation will be able to consummate acquisitions on satisfactory terms or at all or to obtain necessary acquisition financing. In addition, the acquisition of golf courses may become more expensive in the future if demand for properties increases.

     Cobblestone competes for the purchase, lease and management of golf courses with several national and regional golf course companies. Several of Cobblestone's national competitors have larger staffs and more golf courses currently owned, leased or under management than does Cobblestone. In addition, several of Cobblestone's national competitors and certain of its smaller, regional competitors have significantly greater capital resources than does Cobblestone.

     Golf courses are also subject to competition for players and members from other golf courses located in the same geographic areas. The number and quality of golf courses in a particular area could have a material adverse effect on the revenue of a golf course. The availability of sufficient acreage often limits the number of competing courses, particularly in metropolitan areas. However, the parts of Arizona and Texas in which many of Cobblestone's existing properties, and all of the IRI Golf Courses, are clustered have significant open land available, and there has been continued construction of both public and private golf facilities in those areas. In addition, revenue will be affected by a number of factors including, the demand for golf and the availability of other forms of recreation.

     Consumer Spending and Trends. The amount spent by consumers on discretionary items, such as those currently offered by, and those expected to be offered by, Cobblestone and IRI, has historically been dependent upon levels of discretionary income which may be adversely affected by general economic conditions. A decrease in the number of golfers and in consumer spending on golf and golf associated activities could have a material adverse effect on the Companies' golf course division's financial condition and results of operations of the Companies' golf course business.

     The foregoing factors could adversely affect the operations of Cobblestone and the IRI Golf Courses which, in turn, could materially adversely affect the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.


Horse Racing Industry Risks

     Regulation of Gaming Operations. The Operating Company's pari-mutuel wagering operations at Santa Anita Park (the "Race Track"), conducted by Los Angeles Turf Club, Incorporated ("LATC"), a subsidiary of The Santa Anita Companies, Inc. (itself a subsidiary of the Operating Company), depend upon the continued governmental acceptance of such operations as forms of legalized gaming. As a form of gaming, pari-mutuel wagering is subject to extensive licensing and regulatory control by the California Horse Racing Board (the "CHRB"). The CHRB has broad powers with respect to the licensing of gaming operations. It may revoke, suspend, condition or limit the gaming operations of the Operating Company. Any such change in regulations may have a material adverse effect on the Companies.

     Dependence on Relationship with Owners and Trainers Associations. LATC's horse racing operations require it to maintain good working relationships with the Thoroughbred Owners of California, or the "Owners Association", and the California Horsemen's Benevolent and Protective Association, or the "Trainers Association." If LATC cannot maintain working relationships with the Owners Association or the Trainers Association or finds itself unable to attract a sufficient number of horses to its live horse race meets, such events could have a material adverse effect on the Companies.

     Competition. Thoroughbred horse racing, and gaming generally, are competitive industries. The Operating Company competes in its markets with other horse racing facilities, off-track betting, state-run lotteries and Native American reservation gaming. Many of these competitors have resources that exceed those of the Companies. The Operating Company also competes locally with other sporting and entertainment businesses. Approval of legislation legalizing casinos and other forms of gaming or expansion of gaming at Native American reservations could increase competition for the Operating Company. The Operating Company also may face increasing competition from businesses accepting wagers by telephone and via the Internet.

     Declines in On-Track Attendance and Wagering Revenue. The Companies believe that many horse racing tracks across the nation, including the Race Track, are experiencing declines in on-track attendance. In addition, the Operating Company has experienced declining revenues from wagering in recent years. It cannot be assured that the Operating Company will not experience further declines in on-track attendance and wagering revenues, which could have a material adverse effect on the Companies. In that regard, the amount of rental revenues received by the Corporation from its lease of the Race Track to LATC is wholly dependent upon the level of racing activities and wagering.

     Seasonality. The Operating Company has historically conducted a live thoroughbred horse racing meet at the Race Track each winter and has sublet the Race Track each fall for a live thoroughbred racing meet conducted by Oak Tree Racing Association. The winter and fall meets generate a substantial amount of the Operating Company's horse racing revenue each year. As a result, the Operating Company's horse racing activities are subject to significant seasonal variations in revenue and net income or loss.


Real Estate Investment Risks

     General Risks. The Corporation's investments (including those of Cobblestone and, assuming consummation of the merger, La Quinta) will be subject to the risks inherent in owning real estate. The underlying value of the Corporation's real estate investments and the Companies' results of operations and ability to make distributions to their shareholders and pay amounts due on their indebtedness will depend on the ability of the lessees, the operators and the Operating Company to operate the Corporation's properties in a manner sufficient to maintain or increase revenues and to generate sufficient revenues in excess of operating expenses to make rent payments under their leases or loan payments in respect of their loans from the Corporation.

     Results of operations of the Corporation's properties may also be adversely affected by, among other things:

   [bullet] changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics;

   [bullet] changes in interest rates and in the availability, cost and terms of financing;

   [bullet] the impact of present or future environmental legislation and compliance with environmental laws and other regulatory requirements;

   [bullet] the ongoing need for capital improvements, particularly in older structures;

   [bullet] changes in real estate tax rates and assessments and other operating expenses;

   [bullet] adverse changes in governmental rules and fiscal policies;

   [bullet] adverse changes in zoning and other land use laws; and

   [bullet] civil unrest, earthquakes and other natural disasters (which may result in uninsured losses) and other factors which are beyond its control.

     Value and Illiquidity of Real Estate. Real estate investments are relatively illiquid. The Corporation's ability to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If the Corporation wants to sell an investment, no assurance can be given that the Corporation will be able to dispose of it in the time period it desires or that the sales prices of any investment will recoup or exceed the amount of the Corporation's investment.

     Increases in Property Taxes Could Affect Ability to Make Expected Shareholder Distributions. The Corporation's health care facilities and real estate investments, La Quinta's and Cobblestone's properties and the Corporation's racing facilities are all subject to real property taxes. The real property taxes on properties in which the Corporation invests may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. In addition, as a result of acquisitions, certain of the Corporation's properties may be subject to reappraisal or reassessment. Increases in property taxes resulting from such reappraisals or reassessments may have an adverse effect on the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.

     Environmental Matters. The obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, may affect the operating costs of the Corporation and the Operating Company. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on or under the property. Environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances and whether or not such substances originated from the property. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the Corporation's ability to borrow by using such real property as collateral.

     Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous or toxic substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials or "ACMs", into the environment. In addition, third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the use or transfer of property, and these restrictions may require expenditures. In connection with the ownership and operation of any of the Corporation's properties, the Corporation, the Operating Company and the other lessees or operators of these properties may be liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.

     Compliance with the ADA May Affect Expected Distributions to the Companies' Shareholders. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that the Corporation or the Operating Company is not in compliance with the ADA could result in the imposition of fines and/or an award of damages to private litigants. If the Corporation or the Operating Company were required to make modifications to comply with the ADA, there could be a material adverse effect on the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.

     Uninsured and Underinsured Losses. Each of the Corporation's leases and mortgage loans typically specifies that comprehensive insurance is to be maintained on each of the applicable properties, including liability, fire and extended coverage. Leases and loan documents for new investments (including those leased to the Operating Company) typically contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Corporation will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of the Corporation and the Operating Company at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment and also may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, received by the Corporation or the Operating Company might not be adequate to restore its economic position with respect to such property.

Real Estate Financing Risks

     Financing and Maturities. The Corporation is subject to the normal risks associated with debt and preferred stock financing, including the risk that the Corporation's cash flow will be insufficient to meet required payments of principal and interest and dividends, the risk that indebtedness on its properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness. If the Corporation were unable to refinance the indebtedness on acceptable terms, or at all, the Corporation might be forced to dispose of one or more of its properties on disadvantageous terms, which might result in losses to the Corporation, which losses could have a material adverse effect on the Corporation and its ability to make distributions to shareholders and to pay amounts due on its indebtedness. Furthermore, if a property is mortgaged to secure payment of indebtedness and the Corporation is unable to meet mortgage payments, the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to the Corporation. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Corporation's ability to meet the REIT distribution requirements of the Code.

     Risk of Rising Interest Rates. The Corporation has incurred and expects in the future to incur indebtedness which bears interest at variable rates. Accordingly, increases in interest rates would increase the Corporation's interest costs (to the extent that the related indebtedness was not protected by interest rate protection arrangements), which could have a material adverse effect on the Corporation and its ability to make distributions to shareholders and to pay amounts due on its indebtedness or cause the Corporation to be in default under certain debt instruments (including its Debt Securities). In addition, an increase in market interest rates may lead holders of the Shares to demand a higher yield on their Shares from distributions by the Companies, which could adversely affect the market price for the Shares and could also adversely affect the market price of any Preferred Stock issued by either of the Companies.

     Additional Debt. The Corporation currently funds acquisition opportunities partially through borrowings (including its lines of credit). The organizational documents of the Corporation do not contain any limitation on the amount of indebtedness that the Corporation may incur. Accordingly, the Corporation could become more highly leveraged, resulting in an increase in debt service, which could have a material adverse effect on the Corporation and its ability to make distributions to shareholders and to pay amounts due on its indebtedness and in an increased risk of default on its obligations.


Employment and Other Governmental Regulation

     The health care, golf, hotel, race track and related businesses of the Companies are subject to varying degrees to extensive federal, state and local regulatory requirements, including building and zoning requirements, all of which can prevent, delay, make uneconomical or significantly increase the cost of developing and maintaining existing and additional facilities or properties in the health care, golf, hotel, race track and related businesses. In addition, La Quinta, Cobblestone and the Companies are subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions, work permit requirements and discrimination claims. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.


ERISA Plans May Be Affected by Certain Ownership of REIT Securities

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and section 4975 of the Code prohibit certain transactions that involve (i) certain pension, profit-sharing, employee benefit, or retirement plans or individual retirement accounts (each, a "Plan") and (ii) the assets of a Plan, on the one hand, and a "party in interest" or "disqualified person" with respect to such Plan, on the other hand. A "party in interest" or "disqualified person" with respect to a Plan will be subject to (x) an initial 15% excise tax on the amount involved in any prohibited transaction involving the assets of the Plan and (y) an excise tax equal to 100% of the amount involved if any prohibited transaction is not corrected. Consequently, the fiduciary of a Plan contemplating an investment in Securities offered by any Prospectus Supplement should consider whether the Companies, any other person associated with the issuance of the Securities offered by any Prospectus Supplement, or any affiliate of the foregoing is or might become a "party in interest" or "disqualified person" with respect to the Plan. In such a case, the acquisition or holding of Securities offered by any Prospectus Supplement by or on behalf of the Plan could be considered to give rise to a prohibited transaction under ERISA and the Code.

     Regulations of the Department of Labor that define "plan assets" provide that in some situations, when a Plan acquires an equity interest in an entity, the Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless one or more exceptions specified in the plan asset regulations are satisfied. In such a case, certain transactions that the Companies might enter into in the ordinary course of their business and operations might constitute "prohibited transactions" under ERISA and the Code.


Substantial Leverage Risks

     The Corporation has substantial leverage. In that regard, on June 9, 1998 the Corporation obtained signed commitments, which are subject to certain conditions, from a bank group to provide a $2.25 billion credit facility. If this new credit facility is entered into, it will replace the Corporation's current $365 million credit facilities. In addition, the Companies are exploring various alternative means to finance the cash which will be payable in connection with the proposed La Quinta merger, which may include additional borrowings. The degree of leverage of the Corporation could have important consequences to investors, including the following: (i) the Corporation's ability to obtain additional financing may be impaired, both currently and in the future; (ii) a substantial portion of the Corporation's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Corporation for other purposes; (iii) as described below, certain of the Corporation's borrowings are and will continue to be at variable rates of interest, which will expose the Corporation to the risk of increased interest rates; (iv) the Corporation may be substantially more leveraged than certain of its competitors, which may place the Corporation at a competitive disadvantage; and (v) the Corporation's substantial degree of leverage may limit its flexibility to adjust to changing market conditions, reduce its ability to withstand competitive pressures and make it more vulnerable to a downturn in general economic conditions or its business.


     If the mergers with La Quinta and Cobblestone had been consummated on March 31, 1998, the Companies would have had, as of March 31, 1998, approximately $3.24 billion of pro forma combined total indebtedness as compared to combined total indebtedness of the Companies, without giving effect to the La Quinta and Cobblestone acquisitions, of approximately $1.24 billion at that date. Consequently, the indebtedness which was incurred in connection with the Cobblestone acquisition and which is expected will be incurred in connection with the La Quinta merger, the Corporation's anticipated distribution of inherited earnings and profits if the La Quinta merger is consummated (see "--Tax Risks Related to Real Estate Investment Trusts--Requirement to Distribute Accumulated Earnings and Profits"), and the issuance of additional debt securities will result in increased interest expense under the Companies' credit facilities. In addition, because the Companies' credit facilities currently bear interest at variable rates based, in part, on the Corporation's long-term indebtedness credit ratings, any increases in market interest rates or decrease in the Corporation's credit ratings will also result in increased borrowing costs for the Companies, which may adversely affect the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.

     The foregoing risks associated with the debt obligations of the Companies may adversely affect the market price of Securities offered by any Prospectus Supplement and may inhibit the ability of the Companies to raise capital in both the public and private markets.


Risks Related to Restrictions on Dividends and Distributions; Risks Relating to Restrictive Debt Covenants and Compliance with Debt Instruments

     The Companies and their subsidiaries are or in the future may become parties to agreements and debt instruments which restrict or prevent the payment of dividends on, or the purchase or redemption of, their Paired Common Stock, Preferred Stock or Series Common Stock, including indirect restrictions (through, for example, covenants requiring the maintenance of specified levels of net worth) and direct restrictions. In particular, the Corporation is currently a party to revolving loan agreements (the "Revolving Loan Agreements") which permit borrowings in an aggregate amount of up to $365 million with Fleet National Bank, as agent for certain other financial institutions, and with Via Banque. However, the Corporation has received commitments, which are subject to certain conditions, from a bank group to provide replacement credit facilities in order to increase the aggregate amount of borrowings available under its credit facilities to approximately $2.25 billion. The Revolving Loan Agreements provide that the Corporation shall not declare or pay any dividends (other than a dividend payable in capital stock of the Companies) on any of its capital stock if such action would constitute an event of default or an event which, with the giving of notice or lapse of time or both, would constitute an event of default under the Revolving Loan Agreements or any other material agreement to which the Corporation is a party. Events of default under the Revolving Loan Agreements include, among other things, failure by the Corporation to comply with certain financial covenants relating to cash flow coverage, combined tangible net worth, and a ratio of total liabilities to combined financial net worth. Other events of default under the Revolving Loan Agreements include failure to pay principal, interest, fees or reimbursements under letters of credit when due, certain events of bankruptcy or insolvency or creditor actions with respect to the Corporation and its subsidiaries, breach of any of the representations, warranties or covenants under the Revolving Loan Agreements, certain monetary defaults under other debt instrument of the Corporation, failure to pay all amounts due under the Revolving Loan Agreements upon the sale or permanent disposition of an operator of the Corporation's properties who operates more than a specified percentage of the Corporation's properties, or the occurrence of events of default under any of the other documents relating to the Revolving Loan Agreements. Likewise, the Corporation has previously issued debt securities under several indentures (each, an "Existing Indenture"). As of March 31, 1998, approximately $1.1 billion of borrowings were outstanding under the Existing Indentures. Each Existing Indenture provides that the Corporation may not pay dividends on any of its capital stock (other than dividends payable in capital stock) if at the time of such action an event of default under such Existing Indenture has occurred and is continuing or would exist immediately after giving effect to such action. Events of default under the Existing Indenture include a failure by the Corporation, after the expiration of any applicable grace period, to pay principal or interest when due, failure by the Corporation after expiration of a grace period to comply with any agreements in the Existing Indentures, events of default under any other debt instruments of the Corporation or its subsidiaries if any such event of default results from either the failure to pay such other indebtedness when due or acceleration of such other indebtedness, and the commencement of voluntary or involuntary bankruptcy or similar proceedings with respect to the Corporation. As a result of the foregoing, in the event of a deterioration in the financial condition or results of operations of the Corporation or the Operating Company, the terms of the Revolving Loan Agreements, the Existing Indentures or other instruments or agreements to which the Companies or their subsidiaries are or may in the future become parties could limit or prohibit the payment of dividends on shares of Paired Common Stock, Preferred Stock or Series Common Stock offered by any Prospectus Supplement. Any such limitation or prohibition could have a material adverse effect on the market price of such Paired Common Stock, Preferred Stock, or Series Common Stock. Any failure of the Corporation to pay dividends as required by the Code, whether as a result of restrictive covenants in its debt instruments or otherwise, would result in the loss of its status as a real estate investment trust under the Code, which would have a material adverse effect on the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.

     Debt instruments (including the Revolving Loan Agreements and the Existing Indentures) to which the Corporation is currently a party and to which the Corporation and/or the Operating Company may in the future become parties contain and may contain a number of significant covenants that, among other things, will restrict in varying degrees the applicable Company from disposing of assets, incurring additional indebtedness, repaying other indebtedness, paying dividends, creating liens on assets, entering into leases, making investments, loans or advances, making acquisitions, engaging in mergers or consolidations, engaging in certain transactions with affiliates and otherwise restrict certain other corporate activities.

     A Company's ability to remain in compliance with certain such covenants will depend upon, among other things, its results of operations and may be affected by events beyond its control, including economic, financial and industry conditions. Accordingly, there can be no assurance that the Companies will remain in compliance with such agreements and covenants. In the event of a default under such instruments or agreements relating to any indebtedness of the applicable Company, the holders of such indebtedness generally will be able to declare all such indebtedness, together with accrued interest thereon, to be due and payable immediately and, in the case of collateralized indebtedness, to proceed against their collateral. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding thereunder to be due and payable pursuant to cross-default clauses. Accordingly, the occurrence of a default under any debt instrument could have a material adverse effect on the Companies.

Financing Risks Relating to Proposed La Quinta Acquisition

     Although the La Quinta merger will be financed to a significant extent through the issuance of Shares, the Companies are exploring various alternative means to most effectively finance the cash that will be payable in connection with the La Quinta merger, including costs associated with the earnings and profits distribution (see "--Tax Risks Related to Real Estate Investment Trusts" above), the cash consideration to be paid in the La Quinta merger pursuant to cash elections by La Quinta shareholders and the other costs associated with the proposed merger, such as the refinancing and assumption of certain La Quinta debt. This financing may consist of, among other things, public or private offerings of equity or debt securities, borrowings under the Revolving Loan Agreements, or a combination thereof. No assurance can be given, however, that the Companies will successfully obtain the financing necessary to consummate the merger, or if obtained, that such financing will be on terms and conditions favorable to the Companies. The Companies' obligations under the La Quinta merger agreement are not conditioned on the obtaining of financing.


Possible Effects of Failure to Consummate the La Quinta Acquisition

     It cannot be assured that the merger with La Quinta will be completed. The Companies have incurred substantial expenses in connection with the proposed acquisition of La Quinta. The Companies may also be responsible for sizable termination fees, under certain circumstances, if the La Quinta acquisition does not occur. The La Quinta merger agreement provides that a termination fee of $75 million may be payable by La Quinta or the Corporation, as the case may be, in the event the merger agreement is terminated for certain reasons or certain other events occur under the merger agreement.


Restrictions on Transfer of Capital Stock; Repurchase of Capital Stock

     In order to qualify as a REIT under the Code, the Corporation's capital stock must be held by 100 or more shareholders and more than 50% of its capital stock may not be held by five or fewer individuals. The Companies' respective by-laws contain provisions intended to preserve the status of the Corporation as a REIT for federal income tax purposes. Among other things, the by-laws of each Company provide that, if its Board of Directors shall at any time be of the opinion that direct or indirect ownership of shares of its capital stock has or may become concentrated to an extent that would cause the Corporation to fail to qualify or to be disqualified as a REIT under the Code, or to an extent that would cause any rent to be paid to the Corporation to fail to qualify or to be disqualified as rent from real property for purposes of the Code, the Board of Directors of such Company may call for the purchase from any shareholder of such Company such number of shares sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of shares of stock of such Company into conformity with the requirements of the Code. The purchase price for the shares called for purchase shall be equal to the fair market value of such shares as reflected in the closing price for such shares on the principal stock exchange on which such shares are listed or, if such shares are not listed, then the last bid quotation for shares of such stock as of the close of business on the date fixed by the Board of Directors for such purchase or, if no quotation for the shares is available, as determined in good faith by the Board of Directors. From and after the date fixed for purchase by the Board of Directors as aforesaid, the holders of any shares so called for purchase shall cease to be entitled to dividends, voting rights and other benefits with respect to such shares, excepting only the right to payment of the purchase price fixed as aforesaid. Such purchase price may be paid in cash or, at the option of the Board of Directors, in the form subordinated indebtedness equal to the purchase price of the shares (less amounts paid in cash, if any), which subordinated indebtedness shall have such other terms as may be determined by the Board of Directors. In addition, the by-laws of each Company provide that such Company may refuse to transfer shares of stock to any person whose acquisition of such shares would, in the opinion of its Board of Directors, result in the Corporation being unable to conform to the requirements of the Code referred to above. The by-laws also provide that any transfer of shares that would prevent the Corporation from continuing to be qualified as a REIT under the Code shall be void and the intended transferee of such shares shall be deemed never to have had an interest therein. If the foregoing provision is determined to be invalid, the by-laws also provide that the transferee of such shares shall be deemed to have acted as agent on behalf of the Corporation or the Operating Company, as applicable, in acquiring such shares and to hold such shares on behalf of the Corporation or the Operating Company, as applicable. See "Federal Income Tax Considerations."

     In addition, each of the Companies is soliciting the vote of its shareholders to approve certain amendments to its Charter (as hereinafter defined) which, if approved, would add certain additional, and more stringent, restrictions on the ownership and transfer of such Company's capital stock. Such proposed amendments would, among other things, add a new Article Thirteenth to the Charter of each Company. See "Description Of Capital Stock--Ownership Limitations and Restrictions on Transfers."


Year 2000 Issues

     The Companies have begun the process of identifying, evaluating and implementing changes to computer programs necessary to address the year 2000 issue. This issue affects computer systems that have programs that may not properly recognize the year 2000. This could result in system failures or miscalculations. The Companies are currently addressing their internal year 2000 issues, with modifications to existing programs and conversions to new programs. The Companies are also communicating with financial institutions, software vendors and others with which they conduct business to help them identify and resolve the year 2000 issue. The total cost of converting all internal systems has not been completely quantified, but it is not expected to be a material cost. However, no estimates can be made as to the potential adverse impact that may result from the financial institutions, software vendors and others with which the Companies conduct business. Costs related to the year 2000 issue are being expensed as incurred.


Cautionary Statements Concerning Forward-Looking Statements

     Any statements included or incorporated by reference in this Prospectus or any Prospectus Supplement, including statements in the documents that are incorporated by reference as set forth on page 2 under "Available Information," that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained or incorporated by reference herein or in the accompanying Prospectus Supplement should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans, intentions or anticipated or projected events, results or conditions. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. Such forward-looking statements include statements with respect to (i) the declaration or payment of distributions by the Companies, (ii) the ownership, management and operation of hotels, golf courses, health care related facilities, race tracks and other properties, including the integration of the acquisitions effected or proposed by the Companies, (iii) potential acquisitions or dispositions of properties, assets or other public or private companies by the Companies, including the acquisition of La Quinta, (iv) the policies of the Companies or Cobblestone and (if the merger with La Quinta is consummated) La Quinta regarding investments, acquisitions, dispositions, financings, conflicts of interest and other matters, (v) the qualification of the Corporation and the Corporation's Predecessor as a REIT under the Code and the "grandfathering" rules under
Section 269B of the Code, (vi) the health care, real estate, golf and lodging industries and real estate markets in general, (vii) the availability of debt and equity financing, (viii) interest rates, (ix) general economic conditions,
(x) supply and customer demand, (xi) trends affecting the Companies', Cobblestone's and, if the merger is consummated, La Quinta's financial condition or results of operations, (xii) the effect of acquisitions (including the Cobblestone acquisition and, if consummated, the proposed La Quinta acquisition) on results of operations (including funds from operations, margins, and cash flow, financial condition (including market capitalization) and financial flexibility, (xiii) the anticipated performance of the Companies and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, EBITDA, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing, (xiv) conditions or prospects in the lodging and other industries, including anticipated growth or profitability, and the sensitivity of certain segments of those industries to economic downturns, (xv) the ability of the Companies and of acquired properties and businesses to grow (including La Quinta's ability to renovate hotels and open new hotels as planned), and (xvi) the Corporation's funds from operations payout ratio after giving effect to anticipated acquisitions. Shareholders are cautioned that, while forward-looking statements reflect the respective Companies' good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties and there can be no assurance that the events, results or conditions reflected in such forward-looking statements will occur. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this Prospectus or any Prospectus Supplement hereto, including, without limitation, the information set forth in "Risk Factors," identifies important factors that could cause such differences. The Companies undertake no obligations to publicly release the results of any revisions to these forward-looking statements that may reflect any future events or circumstances.

                            THE MEDITRUST COMPANIES


The REIT

     The REIT is a self-administered real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), which has historically invested primarily in health care related real property in locations throughout the United States. The REIT also invests in other entities outside of the United States which make similar health care related real property investments. As a result of recent acquisitions, the REIT also owns golf courses and golf related properties. The REIT invests in high quality facilities that are managed by experienced operators and achieves diversity in its property portfolio by sector of the health care industry, geographic location, operator and form of investment. The REIT's investments have historically taken the form of permanent mortgage loans, sale/leaseback transactions and development projects.

     The REIT was organized to qualify, and intends to continue to operate, as a real estate investment trust in accordance with federal tax laws and regulations. So long as the REIT so complies, with limited exceptions, the REIT will not be taxed under Federal income tax laws on that portion of its taxable income that it distributes to its shareholders. See "Federal Income Tax Considerations".

     The REIT's principal executive offices are located at 197 First Avenue, Suite 300, Needham Heights, Massachusetts 02194, and its telephone number is
(781) 433-6000.


The Operating Company

     The Operating Company is engaged in thoroughbred horse racing and, as a result of the recent Cobblestone acquisition, the operation of golf course properties. The thoroughbred horse racing operation is conducted by Los Angeles Turf Club, Incorporated ("LATC") (a wholly-owned subsidiary of The Santa Anita Companies, Inc., itself a wholly-owned subsidiary of the Operating Company), which leases from the REIT an approximately 400 acre parcel of land in Arcadia, California on which Santa Anita Park, a thoroughbred horse racing facility (the "Race Track"), is located. The Operating Company believes that the Race Track is one of the premier thoroughbred horse racing venues in North America. The Operating Company has conducted a winter live thoroughbred horse racing meet at the Race Track each year since 1934 (except for three years during World War
II). In addition, the Race Track has been the site of a fall meet conducted by Oak Tree Racing Association, which has leased the Race Track from LATC since 1969. The Race Track was the location of the 1986 and 1993 Breeders' Cup Championships. As a result of the Cobblestone acquisition on May 29, 1998, the Operating Company manages, through subsidiaries, golf courses and related golf facilities in Arizona, California, Florida, Georgia, Texas and Virginia.

     As described below, shares of Operating Common Stock are paired and trade together with shares of REIT Common Stock as a single unit on the NYSE. The Operating Company's principal executive offices are located at 197 First Avenue, Suite 100, Needham Heights, Massachusetts 02194, and its telephone number is (781) 453-8062.


Santa Anita Mergers

     On November 5, 1997, the Corporation's Predecessor completed its merger with Realty, with Realty as the surviving corporation, whereupon Realty changed its name to Meditrust Corporation. At the same time, MAC, a Massachusetts business trust and newly formed subsidiary of the Corporation's Predecessor, completed its merger with SAOC, with SAOC as the surviving corporation, whereuopn SAOC changed its name to Meditrust Operating Company. The mergers were accounted for as reverse acquisitions whereby the Corporation's Predecessor and MAC were treated as the acquirors for accounting purposes. Accordingly, unless otherwise expressly stated or the context otherwise requires, the historical financial information with respect to the Companies included in this Prospectus, the documents incorporated or deemed to be incorporated by reference herein and any accompanying Prospectus Supplement as of any dates and for any periods prior to November 5, 1997 is that of the Corporation's Predecessor and MAC and not of Realty or SAOC.


Recent Developments

     On January 3, 1998, the Companies entered into a merger agreement with La Quinta Inns, Inc. ("La Quinta") pursuant to which La Quinta will merge with and into the REIT with the REIT being the surviving corporation (the "La Quinta Merger"). If the La Quinta Merger is consummated, holders of La Quinta common stock will receive in exchange therefor cash and newly-issued shares of Paired Common Stock of the Companies with an aggregate value of approximately $1.65 billion, subject to certain adjustments. In addition, the REIT will assume or retire approximately $961 million of La Quinta's existing indebtedness. La Quinta is a fully-integrated lodging company that focuses on the ownership, operation and development of its two hotel products: (i) La Quinta Inns, a chain positioned in the mid-price segment without food and beverage facilities, and (ii) La Quinta Inn & Suites, a new concept positioned at the upper end of the mid-price segment without food and beverage facilities. The La Quinta Merger is expected to close in the second quarter of 1998 and is subject to various conditions including approval of the La Quinta Merger by two-thirds of the outstanding shares of La Quinta and a majority of the outstanding shares of the REIT and by a majority of the outstanding shares of the Operating Company.

     On January 8, 1998 the Companies received notice that they were named as defendants in a class action entitled Lynn Robbins v. William J. Razzouk, et al., Civil Action No. 98CI-00192 filed January 7, 1998 in the District Court of Bexar County, Texas and on January 20,1998 the Companies received notice that they were named as defendants in a class action entitled, Adele Brody v. William J. Razzouk, et al., Civil Action No. 98CI-00456 filed January 12, 1998 in the District Court of Bexar County, Texas. The complaints, which have been consolidated into one action, (i) allege, in part, that La Quinta and its directors violated their fiduciary duty, duty of care and duty loyalty to La Quinta shareholders by entering into a merger agreement with the Companies without having first invited other bidders, and that the Companies aided and abetted La Quinta and its directors in the alleged breaches, and (ii) seek both injunctive relief enjoining the merger with La Quinta and compensatory damages. The defendants and counsel for the class plaintiffs have negotiated and entered into an agreement in principle to settle the action, dated on or about May 8, 1998 (the "Memorandum of Understanding"). The Memorandum of Understanding sets forth the principal bases for the settlement which include the issuance of a series of press releases prior to the meetings of the shareholders of the Companies and La Quinta to consider the La Quinta merger agreement and the inclusion of a section describing the forward equity transaction with Merrill Lynch International (as described below) in the joint proxy statement/prospectus prepared for the Companies' and La Quinta's shareholder meetings. The proposed settlement will be contingent upon execution of an appropriate and satisfactory stipulation of settlement and related documents, and Final Court Approval of the settlement (as defined in the Memorandum of Understanding) by the Texas court. La Quinta has agreed to pay counsel for the class plaintiffs attorney's fees in an amount not to exceed $700,000 in the event such settlement is consummated.


     On January 11, 1998, the Companies entered into a merger agreement with Cobblestone Holdings, Inc. ("Cobblestone"), parent of Cobblestone Golf Group, Inc. On May 29, 1998, Cobblestone merged with and into the REIT with the REIT being the surviving corporation (the "Cobblestone Merger"). In connection with the Cobblestone Merger, holders of all of the outstanding preferred and common stock of Cobblestone received in exchange therefor approximately 8,177,300 newly-issued shares of Paired Common Stock of the Companies with an aggregate market value of approximately $230,000,000. In addition, under the terms of the Cobblestone merger agreement, approximately $169,000,000 of Cobblestone debt and associated costs were paid off in cash by the Corporation with the proceeds of borrowings under its credit facilities. Cobblestone was a privately-held company which owned and operated golf courses in the United States.


     On February 26, 1998, the Companies entered into two transactions with Merrill Lynch International, a UK- based broker/dealer subsidiary of Merrill Lynch & Co., Inc. ("MLI"). Pursuant to the terms of a stock purchase agreement, MLI purchased 8,500,000 shares of Series A Non-Voting Convertible Common Stock from each of the Companies at a purchase price of $32.625 per share. The Series A Non-Voting Convertible Common Stock is non-voting paired Series Common Stock that will convert to Shares on the earlier of (a) the business day following the date on which the stockholders of the Companies have approved the La Quinta merger or (b) the date of any termination of the La Quinta merger agreement. Net proceeds from this private placement of securities of approximately $272,000,000 were used by the Companies to repay existing indebtedness. In addition, pursuant to the terms of the stock purchase agreement, MLI is prohibited from disposing of these shares during the period in which the Meeting Day Price (as defined in the La Quinta merger agreement) is determined. Separately, the Companies and MLI entered into a purchase price adjustment agreement under which the Companies will, within one year from the date of MLI's purchase, adjust the original $32.625 purchase price per share based on the market price of the Shares at the time of the adjustment, by receiving Shares from MLI or by issuing additional Shares to MLI.

     On March 6, 1998, the REIT entered into an agreement to acquire five golf courses located in Texas from the IRI Golf Group ("IRI"), a privately held owner and manager of golf facilities, for $41 million in cash. The REIT completed the acquisition of three of the courses on the same date, and the acquisitions of the other two courses closed shortly thereafter. The Corporation also acquired an 18-hole golf course facility in Virginia on May 4, 1998, for $8.65 million in cash, a golf course in Georgia on May 19, 1998 for purchase price of $13.3 million in cash, and has agreed to purchase a total of eleven additional golf courses from several different sellers for an aggregate of $117 million in cash. There can be no assurance that these pending acquisitions will be completed.


       RATIOS OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

     The ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends (i) for the Companies on a combined basis, (ii) for the REIT on a consolidated basis and (iii) for the Operating Company on a consolidated basis for each of the periods indicated are as follows:


                                 The Companies

                                                                    Year Ended December 31,                      Three Months
                                                   ---------------------------------------------------------        Ended
                                                      1993        1994        1995        1996        1997      March 31, 1998
                                                   ---------   ---------   ---------   ---------   ---------   ---------------
Ratio of Earnings to Fixed Charges .............     2.02        2.19        2.35        3.27        2.71           2.84
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends .........     2.02        2.19        2.35        3.27        2.71           2.84

                                   The REIT

                                                                    Year Ended December 31,                      Three Months
                                                   ---------------------------------------------------------        Ended
                                                      1993        1994        1995        1996        1997      March 31, 1998
                                                   ---------   ---------   ---------   ---------   ---------   ---------------
Ratio of Earnings to Fixed Charges .............     2.02        2.19        2.35        3.27        2.72           2.85
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends .........     2.02        2.19        2.35        3.27        2.72           2.85

                             The Operating Company

                                                                   Year Ended December 31,                         Thee Months
                                                   -----------------------------------------------------------        Ended
                                                    1993         1994         1995       1996          1997       March 31, 1998
                                                   ------       ------       ------     ------   ---  --------   ---------------
Ratio of Earnings to Fixed Charges .............    --           --           --         --             --(A)          .85
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends .........    --           --           --         --             --(A)          .85

----------------
(A) Earnings were inadequate to cover fixed charges. The amount of the deficiency was $391,000.

For periods prior to November 5, 1997, the ratios set forth above reflect historical financial information for the Corporation's Predecessor and MAC. See "The Meditrust Companies--Santa Anita Mergers." MAC was organized in 1997. In addition, the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends are identical for the periods indicated because neither the Corporation's Predecessor, MAC or the Companies had any preferred stock outstanding.

The ratio of earnings to fixed charges is computed as income from operations before extraordinary items plus fixed charges (excluding capitalized interest) divided by fixed charges. Fixed charges consist of interest costs, including amortization and debt discount and deferred financing fees, whether capitalized or expensed, plus the interest component of rental expense. The Companies did not pay or accrue any preferred stock dividends during the periods presented above and, accordingly, the ratios of earnings to fixed charges are identical to the ratios of earnings to combined fixed charges and preferred stock dividends.


                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement which accompanies this Prospectus, the net proceeds from the sale of the Securities offered thereby will be used for general corporate purposes of the issuing Company, which may include the repayment of indebtedness, the acquisition, development and improvement of properties, to provide all or a portion of the financing for acquisitions, and to refinance indebtedness incurred in connection with acquisitions.

                         DESCRIPTION OF CAPITAL STOCK

     The Certificate of Incorporation of the REIT, as amended and restated (the "REIT Charter"), authorizes the REIT to issue up to 306,000,000 shares of capital stock, consisting of (i) 270,000,000 shares of REIT Common Stock, (ii) 6,000,000 shares of REIT Preferred Stock and (iii) 30,000,000 shares of REIT Series Common Stock (collectively, the "REIT Capital Stock" or "Corporation Capital Stock"). The REIT Charter grants the REIT Board of Directors the power, without further shareholder authorization, to authorize from time to time the issuance of REIT Preferred Stock and REIT Series Common Stock in one or more series, and to determine the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences, if any, of any such series and the designation thereof. As of March 30, 1998, except for the authorized but unissued Junior Participating Preferred Stock (see "--Rights Agreement" below), and the outstanding Series A Non-Voting Convertible Common Stock ("REIT Series A Stock") (see "Description of Series Common Stock--Series A Non-Voting Convertible Common Stock" below), no shares of REIT Preferred Stock or REIT Series Common Stock were outstanding. REIT Preferred Stock and REIT Series Common Stock may be subject to the Pairing Agreement described below.

     The Certificate of Incorporation of the Operating Company, as amended and restated (the "Operating Company Charter" and, together with the REIT Charter, the "Charters") authorizes the Operating Company to issue up to 306,000,000 shares of capital stock, consisting of (i) 270,000,000 shares of Operating Common Stock, (ii) 6,000,000 shares of Operating Preferred Stock and (iii) 30,000,000 shares of Operating Series Common Stock (collectively, the "Operating Capital Stock", and, together with the REIT Capital Stock or Corporation Capital Stock, the "Capital Stock"). The Operating Company Charter grants the Operating Company Board of Directors the power, without further shareholder authorization, to authorize from time to time the issuance of Operating Preferred Stock and Operating Series Common Stock in one or more series, and to determine the number of shares, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences, if any, of any such series and the designation thereof. As of March 30, 1998, except for the authorized but unissued Junior Participating Preferred Stock (see "--Rights Agreement" below), and the outstanding Series A Non-Voting Convertible Common Stock ("Operating Series A Stock" and, together with the REIT Series A Stock, the "Series A Stock") (see "Description of Series Common Stock--Series A Non-Voting Convertible Common Stock" below), no shares of Operating Preferred Stock or Operating Series Common Stock were outstanding. Operating Preferred Stock and Operating Series Common Stock may be subject to the Pairing Agreement described below.

     The summary in this Prospectus of certain provisions of the REIT Charter, the REIT Capital Stock, the Operating Company Charter, the Operating Capital Stock, the by-laws of the REIT, the by-laws of the Operating Company, the Pairing Agreement, the Rights Agreement, the Rights, the Junior Preferred Stock and the Series A Stock (as such terms are herein defined) do not purport to be complete and are subject to, and qualified in their entirety by reference to, the terms of such instruments and agreements, copies of which have been filed or incorporated by reference as exhibits to the Registration Statement.


The Pairing

     Pursuant to a pairing agreement by and between the REIT and the Operating Company, dated as of December 20, 1979, as amended (the "Pairing Agreement"),
(i) the shares of REIT Common Stock and shares of Operating Common Stock are transferable and tradeable only in combination as units, each unit consisting of one share of REIT Common Stock and one share of Operating Common Stock. These restrictions on the transfer of shares of REIT Common Stock and Operating Common Stock are also imposed by the Companies' respective by-laws. The pairing is evidenced by "back-to-back" stock certificates; that is, certificates evidencing shares of Operating Common Stock are printed on the reverse side of certificates evidencing shares of REIT Common Stock. The certificates bear a legend referring to the restrictions on transfer imposed by the Companies' by-laws. To permit proper allocation of the consideration received in connection with the sale of Paired Common Stock, the Pairing Agreement provides that the REIT and the Operating Company shall, as decided from time to time but not less than once a year, jointly make arrangements to determine the relative value of the stock of each Company. Shares of the Preferred Stock and/or Series Common Stock which are convertible into shares of REIT Common Stock or Operating Common Stock are also subject to the Pairing Agreement.


Ownership Limitations and Restrictions on Transfers

     Under the Code, the REIT may not own, directly or indirectly, after application of the attribution rules of the Code, 10% or more of the outstanding shares of Operating Capital Stock, if the REIT is to qualify as a REIT. Moreover, under the Code the REIT Capital Stock must be held by 100 or more shareholders and more than 50% of the REIT Capital Stock may not be held by five or fewer individuals. The Companies' respective by-laws provide that if the Board of Directors shall at any time and in good faith be of the opinion that direct or indirect ownership of shares of capital stock of such Company has or may become concentrated to an extent which would cause the REIT to fail to qualify or be disqualified as a REIT under the Code, or to an extent which would cause any rent to be paid to the REIT to fail to qualify or to be disqualified as rent from real property for purposes of the Code, the Board of Directors of such Company may call for the purchase from any shareholder of such Company such number of shares sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of shares of stock of such Company into conformity with the requirements of the Code. The purchase price for the shares called for purchase shall be equal to the fair market value of such shares as reflected in the closing price for such shares on the principal stock exchange on which such shares are listed or, if such shares are not listed, then the last bid quotation for shares of such stock as of the close of business on the date fixed by the Board of Directors for such purchase or, if no quotation for the shares is available, as determined in good faith by the Board of Directors. From and after the date fixed for purchase by the Board of Directors as aforesaid, the holders of any shares so called for purchase shall cease to be entitled to dividends, voting rights and other benefits with respect to such shares, excepting only the right to payment of the purchase price fixed as aforesaid. Such purchase price may be paid in cash or, at the option of the Board of Directors, in the form of subordinated indebtedness. In addition, the by-laws of each Company provide that such Company may refuse to transfer shares of stock to any person whose acquisition of such shares would, in the opinion of its Board of Directors, result in the Corporation being unable to conform to the requirements of the Code referred to above. The by-laws also provide that any transfer of shares that would prevent the Corporation from continuing to be qualified as a REIT under the Code shall be void and the intended transferee of such shares shall be deemed never to have had an interest therein. If the foregoing provision is determined to be invalid, the by-laws also provide that the transferee of such shares shall be deemed to have acted as agent on behalf of the REIT or the Operating Company, as applicable, in acquiring such shares and to hold such shares on behalf of the REIT or the Operating Company, as applicable. See "Federal Income Tax Considerations."


     In addition, each of the Companies is soliciting the vote of its shareholders to approve certain amendments (the "Amendments") to its Charter which, if approved, would add certain additional, and more stringent, restrictions on the ownership and transfer of such Company's capital stock. Such proposed amendments would, among other things, add a new Article Thirteenth ("Article Thirteenth") to the Charter of each Company and amend certain other provisions of each Charter in order to authorize the issuance of 25,000,000 shares of a new class of capital stock of each Company to be known as Excess Stock ("Excess Stock"), and would also provide for the conversion of shares of capital stock of each Issuing Company into shares of its Excess Stock under circumstances intended to preserve the status of the Corporation as a real estate investment trust for federal income tax purposes. The Prospectus Supplement relating to any offering of Common Stock, Preferred Stock, Depositary Shares, Series Common Stock or Share Warrants will, if relevant, further describe the provisions of proposed Article Thirteenth.



Rights Agreement

     The REIT has distributed to each holder of REIT Common Stock, and has authorized, with respect to each additional share of REIT Common Stock that shall become outstanding between the date of such distribution and the earliest of the Distribution Date, the Expiration Date (as such terms are hereinafter defined) or the date, if any, on which Rights (as hereinafter defined) may be redeemed, the distribution of one right (a "Right") for each share of REIT Common Stock. Each Right entitles the registered holder to purchase from the REIT, initially, one one-hundredth of a share of Junior Participating Preferred Stock ("REIT Junior Preferred Stock") at a price of $100 (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in a Rights Agreement among the REIT, the Operating Company and Boston EquiServe, as Rights Agent, dated as of June 15, 1989 (the "Rights Agreement").

     REIT Junior Preferred Stock purchasable upon exercise of the Rights will be entitled to dividends of 100 times the dividends per share declared on REIT Common Stock and, in the event of liquidation, will be entitled to a minimum preferential liquidating distribution of $100 per share and an aggregate liquidating distribution per share of 100 times the distribution made with respect to each share of REIT Common Stock. Each share of REIT Junior Preferred Stock is entitled to 100 votes on all matters submitted to a vote of shareholders. REIT Junior Preferred Stock will vote together with REIT Common Stock and, in the event of any merger, consolidation or other transaction in which REIT Common Stock is exchanged, each share of REIT Junior Preferred Stock will be entitled to receive 100 times the amount received per share of REIT Common Stock.

     Because of the voting, dividend and liquidation rights of the REIT Junior Preferred Stock, the value when issued of the one one-hundredth interest in a share of REIT Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of REIT Common Stock.

     Until the earlier to occur of (i) 10 business days following a public announcement that an Acquiring Person (as defined) has acquired beneficial ownership of 10% or more of the REIT's general voting power other than pursuant to a Qualified Offer (as defined below), the date of such public announcement being called the "Stock Acquisition Date," or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the REIT's general voting power (the date of the earliest to occur of the foregoing being called the "Distribution Date"), the Rights will be evidenced by the certificates representing REIT Common Stock and will be transferred with and only with REIT Common Stock. The surrender for transfer of any certificate for REIT Common Stock will also constitute the transfer of the Rights associated with the REIT Common Stock represented by such certificate. As soon as practicable, following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of REIT Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on August 31, 1999 (the "Expiration Date"), unless the Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the REIT, as described below.

     The Purchase Price payable, the number of shares or other securities or property issuable upon exercise of the Rights, and the number of outstanding Rights, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, REIT Common Stock or REIT Junior Preferred Stock, (ii) upon the grant to holders of REIT Common Stock or REIT Junior Preferred Stock of certain rights or warrants to subscribe for REIT Common Stock or REIT Junior Preferred Stock at a price, or securities convertible into REIT Common Stock or REIT Junior Preferred Stock with a conversion price, less than the then current per share market price, or (iii) upon the distribution to holders of REIT Common Stock or REIT Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in REIT Common Stock) or of subscription rights or warrants (other than those referred to above).

     A "Qualified Offer" is a tender offer or exchange offer for all outstanding REIT Common Stock which is determined by a majority of the independent directors to be adequate and otherwise in the best interests of the REIT and its shareholders.

     If any person becomes an Acquiring Person other than by a purchase pursuant to a Qualified Offer, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will not be entitled to the benefit of an Exercise Adjustment (as defined below)), will thereafter have the right to receive upon exercise that number of shares of REIT Common Stock or REIT Common Stock equivalents having a market value of two times the exercise price of the Right (an "Exercise Adjustment"). Such an Exercise Adjustment will also be made in the event that (i) an Acquiring Person merges with or otherwise consolidates or combines with the REIT in a transaction in which the REIT is the surviving corporation, (ii) an Acquiring Person engages in one or more self-dealing transactions specified in the Rights Agreement, or (iii) during such time as there is an Acquiring Person, an event specified in the Rights Agreement occurs which results in the Acquiring Person's ownership interest in the REIT being increased by more than 1%.

     In the event that, at any time after an Acquiring Person has become such, the REIT is acquired in a merger or other business combination transaction (other than a merger which follows a Qualified Offer at the same or a higher price) or 50% or more of its consolidated assets or earning power are sold, each holder of a Right (other than an Acquiring Person) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after an Acquiring Person has become such, the Board of Directors of the REIT may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of REIT Common Stock per Right (subject to adjustment).

     With certain exceptions, no adjustments in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of REIT Common Stock or REIT Junior Preferred Stock, as the case may be, on the last trading day prior to the date of exercise.

     Up to and including the tenth business day after a Stock Acquisition Date, the REIT Board of Directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Rights Redemption Price"). The redemption of the Rights may be made effective at such time on such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Rights Redemption Price.

     The terms of the Rights may be amended by the REIT Board of Directors without the consent of the holders of the Rights at any time prior to the Distribution Date. Thereafter the Rights may be amended to make changes which do not adversely affect the interests of the holders of the Rights, or which shorten or lengthen time periods, subject to certain limitations set forth in the Rights Agreement.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a REIT shareholder, including, without limitation, the right to vote or to receive dividends.

     The Operating Company has authorized the issuance of a series of Junior Participating Preferred Stock ("Operating Junior Preferred Stock" and, together with the REIT Junior Preferred Stock, the "Junior Preferred Stock") with terms substantially similar to the REIT Junior Preferred Stock. The Rights Agreement provides that, during such time as the Pairing Agreement shall remain in effect, the Operating Company will issue, on a share for share basis, Operating Common Stock or Operating Junior Preferred Stock, as the case may be, to each person receiving REIT Common Stock or REIT Junior Preferred Stock, respectively, upon exercise of or in exchange for one or more Rights.

     The terms of the Rights Agreement and the Junior Preferred Stock could make it more difficult for a third party to gain control of the Companies, and could have the effect of delaying or preventing a merger, tender offer or other attempt to take over the Companies.


Certain Anti-Takeover Provisions

     Under the Delaware General Corporation Law (the "DGCL"), transactions such as mergers, consolidations, sales of substantially all of the assets or dissolution of a corporation generally must be approved by the holders of at least a majority of all outstanding shares entitled to vote, unless the certificate of incorporation requires approval by a greater number of shares.

     However, the ability of the Companies to merge with or be acquired by another corporation is limited by the DGCL. Under the DGCL, with certain exceptions, a publicly-held corporation may not engage, in a "business combination" with an "interested stockholder" for a period of three years following the time of the transaction in which the person became an interested stockholder unless (i) prior to such date either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (A) persons who are both directors and officers and (B) certain employee stock plans, or (iii) on or after such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3 percent of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes certain mergers, consolidations, asset sales, transfers and transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is, in general, a person who, together with affiliates and associates, owns (or within three years, did own) 15 percent or more of the corporation's voting stock. The DGCL permits the corporation, by vote of the holders of at least a majority of the shares entitled to vote, to adopt an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the provision restricting business combinations with interested shareholders. Neither the REIT nor the Operating Company has adopted such an amendment.

     Both the REIT Charter and the Operating Company Charter restrict certain "business combinations" (as defined therein) with interested shareholders (the "Business Combination Provisions"). An interested shareholder for the purposes of the Business Combination Provisions includes any person or entity who is, together with its affiliates and associates, the beneficial owner of more than 10% of the voting stock of the applicable Company. The Business Combination Provisions provide that business combinations with interested shareholders of a Company may not be consummated without:

   (a) the affirmative vote of the holders of at least 80% of the combined voting power of all issued and outstanding shares entitled to vote in the election of directors of such Company ("Voting Stock");

   (b) if less than 90% of the combined voting power of the Voting Stock approve the business combination, the affirmative vote of at least a majority of the combined voting power of Voting Stock held by persons who are not interested shareholders.

     The Business Combination Provisions do not apply to business combinations approved by a majority of the directors unaffiliated with the interested shareholder and elected prior to such an interested shareholder becoming an interested shareholder or if certain price and procedural requirements are met. A "business combination" includes:

   (a) a merger or consolidation with an interested shareholder;

   (b) the sale or disposition of assets to an interested shareholder having an aggregate fair market value of $5,000,000 or more;

   (c) the issuance of securities to an interested shareholder having a fair market value of $5,000,000 or more;

   (d) the adoption of a plan of liquidation or dissolution proposed by or on behalf of an interested shareholder; and

   (e) any merger, consolidation, reclassification or recapitalization which increases the proportionate shareholdings of an interested shareholder.


     The higher percentage of shareholder approval required for a business combination with interested shareholders, together with the provisions of the DGCL described above and the Rights Agreement, could make it more difficult for a third party to gain control of the Companies, and could have the effect of delaying or preventing a merger, tender offer or other attempt to take over the Companies.

     Certain provisions of the DCGL, the REIT Charter and by-laws and the Operating Company Charter and by-laws could have a potential for similar anti-takeover effects. Those provisions include the following:

   [bullet] the REIT Charter and the Operating Company Chart and the by-laws of each of the Companies provide for a classified board of directors, with each class standing for re-election once every three years;

   [bullet] Delaware law permits removal of directors of the REIT and the Operating Company, other than upon expiration of their term, only for cause;

   [bullet] except as may be provided in a certificate of designations creating a class or series of Preferred Stock or Series Common Stock, the by-laws of each of the Companies do not permit shareholders to call a special meeting of shareholders;

   [bullet] the by-laws of each of the Companies contain restrictions on the number of shares that may be owned by any stockholder and permit the Companies to enforce those restrictions by purchasing shares from shareholders or by refusing to transfer shares, (see "--Ownership Limitations and Restrictions on Transfers" above);

   [bullet] the REIT Charter and the Operating Company Charter permit the issuance, without stockholder approval, of one or more series of Preferred Stock or Series Common Stock with rights and preferences to be determined by the Board of Directors;

   [bullet] the by-laws of each of the Companies eliminate the right of stockholders to take action by written consent;

   [bullet] the by-laws of each of the Companies require that vacancies in the Board of Directors and newly created directorships be filled by the remaining directors (except as may otherwise be provided with respect to any series of Preferred Stock); and

   [bullet] the by-laws of each of the Companies require advance notice of stockholder proposals and director nominations.

                      DESCRIPTION OF PAIRED COMMON STOCK


General

     The Paired Common Stock is currently listed on the NYSE under the symbol "MT". As of the close of business on May 20, 1998, there were 89,875,628 shares of REIT Common Stock outstanding and 88,570,251 shares of Operating Common Stock outstanding.


Terms

     Subject to provisions of law and the preferences of any series of Preferred Stock or Series Common Stock outstanding, holders of Paired Common Stock are entitled to receive dividends at such times and in such amounts as may be declared from time to time by the respective Boards of Directors out of funds legally available therefor. To maintain eligibility as a REIT, the Corporation must in general distribute at least 95% of its "real estate investment trust taxable income" before deduction of dividends paid (less any net long-term capital gain and subject to certain other adjustments) to its shareholders.

     Holders of Paired Common Stock are entitled to one vote for each share held on every matter submitted to a vote of shareholders of the respective Companies. Except as otherwise provided by law, by the terms of the REIT's and Operating Company's Series A Stock or authorized but unissued Junior Preferred Stock, or by the terms of any other series of Preferred Stock or Series Common Stock, the holders of the Paired Common Stock of each Company have sole voting power.


Transfer Agent

     The transfer agent and registrar for the Paired Common Stock is State Street Bank and Trust Company, Boston, Massachusetts, acting through its servicing agent, Boston EquiServe.


                        DESCRIPTION OF PREFERRED STOCK

     The Board of Directors of each of the Companies may authorize the issuance of shares of Preferred Stock of such Company in one or more series. The summary of certain provisions of the Preferred Stock set forth below and the summary of certain terms of a particular series of Preferred Stock set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the REIT Charter and the Operating Company Charter, as applicable, and the by-laws of the REIT and the Operating Company, as applicable, which have been filed or incorporated by reference as exhibits to the Registration Statement, and the form of certificate of designations (the "Certificate of Designations") relating to such series of Preferred Stock which will be filed as an exhibit to or incorporated by reference in the Registration Statement, all of which are incorporated herein by reference and copies of which may be obtained as described under "Available Information."

     The following description of Preferred Stock sets forth certain general terms and provisions of the series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any particular series of Preferred Stock, including Preferred Stock to be represented by Depositary Shares, will be described in the applicable Prospectus Supplement. To the extent that any particular terms of any Preferred Stock described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.


General

     Each of the Companies is authorized to issue 6,000,000 shares of Preferred Stock, $.10 par value per share, in one or more series. No shares of Preferred Stock were outstanding as of the date of this Prospectus. However, in connection with the Rights Agreement, each of the Companies has authorized the issuance of 200,000 shares of its respective Junior Preferred Stock. No shares of Junior Preferred Stock were outstanding on the date of this Prospectus and such shares will be issued only in connection with the exercise of Rights. See "Description of Capital Stock--Rights Agreement."

     Each of the Companies may offer shares of its Preferred Stock separately from the other Company, or the Companies may offer shares of their respective Preferred Stocks together, and the Preferred Stock of one Company may or may not be paired with the Preferred Stock of the other Company. However, when issued, the Preferred

Stock of any series will represent an equity interest only in the Company which issued such Preferred Stock and will not represent an equity interest in, and will not otherwise be an obligation of, the other Company, even though the Preferred Stock of one Company may be paired with the Preferred Stock of the other Company. As used under this caption "Description of Preferred Stock," the term "Issuing Company" means, with respect to any series of Preferred Stock offered by a Prospectus Supplement, the Company which is issuing such Preferred Stock.


Terms

     Subject to the limitations prescribed by Delaware law and the REIT Charter and the Operating Company Charter, as applicable, the Board of Directors of each of the Companies is authorized to fix the number of shares constituting each series of Preferred Stock and the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preference of any wholly unissued series of Preferred Stock and the designation thereof. The Preferred Stock will, when issued, be fully paid and nonassessable by the Issuing Company and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the series of Preferred Stock offered thereby for specific terms thereof, including:

   (1)  the title of such series of Preferred Stock;

   (2) the number of shares of such series of Preferred Stock offered, the liquidation preference per share and the public offering price of such Preferred Stock;

   (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

   (4) the date from which dividends on such Preferred Stock shall accrue, if applicable, and whether dividends on such Preferred Stock shall be cumulative or non-cumulative;

   (5) the procedures for any auction and remarketing, if any, for such Preferred Stock;

   (6)  the provision for a sinking fund, if any, for such Preferred Stock;

   (7)  the provision for redemption, if applicable, of such Preferred Stock;

   (8)  any listing of such Preferred Stock on any securities exchange;

   (9) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Paired Common Stock of the Companies, including the conversion price or manner of calculation thereof;

   (10) whether interests in such Preferred Stock will be represented by Depositary Shares;

   (11) the preferences of such Preferred Stock as to dividends and rights upon liquidation, dissolution or winding up of the Issuing Company;

   (12) in addition to the limitations described above under "Description of Capital Stock--Ownership Limitations and Restrictions on Transfers", any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Corporation as a REIT; and

   (13) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.


Rank

     Unless otherwise specified in the applicable Prospectus Supplement, each series of Preferred Stock of an Issuing Company will rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of such Issuing Company, (i) senior to the Common Stock of such Issuing Company and senior to all other capital stock of such Issuing Company other than capital stock referred to in clauses (ii) and (iii) of this sentence; (ii) on a parity with all capital stock of such Issuing Company the terms of which specifically provide that such capital stock ranks on a parity with the Preferred Stock of such series with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of such Issuing Company; and (iii) junior to all capital stock of such Issuing Company the terms of which specifically provide that such capital stock ranks senior to the Preferred Stock of such series with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of such Issuing Company. In that regard, the Board of Directors of an Issuing Company may from time to time, without shareholder approval, authorize the issuance of one or more series of Preferred Stock or Series Common Stock ranking on a parity with the Preferred Stock of any other series. See "Description of Capital Stock" above and "--Voting Rights" below.

Dividend and Redemption Restrictions

     As described above, but subject to the limitations described below under "--Voting Rights", the Issuing Company may from time to time issue capital stock which ranks senior to the Preferred Stock offered by any Prospectus Supplement as to dividends or rights upon liquidation, dissolution or winding up of the Issuing Company. In addition, the Issuing Company and its subsidiaries are or may in the future become parties to agreements and instruments which restrict or prevent the payment of dividends on, or the purchase or redemption of, the Issuing Company's Paired Common Stock, Preferred Stock or Series Common Stock, including indirect restrictions (through, for example, covenants requiring the maintenance of specified levels of net worth) and direct restrictions. See "Risk Factors--Risks Related to Restrictions on Dividends and Distributions; Risks Relating to Restrictive Debt Covenants and Compliance with Debt Instruments."

     In the event of a deterioration in the financial condition or results of operations of the Corporation or the Operating Company, the terms of the Revolving Loan Agreements, the Existing Indentures or other instruments or agreements to which the Companies or their subsidiaries are or may in the future become parties could limit or prohibit the payment of dividends on shares of Paired Common Stock, Preferred Stock or Series Common Stock offered by any Prospectus Supplement. Any failure of the Corporation to pay dividends as required by the Code, whether as a result of restrictive covenants in its debt instruments or otherwise, would result in the loss of its status as a REIT under the Code. See "Risk Factors--Risks Related to Restrictions on Dividends and Distributions; Risks Relating to Restrictive Debt Covenants and Compliance with Debt Instruments."

Dividends

     Subject to the preferential rights of the holders of any capital stock of the Issuing Company ranking prior to any series of Preferred Stock as to dividends, the holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Issuing Company, out of funds of the Issuing Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Issuing Company at the close of business on such record dates as shall be fixed by the Board of Directors of the Issuing Company.


     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Issuing Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Issuing Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If any shares of Preferred Stock of any series of an Issuing Company are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Issuing Company of any other class or series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods (including, without limitation, any dividend period terminating on the date upon which the dividends on such other capital stock are declared or paid or set apart for payment, as the case may
be) or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other class or series of capital stock of the Issuing Company ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon the Preferred Stock of such series and any other class or series of capital stock of the Issuing Company ranking on a parity as to dividends with the Preferred Stock of such series shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other class or series of capital stock of the Issuing Company shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other class or series of capital stock of the Issuing Company bear to each other. Holders of shares of any series of Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, in excess of full cumulative (if applicable) dividends on such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.


     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods (including, without limitation, any dividend period terminating on the applicable Subject Date (as defined below)), or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock of the Issuing Company or other capital stock of the Issuing Company ranking junior to the Preferred Stock of such series as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Issuing Company) shall be declared or paid or set apart for payment or other distribution declared or made upon the Common Stock of the Issuing Company or any other capital stock of the Issuing Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Issuing Company, nor shall any shares of Common Stock of the Issuing Company or any other capital stock of the Issuing Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Issuing Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares of junior or parity stock) by the Issuing Company (except by conversion into or exchange for other capital stock of the Issuing Company ranking junior to the Preferred Stock of such series as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Issuing Company, except for the purchase of capital stock of the Issuing Company pursuant to the provisions of its by-laws allowing it to purchase shares of its capital stock to preserve the status of the Corporation as a REIT for federal income tax purposes, and except for, if proposed Article Thirteenth is added to the Charter of the Issuing Company, the purchase or conversion of Excess Stock of such Issuing Company in accordance with the provisions of such Article Thirteenth). As used in this paragraph, the term "Subject Date" means, with respect to any series of Preferred Stock of an Issuing Company, any date on which any dividends shall be declared or paid or set apart for payment or other distribution declared or made upon the Common Stock of such Issuing Company or any other capital stock of such Issuing Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of such Issuing Company or on which any shares of Common Stock of such Issuing Company or any other capital stock of such Issuing Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of such Issuing Company shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares of junior or parity stock) by the Issuing Company.



Redemption

     If so provided in the applicable Prospectus Supplement, the Preferred Stock offered thereby may be subject to mandatory redemption or redemption at the option of the Issuing Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Issuing Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Issuing Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable capital stock of the Issuing Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.


     Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods (including, without limitation, any dividend period terminating on the date of the redemption of shares of such series of Preferred Stock referred to below), and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent (a) the purchase or acquisition of Preferred Stock of such series pursuant to the provisions of the by-laws of the Issuing Company allowing it to purchase shares of its capital stock to preserve the status of the Corporation as a REIT for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series or (b) if proposed Article Thirteenth is added to the Charter of such Issuing Company, the purchase or conversion of Excess Stock of such Issuing Company in accordance with the provisions of such Article Thirteenth. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods (including, without limitation, any dividend period terminating on the date of the direct or indirect purchase or other acquisition of shares of such series of Preferred Stock by the Issuing Company referred to below) and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Issuing Company shall not purchase or otherwise acquire, directly or indirectly, any shares of Preferred Stock of such series (except by conversion into or exchange for capital stock of such Issuing Company ranking junior to the Preferred Stock of such series as to the payment of dividends and with respect to the distribution of assets upon liquidation, dissolution and winding up of such Issuing Company); provided, however, that the foregoing shall not prevent (a) the purchase or acquisition of Preferred Stock of such series pursuant to the provisions of the by-laws of the Issuing Company allowing it to purchase shares of its capital stock to preserve the status of the Corporation as a REIT for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series or (b) if proposed Article Thirteenth is added to the Charter of such Issuing Company, the purchase or conversion of Excess Stock of such Issuing Company in accordance with the provisions of such Article Thirteenth.


     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed at the option of the Issuing Company, the number of shares to be redeemed will be determined by the Issuing Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares or, if fractional shares are outstanding, with such additional adjustments as the Issuing Company may elect in order to effect the redemption of fractional shares) or by lot or any other equitable manner determined by the Issuing Company (a) that will not give the Issuing Company the right to purchase shares of Preferred Stock of such series pursuant to the provisions in its by-laws allowing it to purchase shares of its capital stock to preserve the status of the Corporation as a REIT for federal income tax purposes and (b) if proposed Article Thirteenth is added to the Charter of such Issuing Company, that will not result in the conversion of any Preferred Stock of such series into Excess Stock of such Issuing Company.


     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the share transfer books of the Issuing Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places (which shall include a place in the Borough of Manhattan, the City of New York) where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date;

and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Issuing Company in trust for the benefit of the holders of the shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on shares of such Preferred Stock so called for redemption, such shares of Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price together with, if applicable, accrued and unpaid dividends thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Stock does not have cumulative dividends).



Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Issuing Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Issuing Company ranking junior to the Preferred Stock of any series with respect to the distribution of assets upon liquidation, dissolution or winding up of the Issuing Company, but subject to the preferential rights of holders of any capital stock of the Issuing Company ranking prior to the Preferred Stock of such series with respect to such distribution of assets, the holders of the shares of such series of Preferred Stock then outstanding shall be entitled to receive out of assets of the Issuing Company legally available for distribution to its stockholders liquidating distributions in the amount of the liquidation preference per share (as set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock of such series will have no right or claim to any of the remaining assets of the Issuing Company. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the assets of the Issuing Company legally available therefor are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Preferred Stock of such series and the corresponding amounts payable on all outstanding shares of any other classes or series of capital stock of the Issuing Company ranking on a parity with the Preferred Stock of such series with respect to the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Preferred Stock of such series and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock of any series, the remaining assets of the Issuing Company shall be distributed among the holders of any other classes or series of capital stock of the Issuing Company ranking junior to the Preferred Stock of such series upon liquidation, dissolution or winding up, according to their respective rights and preferences. For the foregoing purposes, neither the consolidation or merger of the Issuing Company with or into any other corporation, trust or other entity, nor the sale, lease or conveyance of all or substantially all of the property or business of the Issuing Company, shall be deemed to constitute a liquidation, dissolution or winding up of the Issuing Company.



Voting Rights

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.


     If the terms of the Certificate of Designations, as described in the Prospectus Supplement relating thereto, creating a particular series of Preferred Stock so provide, then whenever dividends on any shares of Preferred Stock of such series shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting the board of directors of the Corporation shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and with which the Preferred Stock of such series is entitled to vote as a class with respect to the election of such two directors) and the holders of shares of Preferred Stock of such series (voting separately as a class with all other classes or series of capital stock of the Issuing Company upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Preferred Stock of such series in the election of such two directors) will be entitled to vote for the election of such two directors of the Issuing Company at a special meeting called by an officer of the Issuing Company at the request of the holders of record of at least 10% of the outstanding shares of such series of Preferred Stock or by the holders of any other class or series of capital stock of the Issuing Company upon which like voting rights have been conferred and are exercisable and which is entitled to vote as a class with such series of Preferred Stock in the election of such two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which case the vote for such two directors shall be held at the earlier of the next such annual or special meeting of stockholders), and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock does not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the right of the holders of the Preferred Stock of such series to elect such two directors shall cease and (unless there are one or more other classes or series of capital stock of the Issuing Company upon which like voting rights have been conferred and are exercisable) the term of office of such directors shall automatically terminate and the authorized number of directors of the Issuing Company shall thereupon return to the number of authorized directors otherwise in effect.

     Unless provided otherwise for any series of Preferred Stock in the applicable Prospectus Supplement, so long as any shares of Preferred Stock of any series remain outstanding, the Issuing Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of such Issuing Company into such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares; or (ii) amend, alter or repeal the provisions of the Issuing Company's certificate of incorporation (including the Certificate of Designation for such series of Preferred Stock), whether by merger or consolidation (an "Event") or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock of such series remains outstanding or is converted into like securities of the surviving entity, in each case with the terms thereof materially unchanged, taking into account that upon the occurrence of such an Event the Issuing Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Preferred Stock of such series or the holders thereof; and provided, further, that the Amendments to the Charter of the Issuing Company to add Article Thirteenth and to authorize the issuance of 25 million shares of Excess Stock as described under "Description of Capital Stock--Ownership Limitations and Restrictions on Transfer" shall not be deemed, with respect to the Series A Preferred Stock, to be an amendment, alteration or repeal which materially and adversely affects such rights, preferences, privileges or voting powers; and provided further that any amendment to the Charter of the Issuing Company to authorize any increase in the amount of the authorized Excess Stock, Preferred Stock or Series Common Stock or the creation or issuance of any other series of Preferred Stock or any shares or series of Excess Stock or Series Common Stock, or any increase in the amount of authorized or outstanding shares of such series of Preferred Stock or any other series of Preferred Stock or any shares or series of Excess Stock or Series Common Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.


     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.


Conversion Rights

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into shares of Common Stock of the Issuing Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms may include the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock of such series or the Issuing Company, the events requiring an adjustment of the conversion price or rate and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.


Restrictions on Ownership and Transfer

     The by-laws of each Issuing Company contain provisions and restrictions intended to preserve the status of the Corporation as a REIT for federal income tax purposes, including provisions permitting such Issuing Company to purchase its capital stock from stockholders or to refuse to transfer its capital stock. The Preferred Stock offered by any Prospectus Supplement will be subject to all of such provisions and restrictions. In addition, the applicable Prospectus Supplement may describe certain further restrictions on ownership and transfer which will be applicable if proposed Article Thirteenth is added to the Charter of such Issuing Company. See "Description of Capital Stock--Ownership Limitations and Restrictions on Transfers."


Registrar and Transfer Agent

     The Registrar and Transfer Agent for the Preferred Stock of any series will be set forth in the applicable Prospectus Supplement.


                       DESCRIPTION OF DEPOSITARY SHARES

General

     Each of the Companies may issue Depositary Shares, each of which will represent a fractional interest in a share of a particular series of Preferred Stock of such Company, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Issuing Company (as defined below), the depositary named in such Deposit Agreement (the "Preferred Stock Depositary"), and the holders from time to time of the depositary receipts (the "Depositary Receipts") issued under such Deposit Agreement. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest in a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including dividend, voting, conversion (if any), redemption (if any) and liquidation rights).

     Each of the Companies may offer its Depositary Shares separately from the other Company, or the Companies may offer their respective Depositary Shares together, and the Depositary Shares of one Company may or may not be paired with the Depositary Shares of the other Company. However, when issued, the Preferred Stock of any series represented by Depositary Shares will represent an equity interest only in the Company which issued such Preferred Stock and will not represent an equity interest in, and will not otherwise be an obligation of, the other Company, even though the Depositary Shares of one Company may be paired with the Depositary Shares of the other Company. As used under this caption "Description of Depositary Shares," the term "Issuing Company" means, with respect to any Depositary Shares offered by a Prospectus Supplement, the Company which is issuing the Preferred Stock represented by such Depositary Shares.


     The summary of certain provisions of a particular issue of Depositary Shares and the related Depositary Receipts and Deposit Agreement set forth herein and in the applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the form of such Deposit Agreement, together with the form of related Depositary Receipt, which will be filed or incorporated by reference as an exhibit to the Registration Statement and will be available as described under "Available Information." The description of the Depositary Shares, the Depositary Receipts and the Deposit Agreement herein sets forth certain general terms and provisions thereof to which any Prospectus Supplement may relate. Certain other terms of any issue of Depositary Shares and the related Depositary Receipts and the Deposit Agreement may be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Depositary Shares or the related Depositary Receipts or Deposit Agreement described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement. In particular, the applicable Prospectus Supplement may describe certain different terms which may be applicable in connection with the proposed Amendments described under "Description of Capital Stock--Ownership Limitations and Restrictions on Transfer."

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Issuing Company to the applicable Preferred Stock Depositary, the Issuing Company will cause the Preferred Stock Depositary to issue the Depositary Receipts on behalf of the Issuing Company.

     Depositary Receipts may be surrendered for transfer or exchange for new Depositary Receipts of different authorized denominations at any office of the applicable Preferred Stock Depositary maintained for such purpose, subject to the terms of the related Deposit Agreement. Unless otherwise specified in the applicable Prospectus Supplement, Depositary Receipts will be issued in denominations evidencing any whole number of Depositary Shares. No service charge will be made for any transfer or exchange of Depositary Receipts, but the Issuing Company or the Preferred Stock Depositary may require payment of any transfer tax or similar governmental charge payable in connection therewith.


Dividends and Other Distributions


     The Preferred Stock Depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock in proportion, insofar as possible, to the respective numbers of such Depositary Receipts owned by such holders on the relevant record date, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Stock Depositary. The Preferred Stock Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the Preferred Stock Depositary for distribution to record holders of Depositary Receipts evidencing Depositary Shares representing the applicable Preferred Stock, and no interest will accrue on any such amount not so distributed.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will be required to distribute the property received by it to the record holders of Depositary Receipts evidencing Depositary Shares representing the applicable Preferred Stock entitled thereto in proportion, insofar as possible, to the respective numbers of such Depositary Receipts owned by such holders on the relevant record date, subject to certain obligations of holders to file proofs, certificates, and other information and to pay certain charges and expenses to the Preferred Stock Depositary, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Issuing Company, sell such property and distribute the net proceeds from such sale to such holders.


     The amount distributed in any of the foregoing cases will be reduced by an amount required to be withheld by the Issuing Company or the Preferred Stock Depositary on account of taxes.


     Notwithstanding the foregoing, in the event that proposed Article Thirteenth is added to the Charter of an Issuing Company and, thereafter, any Excess Stock is issued upon conversion of deposited Preferred Stock of such Issuing Company, then the Depositary Shares which previously represented such shares of Preferred Stock shall be deemed to represent such shares of Excess Stock and (i) the Depositary Shares representing such Excess Stock shall not represent a fractional interest in or be entitled to share in or receive any monies, securities or other property payable, distributable or offered in respect of the deposited Preferred Stock and (ii) the Depositary Shares representing such deposited Preferred Stock shall not represent a fractional interest in or be entitled to share in or receive any monies, securities or other properties payable, distributable or offered in respect of such Excess Stock. In addition, dividends and other distributions in respect of the Depository Shares representing such Excess Stock will be paid to the persons and in the manner specified in Article Thirteenth and the applicable Deposit Agreement, which may be different than in the case of dividends and distributions in respect of Depositary Shares representing deposited Preferred Stock. In particular, dividends payable in respect of Depositary Shares representing Excess Stock are, pursuant to Article Thirteenth, payable to a trustee appointed by the applicable Issuing Company and not to investors.




Withdrawal of Preferred Stock

     Upon surrender of Depositary Receipts at the designated office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption), the holders of such Depositary Receipts will be entitled to delivery at such office, to or upon such holders' order, of the number of whole or fractional shares of the related Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the fractional interest in a share of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement. Shares of Preferred Stock so withdrawn, however, may not be redeposited, subject to certain limited exceptions. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. The Corporation and the Operating Company do not expect that there will be any public market for shares of Preferred Stock that are withdrawn as described in this paragraph.

     If proposed Article Thirteenth is added to the Charter of an Issuing Company and, thereafter, any deposited Preferred Stock of such Issuing Company is converted into Excess Stock, then the provisions described in the immediately preceding paragraph shall also generally apply to the withdrawal of such Excess Stock.



Redemption of Depositary Shares

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption at the option of the Issuing Company, then, whenever the Issuing Company redeems shares of such Preferred Stock held by the applicable Preferred Stock Depositary, the Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed, provided the Issuing Company has paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus, unless otherwise provided in the applicable Prospectus Supplement, an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to one share of the Preferred Stock being redeemed multiplied by the fraction of a share of such Preferred Stock represented by one such Depositary Share. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by lot or by any other equitable method determined by the Issuing Company (a) that will not give the Issuing Company the right to purchase Depositary Receipts, Depositary Shares or shares of Preferred Stock represented by such Depositary Shares pursuant to the provisions of its by-laws allowing the purchase of its capital stock to preserve the status of the Corporation as a REIT for federal income tax purposes and (b) if proposed Article Thirteenth is added to the Charter of such Issuing Company, that will not result in the conversion of such Preferred Stock into Excess Stock of the Issuing Company. If the Depositary Shares evidenced by a Depositary Receipt are to be redeemed in part only, a new Depositary Receipt will be issued for the Depositary Shares not so redeemed.


     From and after the date fixed for redemption all dividends in respect of the shares of Preferred Stock called for redemption will cease to accrue; the Depositary Shares called for redemption will no longer be deemed to be outstanding; and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender of the Depositary Receipts to the Preferred Stock Depositary.


     If proposed Article Thirteenth is added to the Charter of an Issuing Company and, thereafter, any deposited Preferred Stock of such Issuing Company is converted into Excess Stock and any such Excess Stock is to be redeemed in connection with the redemption of deposited Preferred Stock, then the foregoing provisions for redemption of such Preferred Stock shall also generally apply to such Excess Stock.



Voting of the Preferred Stock

     Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, the Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares that represent such Preferred Stock. Each record holder of Depositary Receipts evidencing such Depositary Shares on the record date (which will be the same date as the record date for the related Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the shares of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will be required to vote the shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Issuing Company will agree to take all reasonable action that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will be required to abstain from voting the shares of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. The Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote or for the manner or effect of any such vote made, as long as any such action or inaction is in good faith and does not result from negligence or willful misconduct of the Preferred Stock Depositary. If proposed Article Thirteenth is added to the Charter of an Issuing Company, any Excess Stock issued upon conversion of deposited Preferred Stock of such Issuing Company will generally have the same voting rights as such Preferred Stock and such Excess Stock and Preferred Stock will vote together as a class. However, Article Thirteenth provides such voting rights in respect of Excess Stock may be exercised only by a trustee appointed by the applicable Issuing Company.


Liquidation Preference

     In the event of the liquidation, dissolution, or winding up of the Issuing Company, whether voluntary or involuntary, the holder of each Depositary Receipt evidencing Depositary Shares representing deposited Preferred Stock will be entitled to an amount per Depositary Receipt equal to the liquidation preference accorded one share of the related Preferred Stock plus accrued and unpaid dividends thereon, if any, multiplied by the fraction of a share of Preferred Stock represented by one such Depositary Share. The amounts payable in respect of Depositary Shares representing Excess Stock under such circumstances will be described in the applicable Prospectus Supplement.



Conversion of Preferred Stock

     The Depositary Shares, as such, are not convertible at the option of the holders of the related Depositary Receipts into Common Stock or any other securities or property of the Issuing Company. Nevertheless, if the Preferred Stock represented by Depositary Shares is convertible at the option of the holders thereof into Common Stock or other securities of the Issuing Company as specified in the applicable Prospectus Supplement, the related Depositary Receipts may be surrendered by their holders to the applicable Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Issuing Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock or other applicable securities of the Issuing Company, and the Issuing Company has agreed that upon receipt of such instructions and any amounts payable in respect of such conversion, it will cause the conversion utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. The conversion rate or price, as the case may be, per Depositary Share will be equal to the conversion rate or price per share of the related Preferred Stock appropriately adjusted by the fraction of a share of such Preferred Stock represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share of Common Stock being issued, an amount will be paid in cash by the Issuing Company equal to the value of the fractional interest based upon the closing price (as defined) of the Common Stock.



Amendment and Termination of a Deposit Agreement

     The Depositary Receipts evidencing Depositary Shares and any provision of a Deposit Agreement may at any time be amended by agreement between the Issuing Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the holders of Depositary Receipts evidencing at least two-thirds of the Depositary Shares then outstanding. No amendment may impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of Depositary Receipts evidencing Depositary Shares representing deposited Preferred Stock to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented by such Depositary Receipt, except in order to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective will be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     A Deposit Agreement may be terminated by the Issuing Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Corporation's status as a REIT for federal income tax purposes or (ii) the holders of Depositary Receipts evidencing at least a majority of the outstanding Depositary Shares consent to such termination. Upon such termination, the Preferred Stock Depositary will be required to deliver or make available to each holder of the related Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, the number of whole or fractional shares of Preferred Stock or, if applicable, Excess Stock that are represented by the Depositary Shares evidenced by such Depositary Receipts, together with any cash or other property held by such Preferred Stock Depositary with respect to such Depositary Receipts. The Issuing Company will agree that, if a Deposit Agreement is terminated to preserve the Corporation's status as a REIT, then the Issuing Company will use its best efforts to list the related Preferred Stock on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares issued under such Deposit Agreement have been redeemed, (ii) there has been a final distribution in respect of the related Preferred Stock and, if applicable, Excess Stock in connection with any liquidation, dissolution or winding up of the Issuing Company, and such distribution has been distributed to the holders of Depositary Receipts entitled thereto or (iii) in the case of Preferred Stock which is convertible at the option of the holders thereof, each share of the related Preferred Stock has been converted into stock or other securities of the Issuing Company not so represented by Depositary Shares.



Charges of Preferred Stock Depositary

     The Issuing Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Issuing Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement; however, holders of Depositary Receipts will pay the charges and expenses of the Preferred Stock Depositary for any duties requested by such holders to be performed that are not required under the applicable Deposit Agreement.



Resignation and Removal of Preferred Stock Depositary

     A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Issuing Company notice of its election to do so, and the Issuing Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of and acceptance thereof by a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.


Miscellaneous

     The Preferred Stock Depositary will be required to forward to holders of Depositary Receipts certain reports and communications from the Issuing Company that are received by the Preferred Stock Depositary with respect to the related Preferred Stock.


     Neither the Preferred Stock Depositary nor the Issuing Company will be liable if it is prevented from or delayed in, by law or by circumstances beyond its control, performing its obligations under the related Deposit Agreement. The obligations of the Issuing Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties in good faith and without negligence or willful misconduct, and the Issuing Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares, the related shares of Preferred Stock or, if applicable, Excess Stock unless satisfactory indemnity is furnished. The Issuing Company and the Preferred Stock Depositary may rely on written advice of counsel or accountants, information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Receipts, or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.


     In the event the Preferred Stock Depositary receives conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Issuing Company, on the other hand, the Preferred Stock Depositary will be entitled to act on such claims, requests or instructions received from the Issuing Company.

Restrictions on Ownership and Transfer

     The by-laws of each Issuing Company contain provisions and restrictions intended to preserve the status of the Corporation as a REIT for federal income tax purposes, including provisions permitting such Issuing Company to purchase its capital stock from stockholders or to refuse to transfer its capital stock. In addition, each Issuing Company is soliciting the vote of its shareholders to approve certain amendments to its Charter which, if approved, would add certain additional, more stringent, restrictions on the ownership and transfer of its capital stock. The Preferred Stock represented by the Depositary Shares offered by any Prospectus Supplement, and the Depositary Receipts evidencing such Depositary Shares, will be subject to all of such provisions and restrictions. In particular, the applicable Deposit Agreement will contain provisions to the effect that, among other things, the Depositary Receipts issued thereunder and the related Depositary Shares will be subject to the provisions in the Issuing Company's by-laws and, if approved by its shareholders, Article Thirteenth intended to preserve the status of the Corporation as a REIT for federal income tax purposes and (i) for purposes of applying those provisions, each holder of any Depositary Receipts will be deemed to be the owner of the number of shares (including fractional shares) of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts and (ii) except as otherwise expressly stated in the applicable Deposit Agreement, such provisions of the Issuing Company's by-laws and, if approved by its shareholders, Article Thirteenth shall apply to such holder and such Depositary Receipts and Depositary Shares as if (A) such holder owned the shares (including fractional shares) of Preferred Stock represented by such Depositary Shares directly, (B) such Depositary Receipts evidenced such shares (including fractional shares) of Preferred Stock and (C) each such Depository Share was a fractional share of Preferred Stock, mutatis mutandis. Accordingly, the Issuing Company will be entitled, among other things, to purchase, and to refuse to transfer, Depositary Shares evidenced by Depositary Receipts on the same terms and conditions as are applicable to the underlying Preferred Stock. In addition, the applicable Prospectus Supplement may describe certain further restrictions on ownership and transfer which may be applicable if proposed Article Thirteenth is added to the Charter of such Issuing Company. See "Description of Capital Stock--Ownership Limitations and Restrictions on Transfers."



                      DESCRIPTION OF SERIES COMMON STOCK

     The Board of Directors of each of the Companies may authorize the issuance of shares of Series Common Stock in one or more series. The summary of certain provisions of the Series Common Stock set forth below and the summary of certain terms of a particular series of Series Common Stock set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the REIT Charter and the Operating Company Charter, as applicable, and the by-laws of the REIT and the Operating Company, as applicable, which have been filed or incorporated by reference as exhibits to the Registration Statement, and the form of certificate of designations (the "Certificate of Designations") relating to such series of Series Common Stock which will be filed as an exhibit to or incorporated by reference in the Registration Statement, all of which are incorporated herein by reference and copies of which may be obtained as described under "Available Information."

     The following description of Series Common Stock sets forth certain general terms and provisions of the series of Series Common Stock to which any Prospectus Supplement may relate. Certain other terms of any particular series of Series Common Stock will be described in the applicable Prospectus Supplement. To the extent that any particular terms of any Series Common Stock described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.


General

     Each of the Companies is authorized to issue 30,000,000 shares of its Series Common Stock, $.10 par value per share, in one or more series. As of the date of this Prospectus 8,500,000 shares of Series A Stock of the REIT and 8,500,000 shares of Series A Stock of the Operating Company were outstanding. See "--Series A Non-Voting Convertible Common Stock" below.

     Each of the Companies may offer shares of its Series Common Stock separately from the other Company, or the Companies may offer shares of their respective Series Common Stock together, and the Series Common Stock of one Company may or may not be paired with the Series Common Stock of the other Company. However, when issued, the Series Common Stock of any series will represent an equity interest only in the Company which issued such Series Common Stock and will not represent an equity interest in, and will not otherwise be an obligation of, the other Company, even though the Series Common Stock of one Company may be paired with the Series Common Stock of the other Company. As used under this caption "Description of Series Common Stock," the term "Issuing Company" means, with respect to any series of Series Common Stock offered by a Prospectus Supplement, the Company which is issuing such Series Common Stock.


Terms

     Subject to the limitations prescribed by Delaware law and the REIT Charter and the Operating Company Charter, as applicable, the Board of Directors of each of the Companies is authorized to fix the number of shares constituting each series of Series Common Stock and the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preference of any wholly unissued series of Series Common Stock and the designation thereof. The Series Common Stock will, when issued, be fully paid and nonassessable by the Issuing Company and will have no preemptive rights.

     Reference is made to the Prospectus Supplement relating to the series of Series Common Stock offered thereby for specific terms, including:

   (1)  the title of such Series Common Stock;

   (2) the number of shares of such series of Series Common Stock offered, the liquidation preference per share and the public offering price of such Series Common Stock;

   (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Series Common Stock;

   (4) the date from which dividends on such Series Common Stock shall accrue, if applicable, and whether dividends on such Series Common Stock shall be cumulative or non-cumulative;

   (5) the procedures for any auction and remarketing, if any, for such Series Common Stock;

   (6)  the provision for a sinking fund, if any, for such Series Common Stock;

   (7)  the provision for redemption, if applicable, of such Series Common
        Stock;

   (8)  any listing of such Series Common Stock on any securities exchange;

   (9) the terms and conditions, if applicable, upon which such Series Common Stock will be convertible into Paired Common Stock of the Companies, including the conversion price or manner of calculation thereof;

   (10) the preferences of such Series Common Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Issuing Company;

   (11) in addition to the limitations described below under "--Restrictions on Ownership and Transfer," any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Corporation as a REIT; and

   (12) any other specific terms, preferences, rights, limitations or restrictions of such Series Common Stock.


Rank

     The ranking of the Series Common Stock of any series will be described in the applicable Prospectus Supplement. In that regard, the Board of Directors of an Issuing Company may from time to time, without shareholder approval, authorize the issuance of a series of Series Common Stock ranking on a parity with or senior to the Common Stock of such Issuing Company and on a parity with any series of Preferred Stock of such Issuing Company. See "Description of Capital Stock."


Restrictions on Ownership and Transfer

     The by-laws of each Issuing Company contain provisions and restrictions intended to preserve the status of the Corporation as a REIT for federal income tax purposes, including provisions permitting such Issuing Company to purchase its capital stock from stockholders or to refuse to transfer its capital stock. The Series Common Stock offered by any Prospectus Supplement will be subject to all of such provisions and restrictions. In addition, the applicable Prospectus Supplement may describe certain further restrictions on ownership and transfer which will be applicable if proposed Article Thirteenth is added to the Charter of such Issuing Company. See "Description of Capital Stock--Ownership Limitations and Restrictions on Transfer."


Registrar and Transfer Agent

     The registrar and transfer agent for the Series Common Stock of any series will be set forth in the applicable Prospectus Supplement.


Series A Non-Voting Convertible Common Stock

     The REIT and the Operating Company have each established a series of their respective Series Common Stock comprised of 10,000,000 shares and designated as the "Series A Non-Voting Convertible Common Stock" (the "Series A Stock"). The holders of Series A Stock of each Company have the same rights and privileges as the holders of the Common Stock of such Company, including dividend and liquidation rights, except that they have no right to vote except as required by law. The Series A Stock will convert into Paired Common Stock on the earlier of (i) the next business day after the REIT and the Operating Company shareholders approve the La Quinta Merger or (ii) the La Quinta merger agreement is terminated. See "The Meditrust Companies--Recent Developments."


                        DESCRIPTION OF DEBT SECURITIES

     Each of the Companies may issue Debt Securities from time to time in one or more series. The Debt Securities of one Company will not be paired with the Debt Securities of the other Company, and the Debt Securities of any series will be the exclusive obligation of the Company which issued such Debt Securities and not the joint obligations of the Companies. As used herein, the term "Obligor" means, with respect to any series of Debt Securities offered by a Prospectus Supplement, the Company which issued such Debt Securities.

     The Prospectus Supplement will describe certain terms of any series of Debt Securities offered hereby, including (i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities and their purchase price; (iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates per annum (or manner in which interest is to be determined) at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (v) the dates on which such interest, if any, on such Debt Securities will be payable and the regular record dates for such interest payment dates; (vi) any mandatory or optional sinking fund or analogous provisions; (vii) provisions, if any, for the defeasance of such Debt Securities; (viii) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other terms and provisions of any such optional or mandatory redemption or repayment provisions; (ix) whether such Debt Securities are to be issued in whole or in part in registered form represented by one or more global securities and, if so, the identity of the depository for such global security or securities; (x) any provisions relating to security for payments due under such Debt Securities; (xi) any provisions relating to the conversion or exchange of such Debt Securities into or for Shares or Debt Securities of another series; (xii) the terms, if any, pursuant to which such Debt Securities may be made subordinate in right of payment to all Senior Indebtedness of the Obligor, and the definition of any such Senior Indebtedness; (xiii) the denominations in which such Debt Securities are authorized to be issued; (xiv) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (xv) any special United States Federal income tax consequences and (xvi) any other terms of such Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any additions to, deletions from or other changes in the related Indenture (as defined below) with respect to such Debt Securities, in each case whether or not consistent with the other terms of such Indenture.

     The Debt Securities may be issued in one or more series under an Indenture (an "Indenture") to be executed by the applicable Obligor and a trustee (the "Trustee"). The terms of the Debt Securities may include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

     The following is a summary of certain provisions of the Indenture and the Debt Securities and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the form of Indenture and Debt Securities, including the definitions therein of certain terms, which have been or will be filed or incorporated by reference to exhibits to the Registration Statement and copies of which may be obtained as described under "Available Information." Wherever particular provisions or sections of the Indenture, the Debt Securities or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.

     The following description sets forth certain general terms of any series of Debt Securities and the related Indenture to which a Prospectus Supplement may relate. Certain other specific terms of any particular series of Debt Securities and the related Indenture will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Debt Securities or the related Indenture described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

     General. The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series.

     Conversion Rights. The terms, if any, on which Debt Securities of any series may be converted into Shares or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto. To protect the Corporation's status as a REIT, the Indenture will provide that the holders of Debt Securities of any series ("Holders") may not convert any Debt Security, and such Debt Security shall not be convertible by any Holder, if as a result of such conversion any person obtains any ownership interest, directly or indirectly, in REIT Capital Stock which is not in conformity with the requirements of the Code pertaining to a REIT.

     In the case of Debt Securities which are convertible into Shares, the conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in Shares on any class or series of capital stock of the Companies; (ii) subdivisions, combinations and reclassifications of Shares; (iii) the issuance to all or substantially all holders of Shares of rights or warrants entitling them to subscribe for or purchase Shares at a price per Share (or having a conversion price per Share) less than the then current market price; and (iv) distributions to all or substantially all holders of Shares of capital stock of any other class or series, or evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Companies, subject to the limitation that all adjustments by reason of any of the foregoing shall not be made until they result in a cumulative change in the conversion price of at least 1%. In the event the Companies shall effect any capital reorganization or reclassification of their respective Shares or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Companies are the surviving entities) or shall sell or transfer substantially all their assets to any other trust or corporation, the Holders shall, if entitled to convert such Debt Securities into Shares at any time after such transaction, be entitled to receive upon conversion thereof, in lieu of the Shares into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as shall have been issuable or distributable in connection with such transaction with respect to each Share.

     The Companies may, at their option, make adjustments to the conversion price of Debt Securities according to the provisions of the Debt Securities of any series or, in addition to those set forth above, reductions in the conversion price of Debt Securities of any series, as the Boards of Directors of the Companies deem advisable to avoid or diminish any income tax to holders of Shares resulting from any dividend or distribution of Shares (or rights to acquire Shares) or from any event treated as such for income tax purposes or for any other reason. The Boards of Directors will also have the power to resolve any ambiguity or correct any error in the provisions relating to the adjustment of the conversion price of the Debt Securities of such series and its actions in so doing shall be final and conclusive.

     Fractional Shares will not be issued upon conversion, but, in lieu thereof, the Companies will pay a cash adjustment based upon market price.

     The Holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. However, Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Companies on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion. Except as aforesaid, no payment or adjustment is to be made on conversion for interest accrued on the Debt Securities of any series or for dividends on Shares.

     Optional Redemption. The Debt Securities of any series that are convertible into Shares will be subject to redemption, in whole or from time to time in part, at any time for certain reasons intended to protect the

Corporation's status as a REIT at the option of the relevant Obligor on at least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption. Except as otherwise set forth in the accompanying Prospectus Supplement, the relevant Obligor may exercise its redemption powers solely with respect to the Debt Securities of the Holder or Holders which pose a threat to the Corporation's REIT status and only to the extent deemed necessary by the Corporation's Board of Directors to preserve such status.


     Dividends, Distributions and Acquisitions of Shares. The Indenture provides that the Obligor thereunder will not (i) declare or pay any dividend or make any distribution on its Shares or to holders of its Shares (other than dividends or distributions payable in its Shares or other than as the Corporation determines is necessary to maintain its status as a REIT) or (ii) purchase, redeem or otherwise acquire or retire for value any of its Shares or permit any subsidiary to do so, if at the time of such action an Event of Default (as defined in the Indenture) has occurred and is continuing or would exist immediately after giving effect to such action.


     Additional Covenants. Any additional covenants of the relevant Obligor with respect to a series of its Debt Securities will be set forth in the Prospectus Supplement relative thereto.


     Modification of the Indenture. Under the Indenture, with certain exceptions, the rights and obligations of the Obligor thereunder with respect to any series of its Debt Securities and the rights of Holders of such series may be modified by such Obligor and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of such series. However, without the consent of each Holder of any Debt Securities affected, an amendment, waiver or supplement may not (i) reduce the principal of, or the premium, if any, or rate of interest on, any Debt Securities; (ii) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Debt Securities; (iii) waive a default in the payment of the principal of, or interest on, or premium payable on, any Debt Securities; (iv) change the currency for payment of the principal of, or premium or interest on, any Debt Securities; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect any right of the Holder of any Debt Securities to require such Obligor to repay such Debt Securities at such Holder's option or to convert any Debt Securities; (vii) reduce the amount of outstanding Debt Securities necessary to consent to an amendment, supplement or waiver provided for in the Indenture; or
(viii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.


     Modifications and amendments of the Indenture will be permitted to be made by the applicable Obligor and the Trustee without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another entity to the Obligor as obligor under the Indenture;
(ii) to add to the covenants of the Obligor for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Obligor in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to amend or supplement any provisions of the Indenture, provided that any such amendment or supplement shall not be applicable to any outstanding Debt Securities of any series created prior to the effective time of such amendment or supplement which are entitled to the benefit of such provision; (v) to establish the form or terms of Debt Securities of any series; (vi) to provide for the acceptance of appointment by a successor Trustee or to facilitate the administration of the trusts under the Indenture by more than one Trustee; and
(vii) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect.


     Events of Default, Notice and Waiver. Except as otherwise set forth in the accompanying Prospectus Supplement, the following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.


     The following are "Events of Default" under the Indenture with respect to any series of Debt Securities: (i) default in the payment of any interest on the Debt Securities of such series when due and payable, which continues for 30 days; (ii) default in the payment of any principal of (or premium, if any) on the Debt Securities of such series when due, at maturity, upon redemption or otherwise, which continues for five Business Days; (iii) failure to perform any other covenant contained in the Indenture (other than a covenant which has been included in the Indenture solely for the benefit of one or more other series of Debt Securities) or the Debt Securities of such series which continues for 60 days after written notice to the Obligor under such Indenture from the Trustee or the holders of a majority in principal amount of the Debt Securities of such series then outstanding specifying the default, demanding that it be remedied and stating that the notice is a "Notice of Default"; (iv) default under any bond, debenture or other Indebtedness (as defined in the Indenture) of such Obligor or any subsidiary if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid or such Indebtedness discharged within ten days after notice to the Obligor under such Indenture from the Trustee or the holders of a majority in principal amount of the Debt Securities of such series then outstanding specifying the default, demanding that it be remedied and stating that the notice is a "Notice of Default" and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $10,000,000 or more; (v) certain events of bankruptcy, insolvency or reorganization relating to such Obligor; and (vi) any other Event of Default provided with respect to the Debt Securities of that series.

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare such Debt Securities due and payable immediately. Upon certain conditions, any such declaration of acceleration and its consequences may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default (as defined in the Indenture) or Event of Default with respect to the Debt Securities of any series, give to the Holders of the Debt Securities of such series notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series.

     The Indenture provides that the Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series then outstanding may on behalf of the Holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Debt Securities of such series affected thereby.

     The Companies will be required to furnish to the Trustee annually a statement of certain officers of the Companies stating whether or not they know of any Default or Event of Default and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

     Consolidation, Merger, Sale or Conveyance. The Indenture provides that the relevant Obligor may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other corporation, provided that (i) either such Obligor shall be the continuing corporation, or the successor corporation (if other than such Obligor) shall be a corporation organized and existing under the laws of the United States or a state thereof or the District of Columbia (although such Obligor may, in turn, be owned by a foreign corporation) and such corporation shall expressly assume by supplemental indenture all of the obligations of such Obligor under the Debt Securities of each series and the Indenture, (ii) immediately after giving effect to such transactions no Default or Event of Default shall have occurred and be continuing, and (iii) such Obligor shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture. The Indenture does not contain any provision requiring the relevant Obligor to repurchase the Debt Securities of any series at the option of the Holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Obligor, even though the Obligor's creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect Holders of the Debt Securities of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause.

     Global Securities. The Debt Securities of a series may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depository (the "Depository"), or with a nominee for a Depository, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.

     The Companies anticipate that the following provisions will apply to all depository arrangements unless otherwise provided in the applicable Prospectus Supplement.

     Upon the issuance of a Global Security, the Depository for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository for such Global Security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the relevant Obligor, the Trustee and its agents will treat a person as the Holder of such principal amount of Debt Securities as specified in a written statement of the Depository.

     Principal, premium, if any, and interest payments, if any, on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Global Security. None of the Companies, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Companies expect that the Depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Companies also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

     If the Depository for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the relevant Obligor within 90 days, such Obligor will issue Debt Securities of such series in definitive form to the beneficial owners of interests in such Global Security in exchange for such Global Security. In addition, the relevant Obligor may at any time and in its sole discretion determine not to have any of its Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

     The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

     Governing Law. The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.


                      DESCRIPTION OF SECURITIES WARRANTS

     The Companies may issue Securities Warrants for the purchase of Debt Securities or Shares. Securities Warrants may be issued independently or together with Debt Securities or Shares offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or Shares. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between one or both of the Companies and a bank or trust company, as Securities Warrant agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. As used herein with respect to any Securities Warrant Agreement, the term "Issuer" means (i) if both Companies are parties to such Securities Warrant Agreement, the Companies collectively or (ii) if only one Company is a party to such Securities Warrant Agreement, such Company. The Securities Warrant agent will act solely as an agent of the Issuer in connection with the Securities Warrant certificates relating to the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant certificate or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the form of Securities Warrant Agreement and the form of Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Security Warrants, and copies of which may be obtained as described under "Available Information."

     The description set forth herein sets forth certain general terms and provisions of any series of Securities Warrants and the related Securities Warrant Agreement to which any Prospectus Supplement may relate. Certain other specific terms of any series of Securities Warrants and the related Securities Warrant Agreement will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Securities Warrants or Securities Warrant Agreement described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

     If Debt Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price, (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants, (iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security, (iv) the date, if any, on and after which such Securities Warrants and the related Securities will be transferable separately, (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrants and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise, (vi) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire, (vii) whether the Securities Warrants will be issued in registered or bearer form, (viii) any special United States Federal income tax consequences, (ix) the terms, if any, on which the Issuer may accelerate the Expiration Date and (x) any other terms of such Securities Warrants.

     In the case of Share Warrants, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price, (ii) the aggregate number of Shares purchasable upon exercise of such Securities Warrants and the exercise price,
(iii) the designation and terms of the Securities with which such Securities Warrants are being offered, if any, and the number of such Securities Warrants being offered with each such Security, (iv) the date, if any, on and after which such Securities Warrants and the related Securities will be transferable separately, (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date, (vi) any special United States Federal income tax consequences, (vii) whether the Securities Warrants will be issued in registered or bearer form, (viii) the terms, if any, on which the Issuer may accelerate the Expiration Date, and (ix) any other terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Debt Securities Warrants, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable Indenture. Prior to the exercise of any Share Warrants, holders of such Securities Warrants will not have any rights of holders of such Shares, including the right to receive payments of dividends, if any, on such Shares, or to exercise any applicable right to vote.

     Certain Risk Considerations. Any Securities Warrants will involve a certain degree of risk, including risks arising from the fluctuations in the price of the underlying securities and, if applicable, general risks applicable to the stock market (or markets) on which the underlying securities are traded.

     Prospective purchasers of the Securities Warrants should recognize that the Securities Warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their Securities Warrants. This risk reflects the nature of a Securities Warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a Securities Warrant at any time is expected to increase as the price, or, if applicable, dividend rate on the underlying securities increases. Conversely, the trading price of a Securities Warrant is expected to decrease as the time remaining to expiration of the Securities Warrant decreases and as the price or, if applicable, dividend rate on the underlying securities, decreases. Assuming all other factors are held constant, the more a Securities Warrant is "out of the money" (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the Securities Warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the Securities Warrant expires to an extent sufficient to cover a purchaser's cost of the Securities Warrant, the purchaser will lose all or part of his or her investment in such Securities Warrant upon expiration.

     In addition, prospective purchasers of the Securities Warrants should be experienced with respect to options and option transactions and understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the Securities Warrants in light of their particular financial circumstances and the information discussed herein and, if applicable, the Prospectus Supplement. Before purchasing, exercising or selling any Securities Warrants, prospective purchasers and holders of Securities Warrants should carefully consider, among other things, (i) the trading price of the Securities Warrants,
(ii) the price of the underlying securities at such time, (iii) the time remaining to expiration and (iv) any related transaction costs. Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading prices of the underlying securities and should be carefully considered prior to making any investment decisions.

     Purchasers of the Securities Warrants should further consider that the initial offering price of the Securities Warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition it is not possible to predict the price at which the Securities Warrants will trade in the secondary market or whether any such market will be liquid. The Companies may, but are not obligated to, file an application to list any Securities Warrants issued on a United States national securities exchange. To the extent that any Securities Warrants are exercised, the number of Securities Warrants outstanding will decrease, which may result in a lessening of the liquidity of the Securities Warrants. Finally, the Securities Warrants will constitute direct, unconditional and unsecured obligations of the Issuer and as such will be subject to any changes in the perceived creditworthiness of the Issuer.

     In addition, purchasers of Securities Warrants should further consider that the Securities Warrants may be subject to purchase by the issuer in order to maintain the Corporation's status as a REIT. See "Description of Capital Stock--Ownership Limitations and Restrictions on Transfers."

     Exercise of Securities Warrants. Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Issuer), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Securities Warrant agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities or Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five Business Days of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Issuer will, as soon as practicable, issue and deliver the Debt Securities or Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

     Amendments and Supplements to Securities Warrant Agreement. The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder, to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interest of the holders of the Securities Warrants.

     Share Warrant Adjustments. Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of and the number of Shares covered by a Share Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Shares payable in Shares, Share splits and combinations or reclassification of Shares, (ii) issuance to all holders of Shares of rights or warrants to subscribe for or purchase Shares at less than their current market price (as defined in the Securities Warrant Agreement for such series of Share Warrants) and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash, dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Shares or of subscription rights and warrants excluding those referred to above).

     No adjustments in the exercise price of and the number of Shares covered by a Share Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of and the number of Shares covered by a Share Warrant will not be adjusted for the issuance of Shares or any securities convertible into or exchangeable for Shares or carrying the right or option to purchase or otherwise acquire the foregoing in exchange for cash, other property or services.

     In the event of any (i) consolidation or merger of the Companies with or into any entities (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Shares), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Companies or (iii) reclassification, capital reorganization or change of the Shares (other than solely a change in par value), then any holder of a Share Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Share Warrant the kind and amount of Shares or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Share Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Share Warrant following any such event consists of common stock (or its equivalent) of the surviving entity, then from and after the occurrence of such event, the exercise price of such Share Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Shares.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a brief and general summary of the material federal income tax considerations of an investment in the Corporation's and the Operating Company's Securities to the extent those considerations relate to the federal income taxation of the Corporation, the Operating Company and its U.S. Stockholders (as defined below in "--Federal Income Taxation of Paired Capital Stock--Taxation of Taxable U.S. Stockholders"). To the extent such considerations relate to the specific tax treatment of Securities other than the paired REIT Capital Stock and paired Operating Capital Stock (referred to herein as "Paired Capital Stock"), they will be addressed in the applicable Prospectus Supplement. For the particular provisions that govern the federal income tax treatment of the Corporation and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

     The statements in this discussion are based on current provisions of the Code, Treasury Regulations, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "IRS"), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transaction entered into or contemplated prior to the effective date of such changes.

     EACH INVESTOR IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF AN INVESTMENT IN THE COMPANIES' SECURITIES.


REIT Qualification of the Corporation

     General

     On November 5, 1997, the Corporation (formerly known as Santa Anita Realty Enterprises, Inc. ("Realty")) merged with Meditrust, a Massachusetts business trust ("Meditrust"), with the Corporation as the surviving corporation, and the Operating Company (formerly known as Santa Anita Operating Company ("SAOC")), merged with Meditrust Acquisition Company, a Massachusetts business trust ("MAC"), with the Operating Company as the surviving corporation (collectively, the "Santa Anita Mergers"). Upon completion of the Santa Anita Mergers, Realty changed its corporate name to "Meditrust Corporation," and SAOC changed its corporate name to "Meditrust Operating Company."

     The Corporation has elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1980. Meditrust had elected to be taxed as a real estate investment trust under Sections 856 through 860 of the Code, commencing with its initial taxable year ended December 31, 1985, and through its last taxable year ending November 5, 1997. The Corporation believes that commencing with its taxable year ended December 31, 1980, it was organized and has been operated in such a manner as to qualify for taxation as a REIT under the Code. In addition, the Corporation believes that, commencing with its taxable year ended December 31, 1985 through its final taxable year ended November 5, 1997, Meditrust was organized and operated in such a manner as to qualify for taxation as a REIT under the Code. The Corporation intends to continue to operate in such a manner, however, no assurance can be given that either the Corporation or Meditrust qualified as a REIT under the Code for prior years or that the Corporation will operate in a manner so as to qualify or remain qualified as a REIT.

     At the time of the Santa Anita Mergers, counsel to Realty and SAOC rendered an opinion that, based on representations of management, for the calendar year 1996, Realty met all the requirements of the Code for qualification as a REIT and that the consummation of the Santa Anita Mergers would not adversely affect the qualification of Realty as a REIT or its ability to retain its status as grandfathered from the application of Section 269B(a)(3) of the Code. At the time of the Santa Anita Mergers, based on the representations of management, Nutter, McClennen & Fish, LLP, counsel to Meditrust and MAC, also rendered an opinion that immediately prior to the Santa Anita Mergers, Meditrust qualified as a REIT and that the consummation of the Santa Anita Mergers would not adversely affect the qualification of Realty as a REIT. See "--Paired Shares" below.


     In the opinion of Nutter, McClennen & Fish, LLP, special tax counsel to the Corporation, (the "REIT Opinion"), (i) the Corporation's Predecessor was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code since its taxable year ended December 31, 1989 through its final taxable year, and (ii) the Corporation has been organized and operated in conformity with the requirements for qualification as a REIT under the Code since its taxable year ended December 31, 1992 through its taxable year ended December 31, 1997, and the Corporation's form of organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. The REIT Opinion is filed as an exhibit to the Registration Statement. The REIT Opinion is based upon factual representations from the Corporation regarding the Corporation's Predecessor and the Corporation's compliance with the requirements for REIT qualification, and it will not be binding on the IRS.


     Counsel is unable, however, to render an opinion regarding the Corporation's qualification as a REIT in its taxable years ended December 31, 1989, 1990 and 1991 because it did not conduct the due diligence necessary to render an opinion for such years. However, a revocation or termination of the Corporation's qualification as a REIT in its taxable years ended December 31, 1989, 1990 or 1991 could potentially have prevented the Corporation from qualifying as a REIT through its taxable years ended December 31, 1994, 1995 and 1996, respectively (even if otherwise organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code), but would not have precluded its qualification as a REIT for later years. This is true because a revocation or termination of the Corporation's qualification as a REIT could preclude the Corporation from re-electing REIT status for four taxable years following the year during which qualification is lost. However, the Corporation believes that any revocation or termination of the Corporation's qualification as a REIT in its taxable years ended December 31, 1989, 1990 or 1991 or other failure to qualify as a REIT in such years would not have a material adverse tax effect on the Corporation or its shareholders if such event caused the Corporation to fail to qualify as a REIT in its taxable years ended December 31, 1994, 1995 or 1996. The Corporation believes that any failure of the Corporation to have qualified as a REIT in its taxable year ended December 31, 1994 and 1996 would not have an adverse tax effect on the Corporation or its shareholders because the Corporation sustained a net loss for those years, as indicated on its federal income tax return, and thus would not have incurred any federal income tax even if it had been precluded from qualifying as a REIT for such years. With respect to the Corporation's taxable year ended December 31, 1995, any failure to have qualified as a REIT for such year would not have a material adverse tax effect on the Corporation or its shareholders because the Corporation's tax liability would have been nominal on a per share basis. Any adjustment to tax for years prior to 1994 generally would be precluded by the statute of limitations.

     The Corporation's qualification and taxation as a REIT following the Cobblestone merger and, if consummated the La Quinta merger will depend on the Corporation's continuing ability to meet, through actual operating results, the income and asset requirements, distribution levels, diversity of stock ownership and other requirements for qualification as a REIT under the Code. Counsel has not reviewed and will not review the Corporation's compliance with these tests on a continuing basis. Moreover, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Corporation's control. The complexity of these provisions is greater in the case of a REIT that owns real estate and leases it to a corporation with which its stock is paired. Accordingly, no assurance can be given that the Corporation will satisfy such tests on a continuing basis or that the IRS will not challenge the status of the Corporation as a REIT prior to or after the offering made by any Prospectus Supplement. See "Risk Factors--Tax Risks Related to Real Estate Investment Trusts."

     In rendering the REIT Opinion, Nutter, McClennen & Fish, LLP has relied upon the representations of the Corporation that it will distribute, with respect to the taxable year in which each merger closes, all earnings and profits inherited from Cobblestone (if any) and La Quinta. If the IRS were to determine that La Quinta's actual earnings and profits (if any) for federal income tax purposes exceeded the amount distributed, or that Cobblestone in fact had current or accumulated earnings and profits for federal income tax purposes, the Corporation would be disqualified as a REIT. See "--Distribution of Earnings and Profits" below.

     If the Corporation (including in certain instances, Meditrust or Realty, as predecessors to the Corporation) failed to qualify as a REIT in any taxable year, the Corporation would be subject to federal income taxation as if it were a domestic "C" corporation, and the Corporation's stockholders would be taxed in the same manner as the stockholders of ordinary corporations. In this event, the Corporation could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders and to pay debt service would be reduced and possibly eliminated.

     To qualify for tax treatment as a REIT under the Code, the Corporation must meet the following requirements, among others:

   (1) At least 95% of the Corporation's gross income each taxable year must be derived from:

       (a) rents from real property;

       (b) gain from the sale or disposition of real property that is not held primarily for sale to customers in the ordinary course of business;

       (c) interest on obligations secured by mortgages on real property (with certain minor exceptions);

       (d) dividends or other distributions from, or gains from the sale of, shares of qualified REITs that are not held primarily for sale to customers in the ordinary course of business;

       (e) abatements and refunds of real property taxes;

       (f) income and gain derived from foreclosure property;

       (g) most types of commitment fees related to either real property or mortgage loans;

       (h) gains from sales or dispositions of real estate assets that are not "prohibited transactions" under the Code;

       (i) dividends;

       (j) interest on obligations other than those secured by mortgages on properties; and

       (k) gains from sales or dispositions of securities not held primarily for sale to customers in the ordinary course of business.

     In addition, at least 75% of the Corporation's gross income each taxable year must be derived from items (a) through (h) above and from income attributable to stock or debt instruments acquired with the proceeds from the sale of stock or certain debt obligations ("new capital") of the Corporation received during a one-year period beginning on the day such proceeds were received ("qualified temporary investment income").

     For purposes of these requirements, the term "rents from real property" is defined in the Code to include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated. The term "rents from real property" also includes rent attributable to incidental personal property that is leased under, or in connection with, a lease of real property, provided that the rent attributable to such personal property for the taxable year does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property leased under such lease. The term "rents from real property" is also defined to exclude: (i) any amount received or accrued with respect to real property, if the determination of such amount depends in whole or in part on the income or profits derived by any person from the property (except that any amount so received or accrued shall not be excluded from "rents from real property" solely by reason of being determined on the basis of a fixed percentage of receipts or sales); (ii) any amount received or accrued, directly or indirectly, from any person or corporation if ownership of a 10% or greater interest in the stock, assets or net profits of such person or corporation is attributed to the Corporation; (iii) any amount received or accrued from property that the Corporation manages or operates or for which the Corporation furnishes services to the tenants, which would constitute unrelated trade or business income if received by certain tax-exempt entities, either itself or through another person who is not an "independent contractor" (as defined in the Code) from whom the Corporation does not derive or receive income; and (iv) any amount received or accrued from property with respect to which the Corporation furnishes (whether or not through an independent contractor) services not customarily rendered to tenants, other than a de minimis amount (defined in the Code as 1% of all amounts received or accrued with respect to the property), in properties of a similar class in the geographic market in which the property is located. The amount received for any service for this purpose shall be deemed to be not less than 150% of the direct cost to the Corporation in furnishing or rendering the service. The Corporation believes that any services furnished to tenants are not, and will not be, of a type that would cause any rents to fail to qualify as rents from real property, or, if so, that the amount of income derived from those activities will not jeopardize the Corporation's REIT status.

     If the Corporation should fail to satisfy the foregoing income tests but otherwise satisfies the requirements for taxation as a REIT and if such failure is held to be due to reasonable cause and not willful neglect and if certain other requirements are met, then the Corporation would continue to qualify as a REIT but would be subject to a 100% tax on the excessive unqualified income reduced by an approximation of the expenses incurred in earning that income.

     (2) At the close of each quarter of its taxable year, the Corporation must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Corporation's total assets must be represented by real estate assets (including (i) assets held by the Corporation's qualified REIT subsidiaries and the Corporation's allocable share of real estate assets held by partnerships in which the Corporation owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering of the Corporation), cash, cash items and government securities. Second, not more than 25% of the Corporation's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Corporation may not exceed 5% of the value of the Corporation's total assets and the Corporation may not own more than 10% of any one issuer's outstanding voting securities. The Corporation's share of income earned or assets held by a partnership in which the Corporation is a partner will be characterized by the Corporation in the same manner as they are characterized by the partnership for purposes of the assets and income requirements described in this paragraph (2) and in paragraph (1) above.

     (3) The shares of the Corporation must be "transferable" and beneficial ownership of them must be held by 100 or more persons during at least 335 days of each taxable year (or a proportionate part of a short taxable year). More than 50% by value of the outstanding stock may not be owned, directly or indirectly, actually or constructively, by or for five or fewer "individuals" at any time during the last half of any taxable year. For the purpose of such determination, shares owned directly or indirectly by or for a corporation, partnership, estate or trust are considered as being owned proportionately by its shareholders, partners or beneficiaries; an individual is considered as owning shares directly or indirectly owned by or for members of his family; and the holder of an option to acquire shares is considered as owning such shares. In addition, because of the lessor-lessee relationship between the Corporation and LATC, no person may own, actually or constructively, 10% or more of the outstanding voting power or total number of shares of stock of the two Companies. The bylaws of Operating Company and the Corporation preclude any transfer of shares which would cause the ownership of shares not to be in conformity with the above requirements. Each year the Corporation must demand written statements from the record holders of designated percentages of its shares disclosing the actual owners of the shares and must maintain, within the Internal Revenue District in which it is required to file its federal income tax return, permanent records showing the information it has thus received as to the actual ownership of such shares and a list of those persons failing or refusing to comply with such demand. Failure to comply with the foregoing would not result in the loss of REIT status; however, it would result in a penalty of $25,000 ($50,000 for intentional violations) for any year in which the REIT does not comply with the ownership regulations.

     (4) The Corporation must distribute to its shareholders dividends in an amount at least equal to the sum of 95% of its "real estate investment trust taxable income" before the deduction for dividends paid (i.e., taxable income less any net capital gain and less any net income from foreclosure property or from property held primarily for sale to customers, and subject to certain other adjustments provided in the Code); plus (i) 95% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code; less (ii) a portion of certain noncash items of the Corporation that are required to be included in income, such as the amounts includable in gross income under Section 467 of the Code (relating to certain payments for use of property or services). The distribution requirement is reduced by the amount by which the sum of such noncash items exceeds 5% of real estate investment trust taxable income. Such undistributed amount remains subject to tax at the tax rate then otherwise applicable to corporate taxpayers. Each year, the Corporation has, or will be deemed to have, distributed at least 95% of its real estate investment trust taxable income as adjusted.

     For this purpose, certain dividends paid by the Corporation after the close of the taxable year may be considered as having been paid during the taxable year. However, if the Corporation does not actually distribute each year at least the sum of: (i) 85% of its real estate investment trust taxable income; (ii) 95% of its capital gain net income; and (iii) any undistributed taxable income from prior periods, then the amount by which such sums exceed the actual distributions during the taxable year will be subject to a 4% excise tax.

     If a determination (by a court or by the IRS requires an adjustment to the Corporation's taxable income that results in a failure to meet the percentage distribution requirements (e.g., a determination that increases the amount of the Corporation's real estate investment trust taxable income), the Corporation may, by following the "deficiency dividend" procedure of the Code, cure the failure to meet the annual percentage distribution requirement by distributing a dividend within 90 days after the determination, even though this deficiency dividend is not distributed to the shareholders in the same taxable year as that in which income was earned. The Corporation will, however, be liable for interest based on the amount of the deficiency dividend.

     (5) The directors of the Corporation must have authority over the management of the Corporation, the conduct of its affairs and, with certain limitations, the management and disposition of the Corporation's property.

     (6) The Corporation must have the calendar year as its annual accounting period.

     (7) The Corporation must satisfy certain procedural requirements.


     Distribution of Earnings and Profits

     To maintain its qualification as a REIT, in the event the proposed La Quinta Merger is consummated, the Corporation will be required to distribute any current and accumulated earnings and profits inherited from La Quinta in the merger (as determined for federal income tax purposes). Following the La Quinta Merger, the Corporation intends to make a distribution of earnings and profits in the amount determined by the Corporation to be necessary for federal income tax purposes. The distribution will be taken into account by the Corporation's taxable U.S. shareholders as ordinary income to the extent it is made out of the Corporation's current or accumulated earnings and profits as determined for federal income tax purposes, and will not be eligible for the dividends received deduction generally available for corporations.

     It is a condition to the obligation of the Companies to consummate the proposed La Quinta Merger that, at the closing date of the La Quinta Merger, La Quinta and the Corporation shall have obtained a report prepared by KPMG Peat Marwick LLP ("KPMG") of the accumulated and current earnings and profits of La Quinta (as determined for federal income tax purposes) as of the most recent date through which the earnings and profits are ascertainable as well as a reasonable estimate of any earnings and profits from such most recent date through the closing date of the La Quinta Merger, and Coopers & Lybrand LLP shall have reviewed and approved in the exercise of its reasonable judgment the report and workpapers of KPMG. La Quinta has provided a report of the earnings and profits calculation through December 31, 1996 from KPMG.

     As a condition to the obligation of the Companies to consummate the Cobblestone Merger, Cobblestone obtained a report of the independent accountants of Cobblestone to the effect that Cobblestone had no current or accumulated earnings and profits (as determined for federal income tax purposes) as of September 30, 1997, and a certification from Cobblestone's Chief Financial Officer to the effect that, as of the closing date of the Cobblestone Merger, Cobblestone had no such current or accumulated earnings and profits.

     If the IRS were to determine that La Quinta's actual current and accumulated earnings and profits exceeded the amount distributed by the Corporation following the proposed La Quinta Merger (due to miscalculation, insufficient funds or any other reason), or that Cobblestone, in fact, had current or accumulated earnings and profits, the Corporation would be disqualified as a REIT. Certain technical provisions of the Relief Act facilitate the distribution of inherited earnings and profits, but do not change the basic requirement that inherited earnings and profits must be distributed.


     Paired Shares

     On October 16, 1979, the IRS issued a Private Letter Ruling (the "Ruling") to Realty in which the IRS held that the pairing of the Realty shares and SAOC shares would not preclude Realty from qualifying as a REIT. Subsequent to the issuance of the Ruling, (i) the IRS announced that it would no longer issue rulings to the effect that a REIT whose shares are paired with those of a non-REIT will qualify as a REIT if the activities of the paired entities are integrated, and (ii) Congress, in 1984, enacted Section 269B of the Code.
Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) of the Code applied to the Corporation and the Operating Company, then the Corporation would not be eligible to be taxed as a REIT.
Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on June 30, 1983 and the REIT was taxable as a REIT on June 30, 1983. The Corporation believes that, as a result of this "grandfathering" rule, Section 269B(a)(3) of the Code does not apply to the Corporation and the Operating Company. By its terms, this "grandfathering" rule continues to apply to the Corporation after the Santa Anita Mergers. At the time of the Santa Anita Mergers, Nutter, McClennen & Fish, LLP rendered an opinion that the Santa Anita Mergers did not result in Section 269B of the Code becoming applicable to the Corporation. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule in the context of a merger or otherwise, and this opinion, as well as the opinions described above regarding Realty's and the Corporation's qualification as a REIT and related matters, are based solely on the literal language of the statute. There can be no assurance that the IRS will not seek to deny the Corporation REIT status despite its grandfathered status.

     On February 2, 1998, the Department of Treasury released an explanation of the revenue proposals included in the Clinton Administration's fiscal 1999 budget (the "Administration Tax Proposals"). The Administration Tax Proposals, among other things, include a freeze on the grandfathered status of paired share REITs such as the Companies. Under these proposals, the Corporation and Operating Company would be treated as one entity with respect to properties acquired on or after the date of the first Congressional committee action with respect to such proposals and with respect to activities or services relating to such properties that are undertaken or performed by one of the paired entities on or after such date. The Administration Tax Proposals would prevent the Companies from using their paired share structure to operate properties acquired on or after the date of such first Congressional committee action. The Administration Tax Proposals also would prohibit REITs from holding stock of a corporation possessing more than 10% (and less than 100%) of the vote or value of all classes of stock of the corporation. These proposals would be effective with respect to stock acquired on or after the date of the first Congressional committee action with respect to the proposals; provided that the proposals would apply to stock acquired before such effective date if, on or after such date, the subsidiary corporation engaged in a new trade or business or acquired substantial new assets.

     On March 26, 1998, Representative William Archer, Chairman of the House Ways and Means Committee, and Senator William V. Roth, Jr., Chairman of the Senate Finance Committee, introduced similar legislation to limit this "grandfathering" rule applicable to paired share REITs (the "Tax Proposals"). Under the Tax Proposals, the anti-pairing rules provided in the Code would apply to real property interests acquired after March 26, 1998 by the Companies, or a subsidiary or partnership in which a ten percent or greater interest is owned by the Companies (collectively, the "REIT Group"), unless (1) the real property interests are acquired pursuant to a written agreement which was binding on March 26, 1998 and at all times thereafter or (2) the acquisition of such real property interests was described in a public announcement or in a filing with the SEC on or before March 26, 1998. On May 7, 1998, the Senate unanimously passed The Internal Revenue Service Restructuring and Reform Bill of 1998 (the "Bill"), which contains the Tax Proposals described above. Moreover, the Bill provides that any property acquired after March 26, 1998 by a company that is acquired by a paired share REIT, other than property acquired pursuant to a written agreement that was binding on March 26, 1998, would be subject to the anti-pairing rules.

     Under the Tax Proposals and the Bill as currently proposed, the properties to be acquired in the proposed merger of the Corporation with La Quinta and acquired through the May 29, 1998 merger of the Corporation and Cobblestone would not be subject to these anti-pairing rules. However, any property acquired by the Companies, La Quinta or Cobblestone after March 26, 1998, other than property acquired pursuant to a written agreement that was binding on March 26, 1998, would be subject to the anti-pairing rules. Moreover, there can be no assurance that the Tax Proposals or the Bill will be adopted in their current forms, with a consequence that the properties to be acquired from La Quinta and acquired from Cobblestone or other properties of the Companies could become subject to the anti-pairing rules of the Code in the future. In addition, the Tax Proposals and the Bill also provide that a property held by the Companies that is not subject to the anti-pairing rules would become subject to such rules in the event of either (1) an improvement placed in service after December 31, 1999 that changes the use of the property and the cost of which is greater than 200 percent of (A) the undepreciated cost of the property (prior to the improvement) or (B) in the case of property acquired where there is a substituted basis (e.g., the properties to be acquired from La Quinta and acquired from Cobblestone), the fair market value of the property on the date it was acquired by the Companies; or (2) an addition or improvement that expands beyond the boundaries of the land included in such property. There is an exception for improvements placed in service before January 1, 2004 pursuant to a binding contract in effect on December 31, 1999 and at all times thereafter. This proposed restriction on property improvements would apply to the properties to be acquired from La Quinta and acquired from Cobblestone, as well as all other properties owned by the Companies, and would limit the ability of the Companies to improve or change the use of those properties after December 31, 1999.

     If adopted in their present form, the restrictions on the activities of a grandfathered REIT provided in the Administration Tax Proposals and the Tax Proposals and the Bill may in the future make it impractical or undesirable for the Companies to continue to maintain their paired share structure. Restructuring the operations of the Corporation and the Operating Company to comply with the rules contemplated by the Administration Tax Proposals, the Tax Proposals or the Bill could cause the Companies to incur substantial tax liabilities, to recognize an impairment loss on their goodwill assets, or otherwise materially adversely affect the Companies and their ability to make distributions to shareholders and to pay amounts due on their indebtedness.

     In addition, a significant component of the Companies' strategy is to grow through acquisitions. The Companies believe that the current tax treatment of their paired share structure may provide them with certain advantages in making acquisitions, and the Tax Proposals and the Bill could therefore make it more difficult to make acquisitions in the future.


     Effects of Compliance with REIT Requirements

     Operating income derived from health care related facilities, hotels, golf courses or a racetrack does not constitute qualifying income under the REIT requirements. Accordingly, all of the Corporation's facilities have been leased to lessees, and the Corporation intends to continue to lease such facilities for as long as the Corporation owns such facilities. Similarly, the Corporation has leased the Race Track to a subsidiary of the Operating Company, and the Corporation intends to continue to lease the Race Track for so long as the Corporation owns the Race Track. In addition, the hotels to be acquired in the La Quinta Merger, as well as the golf courses acquired from Cobblestone, IRI and others, also will be leased to subsidiaries of the Operating Company. Rent derived from such leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving the Corporation a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed the 15% rent described above. The Corporation also may not provide services, other than customary services, except for a de minimis amount, to the lessee or their subtenants. In addition, the leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether leases similar to the Corporation's leases constitute "true" leases. Therefore, there can be no complete assurance that the IRS will not successfully assert a contrary position.

     Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if the Corporation owns, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, the Corporation is deemed to own the assets of stockholders who own 10% or more in value of the stock of the Corporation. The by-laws of each of the Companies are therefore designed to prevent a stockholder of the Corporation from owning REIT stock or Operating Company stock that would cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a lessee (including the Operating Company). See "Description of Capital Stock -- Ownership Limitations and Restrictions on Transfer." However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Paired Shares, and because the by-law provisions referred to above may not be effective, no assurance can be given that such transfers or other events will not cause the Corporation to own constructively 10% or more of one or more lessees at some future date.


     Taxation of the Corporation

     As a REIT, the Corporation is subject to Federal corporate income tax on its taxable income, which is computed taking into account a deduction for dividends paid and certain other special rules. Thus, if the Corporation does not distribute all its net capital gains or distributes more than 95% but less than 100% of its other REIT income, the Corporation will be subject to Federal corporate income tax (including any applicable alternative minimum tax) on the undistributed portion of such income (in the case of capital gains taxes paid by the Corporation, each shareholder of the Corporation shall be entitled to a tax credit based on the amount of such taxes). Such undistributed income also may be subject to the 4% excise tax mentioned earlier. The Corporation expects to distribute all its income on a current basis so it will not incur any Federal income or excise tax (although it may incur some amount of state and local tax in jurisdiction whose tax laws do not conform to the Federal income tax treatment of REITs).

     In addition to the considerations discussed above, the REIT requirements will impose a number of other restrictions on the operations of the Corporation. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. Minimum distribution requirements also generally require the Corporation to distribute each year at least 95% of its taxable income for the year (excluding any net capital gain). In addition, certain asset tests limit the Corporation's ability to acquire non-real estate assets.


     Federal Income Taxation of Operating Company; Non-Controlled Subsidiaries As a "C" corporation under the Code, the Operating Company will be subject to U.S. federal income tax on its taxable income at corporate rates. Any income, net of taxes, will be available for retention in the Operating Company's business or for distribution to shareholders as dividends. However, there is no tax provision that requires the Operating Company to distribute any of its after-tax earnings and the Operating Company does not expect to pay cash dividends in the foreseeable future. As non-REIT subsidiaries, the corporate subsidiaries of the Corporation that are not controlled by it will also be subject to federal income tax in the same manner as the Operating Company.


     State and Local Taxation

     The Companies and their stockholders may be subject to state and local taxes in various jurisdictions, including those in which it or they transact business, own property, or reside. The state and local tax treatment of such entities or persons may not conform to the federal income tax consequences discussed above. Consequently, the Companies and their stockholders should consult their own tax advisers regarding the effect of state and local tax laws on the ownership of Paired Common Stock.


Federal Income Taxation of Paired Capital Stock

     Separate Taxation

     Notwithstanding that Paired Capital Stock may only be transferred as a unit, holders of Paired Capital Stock will be treated for U.S. federal income tax purposes as holding equal numbers of shares of Corporation Capital Stock and of Operating Capital Stock. The tax treatment of distributions to stockholders and of any gain or loss upon sale or other disposition of the Paired Capital Stock (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Corporation Capital Stock and each share of Operating Capital Stock contained within each share of Paired Capital Stock. The tax basis and holding period for each share of Corporation Capital Stock and each share of Operating Capital Stock also must be determined separately. Upon a taxable sale of a share of Paired Capital Stock, the amount realized should be allocated between the Corporation Capital Stock and the Operating Capital Stock based on their then relative values.

 Taxation of Taxable U.S. Stockholders

     As used herein, the term "U.S. Stockholder" means a holder of Paired Capital Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (v) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

     As long as the Corporation qualifies as a REIT, distributions made to the Corporation's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions on Corporation Capital Stock are out of earnings and profits, earnings and profits will be allocated first to any outstanding REIT Preferred Stock and then allocated to any outstanding REIT Common Stock. Subject to the discussion below regarding changes to the capital gains tax rates, distributions that are designated as capital gain dividends will be taxed as capital gains (to the extent they do not exceed the Corporation's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Corporation Capital Stock. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Corporation Capital Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Corporation Capital Stock, such distributions will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Corporation Capital Stock has been held for more than 12 months but not more than 18 months or in the case of all taxpayers short-term capital gain if the Corporation Capital Stock has been held for 12 months or less) assuming shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by the Corporation in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Corporation and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Corporation during January of the following calendar year.

     Distributions on Operating Capital Stock from the Operating Company up to the amount of the Operating Company's current or accumulated earnings and profits (allocable first to any Operating Preferred Stock and then to any Operating Common Stock) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of the Operating Company's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's Operating Capital Stock, but rather will reduce the adjusted basis of such Operating Capital Stock. To the extent that such distributions exceed the adjusted basis of a holder's Operating Capital Stock they will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Operating Capital Stock has been held for more than 12 months but not more than 18 months or in the case of all taxpayers, short-term capital gain if the Operating Capital Stock has been held for 12 months or less) assuming the shares are a capital asset in the hands of the stockholder.

     For taxable years beginning after December 31, 1997, the Corporation may elect to retain and pay income tax on net long-term capital gains recognized during the taxable year. If the Corporation so elects for a taxable year, its stockholders would include in income as capital gain their proportionate share of such of its long-term capital gains as the Corporation may designate. A stockholder would be deemed to have paid its share of the tax paid by the Corporation, which would be credited or refunded to the stockholder. The stockholders' basis in its shares of Corporation Capital Stock would be increased by the amount of undistributed capital gains (less the capital gains tax paid by the Corporation) included in the stockholder's capital gains. If the Corporation so elects for a taxable year beginning before January 1, 1998, no such credit or increase in basis is available to the Corporation's stockholders even though the stockholders would still include in income as capital gain their proportionate share of long-term capital gain designated by the Corporation.

     Taxable distributions from the Corporation or the Operating Company and gain or loss from the disposition of shares of Corporation Capital Stock and Operating Capital Stock will not be treated as passive activity income


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and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Corporation or the Operating Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain dividends, capital gains (other than short-term capital gains) from the disposition of Paired Capital Stock and actual or deemed distributions from either company treated as such, including capital gains (other than short-term capital gains) recognized on account of distributions in excess of a stockholder's basis or any deemed capital gain distributions to a Corporation stockholder on account of retained capital gains of the Corporation, will be treated as investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gains will be taxed at ordinary income rates to the extent of the election. The Corporation and the Operating Company will notify stockholders after the close of their taxable years as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and (in the case of the Corporation) capital gain. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Corporation or of the Operating Company.

     The Taxpayer Relief Act of 1997 (the "Relief Act") alters the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than 12 months but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Relief Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the IRS to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of capital assets by (or interests in) "pass-thru entities," which include REITs such as the Corporation. To date regulations have not yet been prescribed, however, the IRS has issued a notice discussing the rates which will be prescribed under the Regulations.

     The notice provides that a REIT may designate (subject to certain limits) whether a capital gain dividend is taxable to U.S. Stockholders (other than corporations) as a 20 percent rate gain distribution (for capital gains recognized by the REIT with respect to capital assets held for more than 18 months), a 28 percent rate gain distribution (for capital gains recognized by the REIT with respect to capital assets held for more than one year but not more than 18 months), or a Section 1250 gain distribution taxed at a 25 percent rate (for a portion of the gain, recognized by the REIT with respect to dispositions of certain real property held for more than 18 months, equal to the amount of all prior depreciation deductions not otherwise required to be taxed as ordinary depreciation recapture income). This designation will apply to distributed and undistributed capital gain dividends. Investors are urged to consult their own tax advisors with respect to the new rules contained in the Relief Act. No change was made to the capital gains rate or holding period for corporations under the Relief Act.

     Taxation of Stockholders on the Disposition of Paired Capital Stock

     In general, and assuming the taxpayer has the same holding period for the Corporation Capital Stock and the Operating Capital Stock, any gain or loss realized upon a taxable disposition of Paired Capital Stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Paired Capital Stock has been held for more than 12 months, (or, in the case of individuals, trusts and estates, mid-term capital gain or loss if the Paired Capital Stock has been held for more than 12 months but not more than 18 months, and long-term capital gain or loss if the Paired Capital Stock has been held for more than 18 months) and otherwise as short-term capital gain or loss. In addition, any loss upon a sale or exchange of Corporation Capital Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Corporation or undistributed capital gains required to be treated by such stockholder as long-term capital gain. However, the IRS has indicated in a recent notice that it is examining the proper tax treatment of a long-term capital loss upon a sale or exchange of corporation capital stock by a stockholder who has held the stock for less than six months. All or a portion of any loss realized upon a taxable disposition of Paired Capital Stock may be disallowed if other Paired Capital Stock is purchased within 30 days before or after the disposition.

     Information Reporting Requirements and Backup Withholding

     The Corporation and the Operating Company will each report to their U.S. Stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless


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such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Corporation and the Operating Company with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Corporation and the Operating Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Corporation and the Operating Company.

     The Treasury Department recently issued new regulations (the "New Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.


     Taxation of Tax-Exempt Stockholders

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, amounts distributed by the Corporation to Exempt Organizations generally should not constitute UBTI, nor should dividends paid by the Operating Company generally constitute UBTI. However, if an Exempt Organization finances its acquisition of Paired Capital Stock with debt, a portion of its income from the Corporation and the Operating Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from the Corporation and the Operating Company as UBTI.

     Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Corporation and Operating Company including the possibility of U.S. income tax withholding on distributions.


                             PLAN OF DISTRIBUTION

     The Companies, together or individually, may sell Securities in any of three ways: (i) through underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate;
(ii) through agents designated from time to time; and (iii) directly to investors. The names of any underwriters or agents of the Companies involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Companies from such sale will also be set forth in the Prospectus Supplement.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Securities.

     In connection with the sale of Securities, underwriters or agents acting on the Companies' behalf may receive compensation from the Companies or from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation will be described in the Prospectus Supplement.


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

     Agents and underwriters may be entitled under agreements entered into with the Companies to indemnification by the Companies against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Companies in the ordinary course of business.


                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Companies by Nutter, McClennen & Fish, LLP. In addition, Nutter, McClennen & Fish, LLP will pass upon certain Federal income tax matters relating to the Companies. The name of any legal counsel for any underwriter or agent will be set forth in the applicable Prospectus Supplement.


                    INTERESTS OF NAMED EXPERTS AND COUNSEL

     Michael J. Bohnen, a partner in the law firm Nutter, McClennen & Fish, LLP, currently serves as Secretary of the Operating Company. Paul R. Eklund, also a partner in the law firm Nutter, McClennen & Fish, LLP, currently serves as Assistant Secretary of the Corporation. Nutter, McClennen & Fish, LLP, serves as counsel to the Companies, and has rendered a legal opinion with respect to the validity of the Securities being offered pursuant to this Prospectus and as to certain Federal income tax matters.


                                    EXPERTS

     The combined consolidated financial statements of the REIT and the Operating Company and the consolidated financial statements of the REIT as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, and the consolidated financial statements of the Operating Company as of December 31, 1997 and for the initial period ended December 31, 1997, incorporated herein by reference to the Companies' Joint Current Report on Form 8-K, event date February 26, 1998, have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined balance sheets of La Quinta Inns, Inc. as of December 31, 1997 and 1996, and the related combined statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, incorporated herein by reference to the Companies' Joint Current Report on Form 8-K, event date March 31, 1998, have been audited by KPMG Peat Marwick LLP, independent auditors as set forth in their report thereon included therein and incorporated herein by reference and have been so incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Cobblestone Holdings, Inc. for each of the three years in the period ended September 30, 1997, incorporated herein by reference from Meditrust Corporation and Meditrust Operating Company's Joint Current Report on Form 8-K, dated May 13, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.


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